PART II

Dakota Real Estate Investment Trust

OFFERING CIRCULAR UNDER REGULATION A

671,140 Class A Voting Shares and 671,140 Class B Non-Voting Shares Offered at:

•                 $14.90 for new investments and

•                 $13.41 under the Dividend Reinvestment Plan

The Dakota Real Estate Investment Trust (the “Trust”) is a business trust organized under the laws of North Dakota.  Our principal place of business is 3003 32nd Avenue South, Suite 250, Fargo, North Dakota 58103, our telephone number is (701) 239-6879 and our website is www.dakotareit.com. The Trust’s assets consist of a controlling interest in DAKOTA UPREIT LIMITED PARTNERSHIP (“UPREIT”), a North Dakota limited partnership.  The UPREIT utilizes its assets to invest in real estate.  The Trust is the General Partner of the UPREIT.  The cash proceeds of this offering will be invested in the UPREIT, which will use the proceeds to add to the UPREIT’s working capital to be used for real estate investments.  We have prepared this Offering Circular in accordance with Regulation A of the Securities and Exchange Commission.

We are offering (the “Offering”) up to 671,140 of our Class A Voting Shares (the “Class A Shares”) and up to 671,140 shares of our Class B Non-Voting (the “Class B Shares” and collectively with the Class A Shares, the “Shares”).  The Shares are offered at $14.90 each; however, for shareholders participating in our Dividend Reinvestment Plan may apply dividends payable to them for the purchase Shares at a price of $13.41 per share.

You should not purchase Shares if you cannot afford a complete loss of your investment.  Investing in the Shares involves material risks (See “RISK FACTORS” beginning on page 3).

The offering will commence as of the date of this Circular and terminate at the earlier of sale of all of Shares or twelve months after date of this Circular.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF THIS OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES COMMISION OF ANY STATE NOR HAS THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price(1)	Sales Commission(1)(2)	Proceeds to Us(3)
Per Share	$14.90	$1.192	$13.708
671,140 Class A Shares	$9,999,986	$799,998.88	$9,199,987.12
671,140 Class B Shares	$9,999,986	$799,998.88	$9,199,987.12
Total Offering	$19,999,972	$1,599,997.76	$18,399,974.24

(1)         Participants in the Trust’s Dividend Reinvestment Plan dividends due them to the purchase of at the rate of one share for each $13.41 converted. No commissions will be paid with respect to such issuances of such Shares.

(2)         We anticipate engaging firms which are members of the Financial Industry Regulatory Authority to solicit subscriptions and will pay to such member firms a commission of 8% of the amounts paid by investors in the Shares solicited by such member firms.  No commissions will be paid with respect to the purchases under the Dividend Reinvestment Plan.

(3)         Before our estimated offering expenses of $110,000.  As participants in the Dividend Reinvestment Plan may apply dividends to purchase Shares at the rate of one share for each $13.41, the maximum proceeds we may receive from the Offering will be less than the indicated proceeds as a result of participation in such plan.  In 2014 and 2015, respectively we issued approximately 314,224 and 427,668 Shares under such plans.

The date of this Offering Circular is             , 2017

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WHO MAY INVEST AND MINIMUM INVESTMENT

This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer.

Required Residence / Domicile to Invest  This Offering is available to residents of or entities domiciled in the states of Arizona, Maryland, Minnesota, Nebraska, North Dakota, Wisconsin or South Dakota.  Individuals are residents of the state in which they maintain their principal residence.  A corporation, partnership, trust or other entity is domiciled in the state where the principal office of the entity is located.

Required Income or Net Worth for New Investors to Invest  The Trust will require new investors in the Trust to have either (i) a minimum annual gross income of at least $45,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $45,000 or (ii) a net worth (determined with the foregoing exclusions) of at least $150,000.  Assets included in the computation of net worth may be valued at fair market value.  Gross annual income is based upon actual income an investor had during the last tax year, or is estimated to have during the current tax year.  With respect to the Class B Shares, in addition to the foregoing financial qualifications to acquire Shares, investors may purchase a number of Class B Shares at an aggregate purchase price which is not more than 10% of the investors net worth (exclusive of home, home furnishings and automobiles).

Required Minimum Investment  Investors in the Offering who or which do not hold Shares of the class being subscribed for must invest a minimum of $50,000 for the purchase of Class A Shares and $25,000 for the purchase of Class B Shares.

Subscription Agreements to Confirm Satisfaction of Criteria To participate in the Offering, investors must complete a Subscription Agreement which will include a certification by the subscriber that they meet the residency / domicile, income / net worth and minimum investment requirements.  Subscribers purchasing through broker/dealers will also confirm certain additional information regarding investment suitability standards.

The Shares are offered subject to acceptance of subscriptions, prior sale, and withdrawal or cancellation of the Offering at any time without prior notice.  The Trust reserves the right to terminate the Offering of either the Class A or the Class B Shares and continue the Offering of the other class of Shares.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any supplements thereto.  You should rely only upon the information in this Offering Circular as we have not authorized anyone to provide any different information regarding us or this offering.

Offering Statement This Offering Circular is part of an offering statement we have filed with the Securities and Exchange Commission (the “SEC”).  We contemplate this being a “continuous offering” and thus we anticipate that we will prepare and distribute supplements to reflect material developments to add or change information contained in this Offering Circular.  The offering statement we filed with the SEC includes exhibits that provide detailed information or documents discussed in this Offering Circular.  You may access such information through the electronic data gathering, analysis and retrieval system found at https://www.sec.gov/edgar.

Cautionary Note Regarding Forward Looking Statements This Offering Circular contains forward-looking statements.  All Statements other than statements of historical fact contained in this Offering Circular, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward looking-statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control.  Actual results could differ materially as a result of the factors described in “Risk Factors” in this Offering Circular.

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OFFERING SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Offering Circular.

SHARES BEING OFFERED

The Trust is offering up to 671,140 Class A Shares and up to 671,140 Class B Shares of the Trust at $14.90 per Share.  Provided, however, shareholders of the Trust that have chosen to reinvest their dividends to purchase Shares (See “SECURITIES BEING OFFERED — Dividend Reinvestment Plan”) may apply their dividends to purchase Shares at a price of $13.41 per share.

There is no minimum number of Shares required to be sold in this Offering; however, investors in the Offering who or which do not hold Shares of the class being subscribed for must invest a minimum of $50,000 for the purchase of Class A Shares and $25,000 for the purchase of Class B Shares.

The Trust is authorized by its Fifth Amended and Restated Declaration of Trust dated as of May 26, 2010 (the “Declaration of Trust”) to issue up to 15,000,000 Class A and up to 5,000,000 Class B Shares.  The primary distinction between Class A and Class B Shares is that Class B Shares do not have the voting rights which the Class A Shares have.  As of September 30, 2016, there were 5,736,758 Class A Shares and 1,500,665 Class B Shares outstanding.

PLAN OF DISTRIBUTION

The Trust anticipates entering into selling agreements with broker/dealers who are registered with Financial Industry Regulatory Authority (FINRA) under which such broker/dealers would solicit subscriptions for Shares in the Offering, other than under the Reinvestment Plans referred to above,.  Such broker/dealers would be paid an 8% commission on subscriptions they solicit which are accepted by the Trust.  No commissions are to be paid with respect to issuance of Shares pursuant to the Trust’s Dividend Reinvestment Plan or with respect to subscriptions not solicited by such broker/dealers (See “PLAN OF DISTRIBUTION”).

THE TRUST

The Trust began business operations in 1997.  The Trust is an unincorporated but registered business trust under North Dakota law.  The Trust has a term of existence consistent with North Dakota law.  The Trust is the sole general partner of the UPREIT and makes all of the investment decisions of the UPREIT.  The Trust will invest in properties that the Board of Trustees considers suitable investments.  Properties can and may include commercial properties and multi-family residential properties, such as apartment buildings. The Trust has had no business activities other than the ownership of real estate and interests in entities owning real estate.

The Trust is registered as required by the laws of North Dakota and is structured to comply with the requirements under Internal Revenue Code Section 856 which requires that 75% of the assets of a real estate investment trust must consist of real estate assets and that 75% of its gross income must be derived from real estate.  The Trust believes it qualifies as a real estate investment trust but has not received confirmation of its qualification from the Internal Revenue Service.  (See “FEDERAL INCOME TAX CONSIDERATIONS”).

ADVISOR

The advisor of the Trust is Dakota REIT Management, LLC (the “Advisor”), which was formed for such purpose in April 2008.  The Advisor manages the affairs of the Trust, subject to the review and overall control of the Board of Trustees, who may remove the Advisor without cause.

THE UPREIT

The Trust’s assets consist almost entirely of our general partnership interest in Dakota UPREIT Limited Partnership (the “UPREIT”), a North Dakota limited partnership.  The UPREIT utilizes its assets to invest either directly in real estate properties or in ownership interests in entities that hold real estate properties.  The Trust is the general partner of the UPREIT.  The net proceeds of this Offering will be contributed to the working capital of the UPREIT and will result in an increase in the Trust’s ownership interest in UPREIT (See “USE OF PROCEEDS”).  As of September 30, 2016 our interest in the UPREIT represented 54% of the ownership interests with the remaining interests being held by approximately 132 holders of limited partnership interests.

INVESTMENT OBJECTIVES

The Trust’s investment objectives are (i) to preserve, protect and return shareholder capital, (ii) provide cash dividends on a quarterly basis at the discretion of the Board of Trustees, a portion of which (due to depreciation) may not constitute current taxable income, and (iii) provide growth of capital investment through potential appreciation in the value of the Trust’s properties.  There is no assurance that such objectives will be attained.

THE PROPERTIES

As of September 30, 2016, UPREIT held residential apartment projects comprising a total of 3,041 apartment units, 122 residential rental townhome units and 1,499,147 square feet of commercial rental property.  Such interests are directly owned or held in an entity solely owned by UPREIT. It is anticipated that UPREIT will continue to seek to acquire properties or interests in properties involving both residential and commercial real estate (See “DESCRIPTION OF PROPERTIES”).

SUMMARY OF RISK FACTORS

Investing in this Offering involves significant risks.  A more detailed listing of risk factors you should consider prior to investing in the Shares is set out in the section entitled “RISK FACTORS.”

•                  There is currently no trading market for our Shares and we do not anticipate one developing as a result of this Offering.  All of our currently issued and outstanding Shares were issued pursuant to exemptions from registration of the offer and issuance of the Shares that required the Shares to be issued as “restricted securities” subject to restrictions on a holder’s resale or other transfer of their Shares.  The Shares issued in this Offering will be pursuant to Regulation A of the Securities and Exchange Commission and thus are eligible for resale or transfer, but there can be no assurance that a holder will be able to identify a buyer for their Shares.   In order to provide shareholders with liquidity, shareholders who have held their Shares for at least one year may request to have redeemed up to $100,000 of their Shares in any twelve month period, in accordance with the procedures of our Share Redemption Program, which involves a redemption fee of 10% of the then applicable offering price for Shares.  We generally take tenders for redemption on a “first-come first-served” basis.  There can be no assurance as to the funds the Board of Trustees allocate for redemption in the future, that the Share Redemption Program will remain in effect or that we will not change its terms.

•                  The offering prices of $14.90 for new investors and $13.41 for participants in the Dividend Reinvestment Plan has been arbitrarily determined by the Board of Trustees.  The estimated book value of the Trust as of September 30, 2016 was approximately $6.87 per share.

•                  Dakota REIT Management, LLC (the “Advisor”) acts as an advisor to the Trust under an agreement between the Advisor and the Trust.  The Advisor and its affiliates will receive various fees for performing property management and other services, and the determination of such compensation has been made without the benefit of arm’s-length negotiations with the Board of Trustees (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

•                  The Advisor and its affiliates are subject to conflicts of interest in respect to their relationships and agreements with the Trust (See “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”).

•                  There is no guarantee that the shareholders will receive cash dividends for their investments.

•                  Economic conditions, which the Trust cannot predict or control, may have a negative impact on the value of the Trust’s assets.

•                  The Trust will be taxed as a corporation if it fails to qualify as a REIT.

RISK FACTORS

The purchase of Shares in the Offering involves various risks.  Prospective investors in the Shares should carefully consider the following risks, among others, before making a decision to purchase Shares and become investors in the Trust.  An investment in the Shares is speculative and involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.

RISKS RELATED TO INVESTING IN THE TRUST AND IN THIS OFFERING

The Trust’s Assets are not Diversified and have Limited Liquidity

Through the UPREIT, the Trust invests in real estate.  All real estate investments are subject to some degree of risk.  Such investments will be subject to risks such as adverse changes in general and local economic conditions, or local conditions such as excessive building resulting in an oversupply of existing space or a decrease in employment reducing the demand for space.  Such investments will also be subject to other factors affecting real estate values, including (i) possible federal, state or local regulations and controls affecting lending, rents, price of goods, fuel and energy consumption and prices, water, and environmental restrictions affecting new construction, (ii) increasing labor and material costs, (iii) the attractiveness of the property to tenants in the neighborhood, and (iv) state and federal income tax liability.  Economic conditions, which the Trust cannot predict or control, may have a negative impact on the value of the UPREIT’s assets.

The Trust will have very little opportunity to vary its portfolio promptly in response to changing economic, financial and investment conditions.

The UPREIT Has Not Identified Properties to Acquire in the Future

The future real estate investments and properties to be acquired by the UPREIT are yet to be determined.  Because future acquisitions have not been identified, the prospective investor will have no information to assist in his or her investment decision based on the identification or location of, or as to the operating histories of, or other relevant economic and financial data pertaining to, the properties to be purchased by UPREIT, and must rely entirely on the investment judgment of the Advisor and the Board of Trustees.

The Shares Are an Illiquid Investment

There is currently no trading market for the Shares and we do not anticipate such a market will develop as a result of this Offering. Without the benefit of an established public trading market, the Shares are likely to remain illiquid and not readily accepted as loan collateral. Consequently, the purchase of Shares should be considered only as a long-term investment. Furthermore, even if a market for the sale of Shares were to develop, no assurance can be given as to the value which a shareholder could receive for his or her Shares.

The Trust has no plans to liquidate.  The Amended and Restated Declaration of Trust allows for a majority vote of Class A shareholders to require liquidation, but absent such a vote, the Trust is to continue until twenty-one years after the death of the last survivor of the original Board of Trustees.  Accordingly, an investor in the Shares offered hereby, should not anticipate liquidity from the liquidation of the Trust.

Shareholders Must Rely on Management to Act on Their Behalf

The Trustees are accountable to the Trust as fiduciaries and must exercise good faith and integrity in handling Trust affairs.  The Trustees have the authority to approve or disapprove all investments recommended to the UPREIT by the Advisor.  The Trustees will have ultimate control over the management of the Trust and the conduct of Trust affairs, including management of the business of the UPREIT and the acquisition and disposition of the UPREIT’s assets.  Shareholders have no right or power to take part in the direct management of the Trust or the UPREIT and the success of the Trust and UPREIT will depend, to a large extent, on the services and performance of the Advisor.  Holders of Class A Shares will also have the right to vote regarding amendments to Declaration of Trust, most changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust.  Holders of Class A Shares also have the right to demand a special meeting of shareholders.

Subject to some conditions and limitations, the Declaration of Trust limits the liability of, and provides for the Trust to indemnify, the Trustees, the Advisor and their Affiliates, and to provide insurance coverage and pay for all premiums thereon to protect the Board of Trustees while acting for and on behalf of the Trust (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES — Organizational Structure”).

RISKS RELATED TO ADVISOR AND CONFLICTS OF INTEREST

Conflicts of Interest Among the Trust and Affiliated Parties

Various conflicts of interest exist — and will arise in the future — among the Trust and the Advisor and the respective affiliates of the Trust’s Trustees and the Advisor.  These conflicts present the risk to holders of Shares that the contracts entered into between the Trust and such parties have not been negotiated at arm’s-length.  As a consequence, agreements between related parties do not carry the indicia of fairness that a transaction negotiated between unrelated parties would have, and bear closer scrutiny by investors.  The Trust’s accountants, attorneys and other advisors represent the Trust, and not individual investors.  As a result, investors must consult their own professional advisors for investment, legal, tax, financial or other advice.  Because advisors represent the Trust and not individual investors, investors would need to hire and consult their own advisors in the event a dispute arises.

We are Dependent on the Staff of the Advisor

The staff of the Advisor are responsible for the day to day management of the operation of the Trust and of the UPREIT.  As such, we are dependent upon their continued service.  While many of the employees of the Advisor have been with the Advisor for extended periods of time, there can be no assurance that they will continue their employment or that the Advisor would be successful in retaining services of successors should existing staff no longer continue their employment.

RISKS RELATED TO OUR INVESTMENTS

Our Investment in Real Estate will be Subject to General Risks Associated with Real Estate Investments

The real estate properties and interests invested in by the UPREIT will be subject to risks typically associated with real estate, including:

•                  natural disasters such as storms and floods;

•                  adverse changes in national, regional or local economic or real estate conditions;

•                  oversupply or reductions in demand for rental properties;

•                  uninsured or under insured casualty losses

Governmental Regulations

Local governmental agencies may impose controls or restrictions on rental charges or otherwise adopt regulations which could have a material adverse effect upon our operations.  Further, as such controls or regulations may impair the operating profitability of our properties the values we obtain from a sale of such properties would be reduced.

Real Estate Investments of the UPREIT Face Competition From Other Real Estate Properties

The results of operation of the Trust will depend upon the availability of suitable real estate investment opportunities for the UPREIT, and on the yields available from time to time on real estate and other investments, which, in turn, depends to a large extent on the type of investment involved, the condition of the money markets, the nature and geographic location of the property, and competition and other factors, none of which can be predicted with certainty.  Even though the Advisor and its Affiliates have years of experience of acquiring properties suitable for investment, the UPREIT will be competing for acceptable investments with private investors and other real estate investment programs.  Many of these competitors have greater experience and resources than the UPREIT.

Ownership of Real Estate Carries Risk of Uninsured Losses and Environmental Liabilities

The Trust intends to maintain what it believes to be adequate property damage, flood, fire loss and liability insurance.  However, there are certain types of losses (generally of a catastrophic nature), which may be uninsurable or which may be economically unfeasible to insure.  Such excluded risks may include war, earthquake, hurricane, terrorism, certain environmental hazards and floods.  Should such events occur, (i) the UPREIT and the Trust might suffer a loss of capital invested, (ii) tenants of spaces may suffer losses and may be unable to pay rent for the spaces, and (iii) UPREIT and the Trust may suffer loss of profits which might be anticipated from one or more properties.

Federal law (and the laws of some states in which the UPREIT may acquire properties) imposes liability on a landowner for the presence on the premises of hazardous substances or wastes (as defined by present and future federal and state laws and regulations).  This liability is without regard to fault or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners.  If such hazardous substances are discovered on a property acquired by UPREIT, UPREIT could incur liability for the removal of the substances and the cleanup of the property.  There can be no assurance that UPREIT would have effective remedies against prior owners of the property.  In addition, UPREIT may be liable to tenants and may find it difficult or impossible to sell the property either prior to or following any such cleanup.

Borrowing Risks

The UPREIT makes extensive use of borrowed funds in connection with its investments.  As of September 30, 2016 the mortgage notes payable were approximately $287,895,000.   Use of borrowed funds permits the UPREIT to acquire additional properties than what might otherwise have been acquired only with available cash; however, should the value of the acquired property decrease, we may owe more on the borrowing than we can realize from the operation or sale of the property.

Certain of the borrowing used to finance acquisition of properties is under longer term fixed rate arrangements, but substantial portions of our borrowing involves “balloon payments” where the loan amount is not fully amortized prior to the maturity date or periodic readjustment of the interest rates.  If general borrowing conditions result in a rise in interest rate or if lenders perceive lending to us has grown in risk, we may face increased interest rates or other adverse changes to the terms under which we may borrow funds that may impair our operating results.

RISKS RELATED TO ECONOMIC CONDITIONS

Economic Conditions May Limit the Ability of the UPREIT to Purchase Properties or of Tenants to Pay Rent

Periods of tight credit and high interest rates may adversely affect the ability of the UPREIT to acquire or sell properties.  The inability of the UPREIT to acquire new properties or to sell certain of its existing properties further constrains the Trust’s diversification and growth.  During times of economic recession the ability of tenants to rent spaces from the UPREIT and timely pay rent when due may be adversely affected.  This would limit the income available to the UPREIT for distribution to the Trust and, consequently, limit the Trust’s ability to make distributions to our shareholders.

There may be future shortages or increased costs of fuel, natural gas, water, or electric power, or allocations thereof by suppliers or governmental regulatory bodies in the areas where property purchased by the UPREIT is located.  In the event that any such shortages, price increases or allocations occur, the financial condition of tenants of the UPREIT may be adversely affected.  The Trust is unable to predict the extent, if any, to which such shortages, increased prices or allocations would influence the ability of tenants to make rent payments and the Trust to make cash distributions to shareholders.

Risks of Disruptions in the Financial Markets

The success of our business is significantly related to general economic conditions, but in particular, we are dependent upon the condition of the banking and financial markets.  Rising interest rates and the decreasing availability of funding for real estate investments could have a materially adverse effect on our operations and on our abilities to acquire additional properties and sell properties we hold.

RISKS RELATED TO OUR STRUCTURE AND THE OFFERING

There is No Minimum Amount of Money Required to be Received in this Offering and the Sale of only a Small Portion of the Shares Will Limit the UPREIT’s Ability to Invest in New Properties

There is no assurance that the Trust will sell the maximum amount of Shares it is intending on selling at the present time.  The failure to raise adequate funding could jeopardize the potential profitability of the Trust and its ability to diversify the UPREIT’s acquisitions, both geographically and by size of properties purchased.  Diversification of the UPREIT’s assets provides a measure of safety, because in the event certain investments become unprofitable, the UPREIT may be able to rely on other properties to avoid operating losses.  Additionally, there may be delay in the time an investor makes his or her investment and the time the UPREIT is able to identify and purchase a suitable investment.  This delay may hinder the ability of the UPREIT to achieve income from a property during the time of the delay.

There is No Assurance That Shareholders Will Receive Cash Dividends or Property Appreciation

There is no assurance as to when or whether cash dividends will be available for distribution to shareholders.  There is no assurance that the Trust will operate at a profit or that any properties acquired by the UPREIT will appreciate in value or can ever be sold at a profit.  The value and marketability of the UPREIT’s properties will depend upon many factors beyond the control of the Trust or the UPREIT, and there is no assurance that there will be a ready market for the properties owned by the UPREIT since investments in real property are generally non-liquid.  Operating expenses of the Trust, including certain compensation to the Advisor will be incurred and must be paid irrespective of the Trust’s profitability.

Investments in the Trust are Subject to Dilution by Future Sales of Securities by Both the Trust and the UPREIT

Under the terms of the UPREIT Limited Partnership Agreement, the UPREIT is authorized to issue limited partnership interests in the UPREIT in exchange for real estate or interests in real estate.  Such exchanges have occurred and are expected to continue to occur during and after the Offering.  We intend for the UPREIT to continue to seek contributions of property in exchange for Partnership Interests in the UPREIT.  Additionally, the Trust will, continue to seek investors in this Offering and may also engage in subsequent securities offerings.  These additional investments will dilute the percentage ownership interests of current investors of the Trust and investors in this Offering.

No Assurance that we will Continue our Share Redemption Plan

To provide shareholders with an opportunity for liquidity with respect to our Shares, we have offered to shareholders who have held their Shares for at least one year the right to request the redemption of up to $150,000 of their Shares each year.  The redemption price has been the then current price at which the Shares are offered by the Trust for sale to new investors, subject to a redemption fee of 10%.  If there is no then current public offering price for the Shares to be redeemed at the time of a requested redemption, then the Board of Trustees may establish a redemption price.  It is within the discretion of the Board of Trustees as to the funds to be committed to redemption of Shares.

Consideration by the Board of Trustees of Share redemption requests will generally be made on a first-come, first-served basis.  The Trust cannot guarantee that it will have sufficient available cash flow to accommodate all requests when made.  If the Trust does not have such sufficient funds available, at the time when redemption is requested, the shareholder requesting redemption may (i) withdraw their request for redemption or (ii) ask that the Trust honor their request at such time, if ever, when sufficient funds become available.  Such pending requests will generally be honored on a first-come, first-served basis.

RISKS RELATED TO OUR STATUS AS A REAL ESTATE INVESTMENT TRUST

The Trust May Limit Ownership of Shares in Order to Remain Qualified as a REIT

In order for the Trust to qualify as a REIT, no more than 50% of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the Trust’s taxable year. To ensure that the Trust will not fail to qualify as a REIT under this test, the Declaration of Trust authorizes the Trustees to take such actions as may be required to preserve its qualification as a REIT, and limits any person to direct or indirect ownership of no more than a limited percentage of the outstanding Shares of the Trust.  While these restrictions are designed to prevent any five individuals from owning more than 50% of the Shares, they would also make virtually impossible a change of control of the Trust.  The restrictions and provisions may also (i) deter individuals and entities from making tender offers for Shares, which offers may be attractive to shareholders, or (ii) limit the opportunity for shareholders to receive a premium for their Shares in the event an investor is making purchases of Shares in order to acquire a block of Shares.

If the Trust Fails to Qualify as a Real Estate Investment Trust, the Trust and Investors May Suffer Adverse Tax Consequences.  The Trust and Investors May Also Suffer Adverse Tax Consequences from Other Unanticipated Events

Although management believes that the Trust has been organized and operated to qualify as a REIT under the Code, no assurance can be given that the Trust has in fact operated or will be able to continue to operate in a manner to qualify or remain so qualified.  Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Trust’s control.  For example, in order to qualify as a REIT, at least 95% of the Trust’s taxable gross income in any year must be derived from qualifying sources and the Trust must make distributions to shareholders aggregating annually at least 90% of its REIT taxable income (excluding net capital gains).  Thus, to the extent revenues from non-qualifying sources are more than 5% of the Trust’s gross income in any taxable year, the Trust will not satisfy the 95% income test and may fail to qualify as a REIT, unless certain relief provisions apply, and, even if those relief provisions apply, a tax would be imposed with respect to excess net income, any of which could have a material adverse effect on the Trust and its ability to make distributions to you and to pay amounts due on its debt.  Additionally, to the extent UPREIT was determined to be taxable as a corporation, the Trust would not qualify as a REIT, which could have a material adverse effect on the Trust and its ability to make distributions to you and to pay amounts due on its debt.  Finally, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

If the Trust fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, which would likely have a material adverse effect on the Trust and its ability to make distributions to shareholders and to pay amounts due on its debt.  In addition, unless entitled to relief under certain statutory provisions, the Trust would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.  This treatment would reduce funds available for investment or distributions to shareholders because of the additional tax liability to the Trust for the year or years involved.  In addition, the Trust would no longer be required to make distributions to shareholders.  To the extent that distributions to shareholders would have been made in anticipation of qualifying as a REIT, the Trust might be required to borrow funds or to liquidate certain investments to pay the applicable tax.

For a further discussion of income tax issues, see “FEDERAL INCOME TAX CONSIDERATIONS.”

PLAN OF DISTRIBUTION

This Offering will end on the earlier of one year from the date of this Offering Circular or when all the Shares have been sold.  We may, however, elect to terminate the offering of either or both of the Class A or Class B Shares.   The Shares are offered on an “any or all” basis.  There is no minimum level of Shares which must be sold in connection with the Offering.

The Trust will directly, without the engagement of broker/dealers, offer Shares in this Offering under the Trust’s Dividend Reinvestment Plan (See “SECURITIES BEING OFFERED — Dividend Reinvestment Plan”).  Under such reinvestment plan, participants may elect to purchase Shares with dividends payable to them by the Trust.

The Trust contemplates entering into selling agreements with broker/dealers, who are registered with Financial Industry Regulatory Authority (“FINRA”).  Such broker/dealers would be paid an 8% commission on subscriptions they solicit from investors who purchase their Shares at the $14.90 offering price upon acceptance of the subscription by the Trust.  Other than the 8% commission, no additional compensation will be paid to such participating broker/dealers nor will any expense of such participating broker/dealers be paid by the Trust.  We will not engage broker/dealers to solicit participation in our Share reinvestment plans.

To the extent the Trust receives expressions from current shareholders, limited partners in the UPREIT or from others who do not have a relationship with a broker/dealer which has entered into a selling agreement with the Trust of interest to acquire Shares; George Gaukler or Jim Knutson, respectively, the President and the Executive Vice President of the Trust, may solicit those expressing interest in acquiring Shares to subscribe.  Mr. Gaukler and Mr. Knutson will receive no additional compensation for such solicitation efforts.

Investors in the Offering who or which do not hold Shares of the class being subscribed for must invest a minimum of $50,000 for the purchase of Class A Shares and $25,000 for the purchase of Class B Shares.  Proceeds may be used or invested immediately by the Trust and will not be placed in an escrow account.  Such minimum purchase levels will not, however, be applied to shareholders acquiring Shares under the Trust’s Dividend Reinvestment Plan.  The Trust reserves the right to accept a subscription for less than the amount subscribed for.

USE OF PROCEEDS

After payment of costs of this Offering and certain administrative expenses of the Trust, the cash proceeds received by the Trust from the sale of Shares will be contributed by the Trust to the UPREIT and result in an increase in the ownership by the Trust of the UPREIT.  The Trust will control the UPREIT’s use of the funds, including the application of the funds to repay debt or to make additional investments.  The Trust has not identified any specific real estate or real estate investments to be acquired with the proceeds of this Offering.  Acquisitions and investments by the UPREIT will be determined by the Board of Trustees of the Trust (See “DESCRIPTION OF BUSINESS — Investment Policies and Objectives of the Trust”).   Pending application by UPREIT in connection with its real estate investment activities, the funds will be invested in short-term deposits at banks.

In addition to offering Shares for a cash payment of $14.90 per share, the Offering includes the potential issuance of Shares at the rate of $13.41 in lieu of the payment of dividends to shareholders who elect to participate in the Trust’s Dividend Reinvestment Plan (See “SECURITIES BEING OFFERED — Dividend Reinvestment Plan”).  Purchasers under such reinvestment plan will reduce the Shares available for purchase at $14.90 in the Offering.  In 2014 and 2015, respectively, we issued approximately 314,224 and 427,668 Shares under such plan.  In the first nine months of 2016, we issued approximately 300,295 Shares in lieu of payments of cash dividends or distributions by the UPREIT.  Accordingly, we anticipate that a substantial portion of the Shares in this Offering will be issued under the reinvestment plans and not for cash payments of $14.90 per share.

It is difficult to estimate the net cash proceeds we will receive from the Offering as:

•                  there is no minimum level of subscriptions that must be received as a condition to our accepting subscriptions in this Offering; and

•                  Shares sold under the Trust’s Dividend Reinvestment Plan will reduce the Shares we may sell at $14.90 per share.

Further, we will incur certain expenses in connection with the Offering.  The 8% commissions we may pay to participating broker/dealers will effectively reduce the proceeds we receive from sale of Shares at $14.90 to $13.708 per share.  We will also incur approximately:

•                     $10,000 in costs of obtaining a “due diligence” investigation report by an independent analyst to be provided to participating broker/dealers in connection with their participation in this offer;

•                     $10,000 in fees for having our auditors review the Offering Circular;

•                     $11,000 in filing fees paid to the various state regulators of the offer and sale of securities, and FINRA (which requires its review of the terms and arrangements for its member firm’s participation in public offerings of securities);

•                     $24,000 in costs of printing and distributing this Offering Circular; and

•                     $55,000 in fees for legal counsel in assisting us in the preparation of this Offering Circular and filing the Offering Statement with the SEC and various state regulators of the offer and sale of securities.

DESCRIPTION OF BUSINESS

THE TRUST

The Trust is an unincorporated registered business trust under the laws of North Dakota and is set up to meet the requirements under Internal Revenue Code Section 856 as a real estate investment trust (a “REIT”).  Internal Revenue Code Section 856 requires that 75% of the assets of a REIT, either directly or indirectly, must consist of real estate assets and that 75% of its gross income must be derived from real estate.  As a REIT, the Trust is generally not subject to U.S. federal corporate income tax on its net taxable income that is distributed to the shareholders of the Trust.

The Trust began operations in 1997 and in 2000 the Trust formed the UPREIT to acquire income-producing real estate properties and investments in entities holding income-producing real estate.  Through the UPREIT, for which the Trust is the General Partner, the Trust seeks to invest in income-producing real estate that will provide cash flow and capital appreciation opportunities.  The Trust intends to invest in the upper Midwest region and, as of this Offering Circular, the properties we hold in are primarily located in North Dakota, but we also have properties in Iowa, Minnesota, Nebraska, South Dakota and Wisconsin.  Of those properties approximately, 58% are residential and 42% are commercial.

The Amended and Restated Declaration of Trust provides that unless earlier terminated by at least a majority vote of the Class A shareholders, it will continue until the expiration of 21 years after the death of the last survivor of the original eight members of the Board of Trustees (six of whom are living as of the date of this Offering Circular).

THE UPREIT

The UPREIT is a limited partnership established under the laws of North Dakota with two classes of ownership interests, general partnership interests and limited partnership interests.  The Trust is the only holder of general partnership interests.  As of the date of this Offering Circular, there are approximately 132 holders of limited partnership interests in the UPREIT holding an aggregate of approximately 6,215,745 Partnership Units while the Trust holds approximately 7,237,424 Partnership Units.   In our consolidated financial statements, our general partnership interests are referred to as “Beneficial Interests” while the limited partnership interests are referred to as “Noncontrolling Interests.”

Most of the real estate properties we have invested in are held directly by the UPREIT.  The UPREIT, however, also is the sole owner/member of ten entities that own real property.  This has been done to satisfy a requirement of mortgage lenders who finance the acquisition or holding of the properties.  In addition, the UPREIT holds minority interests in real estate holding entities and has made loans to developers of real estate projects the UPREIT intends to invest in.

The UPREIT acquires real properties through both purchase and in exchange for issuance of limited partnership interests to owners of the real estate being acquired through such an exchange.  Engaging in an exchange of the property for limited partnership interests, rather than selling the property to the UPREIT for cash, the owner may defer the recognition of the taxable gain on the property if the value of the property exceeds the tax basis the owner has in the property.

ADVISOR AND PROPERTY MANAGERS

Neither the Trust nor the UPREIT has employees.  The Trust has an advisory contract with Dakota REIT Management, LLC (the “Advisor”) under which the Advisor carries out the daily operations of the Trust including its responsibilities as the general partner of the UPREIT.  The Advisor is paid fees under the advisory contract (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

The UPREIT engages services of property management companies in connection with the management of the properties owned by the UPREIT or its wholly owned subsidiaries.  Residential properties are primarily managed by Valley Rental Service, Inc., an affiliate of George Gaukler and Jim Knutson (both members of the Trust’s Board of Trustees, officers of both the Trust and the Advisor and both are shareholders of the Trust and limited partners of the UPREIT) and Property Resources Group, LLC, an affiliate of Kevin Christianson (a member of the Trust’s Board of Trustees and a shareholder of the Trust and a limited partner of the UPREIT).  Two commercial properties are managed by Horizon Real Estate Group, LLC, an affiliate of George Gaukler and Jim Knutson.  The property management contracts may be terminated by either party upon 30-days’ notice.

INVESTMENT POLICIES AND OBJECTIVES OF THE TRUST

Currently, all of the real estate investments of the Trust are made through the UPREIT.  As general partner of the UPREIT, the Trust determines whether any properties are to be acquired or disposed of with such investment decisions being made through action of the Trust’s Board of Trustees.  Currently, the Board of Trustees of the Trust intends to invest in properties located in the upper Midwest region.  The Board of Trustees intends to look for the communities within this area for acquisitions that appear to involve a stable market for particular investments.  The Board of Trustees also expects to primarily focus on multi-family apartments with the balance being commercial property (primarily office, retail and warehouse space).

The Board of Trustees has approved the use of and intends to continue using leverage with respect to investments of the UPREIT through the borrowing of up to 75% of the acquisition cost, initially with short term commercial loans that are then converted into long-term real estate mortgages.

The UPREIT does not currently intend to invest in real estate mortgages, although there are no restrictions to prevent it from doing so.  The UPREIT will, however consider investing in securities limited partnerships, limited liability companies and other limited liability entities that have, as a basis for income, single asset real estate entities that meet the above described criteria.

The investment objectives of the Trust are to provide to its shareholders (i) preservation, protection and eventual return of the shareholder’s investment, (ii) annual cash distributions of cash from operations, a portion of which (due to depreciation) may be a return of capital for tax purposes rather than taxable income, and (iii) realization of long-term appreciation in value of the properties acquired by the Trust.  There is no assurance that such objectives will be attained.

When considering properties to be included in the portfolio of the UPREIT, the Board of Trustees of the Trust uses the following criteria for selection:

•                                          Income Production Capacity.  A property must be anticipated to be capable of producing adequate income and cash flow to allow for payment of distributions to partners of the UPREIT and thereby fund dividend payments to shareholders of the Trust.  Historical vacancy rates no greater than 5% for multi-family properties, and 5-10% for commercial properties are desirable.  Historical and anticipated operating expenses, such as property management fees and repairs and maintenance costs are important factors.

•                                          General Economic Criteria.  The properties located in areas with a stable or growing market for the type of property under consideration are preferable.  The number of potential new properties that may be developed under permits that have been granted and competitive properties under construction are factors to be considered.

•                                          Potential for Appreciation in Value.  Although the anticipated income generation capacity is typically of greater importance, the long-term potential for a property’s value to appreciate and provide a capital gain will be considered.

•                                          Condition of the Property.   Newer properties or older those that have been well maintained in good condition are generally preferred.  The Board of Trustees has, however, approved the acquisition of properties that need to be refurbished when there is an expectation for considerable asset appreciation from such renovations.

•                                          Size of the Property.  The Board of Trustees will consider the size of a property considered for acquisition, primarily from a management view.  Larger complexes are easier to manage, although a single property in close proximity to other properties of the UPREIT would be considered.  Location will be considered as it relates to distance from services, transportation, and the market it intends to serve.

•                                          Transaction Costs.  In addition to the purchase price of the property, associated costs such as acquisition fees, appraisals, Phase I environmental reports, title insurance, and loan costs are considered.

In making its investment decisions, the Board of Trustees is subject to terms of the Declaration of Trust (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES — Organizational Structure”) which restricts the Trust from:

•                                         investing in commodities or commodity future contracts;

•                                         investing more than ten percent (10%) of its total assets in unimproved real property or indebtedness secured by a real estate mortgage loan on unimproved real property;

•                                         engaging in any short sale;

•                                         borrowing on an unsecured basis if such borrowings will result in an asset coverage of less than three hundred percent (300%); “asset coverage,” means the ratio which the value of the total assets of the Trust, less all liabilities and indebtedness except indebtedness for unsecured borrowings, reserve for depreciation and amortization, bears to the aggregate amount of all unsecured borrowings of the Trust;

•                                         engaging in trading as compared with investment activities;

•                                         acquiring securities in any company holding investments or engaging in activities prohibited by these restrictions;

•                                         engaging in underwriting or the agency distribution of securities issued by others;

•                                         issuing equity securities redeemable at the option of the holder, or

•                                         issuing debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service the higher level of debt.

The Declaration of Trust also requires the Board of Trustees to approve acquisition at prices the Board of Trustees determines to be the fair market value of the property.  Due to requirements of mortgage lenders and to comply with an accounting standard discussed in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — Results of Operations,” independent appraisals of property are obtained.  The Declaration of Trust requires the purchase from an affiliate of the Trust to be not greater than the appraised value determined by an independent appraiser.  Further, a majority of the independent trustees may require use of the appraised value when the purchase is from any other seller (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES — Members of the Trust’s Board of Trustees and Executive Officers”).

SUMMARY DESCRIPTION OF THE UPREIT LIMITED PARTNERSHIP AGREEMENT

The Limited Partnership Agreement dated October 1, 2000 (the “Partnership Agreement”) is the governing document for the UPREIT.  The Trust is the sole general partner of the UPREIT and as of the date hereof, the UPREIT has 141 limited partners of the UPREIT.  The following is a summary of the material terms of the Partnership Agreement.  Any descriptions are qualified in their entirety by reference to the Partnership Agreement.  A copy of the Partnership Agreement has been filed as an exhibit to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

MANAGEMENT

As the sole general partner of the UPREIT, the Trust has the full, complete and exclusive discretion to manage and control the business of the UPREIT, and the limited partners have no authority in their capacity as limited partners to transact business for, or participate in the management of the UPREIT.  Such authority includes the admission of limited partners and the determination of the interests in the UPREIT to be associated with such admission and to issue additional interests to existing partners in exchange for contributions of capital.

CAPITAL CONTRIBUTIONS

The Trust and each limited partner of the UPREIT is required to make a capital contribution in connection with their becoming a partner of the UPREIT.  For purposes of determining the relative interests in the UPREIT, such interests are denominated by the Partnership Agreement as “Partnership Units.”  While the Partnership Agreement permits the issuance of Partnership Units to be in series or classes with such designations and preferences as the general partner shall determine, all Partnership Interests have been of a single class with respect to the allocation of income or loss and the participation in distributions.

In connection with forming the UPREIT in October 2000, the Trust contributed substantially all of its assets to the UPREIT subject to various debts and obligations and George Gaukler, as the initial limited partner, made a nominal cash contribution to the UPREIT.  Other than such initial contribution of assets by the Trust to the UPREIT, the Partnership Agreement requires the Trust to contribute proceeds from issuance of the Trust’s shares to the Trust and to receive one Partnership Unit for each share so issued.

Except for the obligation of the Trust to contribute proceeds from its issuance of shares, the partners have no right or obligation to make any additional capital contributions.  The Trust may make loans to the UPREIT or seek to have it borrow funds from others, including from limited partners.

Many of the properties held by the UPREIT were contributed to the UREIT in exchange for Partnership Units.   For most who are contributing property, the transaction is considered a tax deferred exchange.  The Declaration of Trust requires the purchase price to be approved by the Board of Trustees as not being more than the fair market value of the property and if the seller is an affiliate of the Trust, for the fair market value to be based on an independent appraisal.  The contributor is required to hold the Partnership Units received in exchange for their property for at least one year.

PROFIT AND LOSS ALLOCATIONS AND DISTRIBUTIONS

The net profit or loss of the UPREIT for each year is generally allocated among the partners in accordance with their respective interests.   This general allocation is subject to compliance with specific exceptions related to matters recognized under federal income tax regulations related to minimum gain chargeback with respect to nonrecourse debt and to allocation of loss to the general partner when such allocation to a limited partner would create a capital account deficit.  There is also provision in the Partnership Agreement for allocation of net profit or loss allocation if a limited partner affects a permitted transfer of their partnership interest during the year.

The Partnership Agreement contemplates that the UPREIT will make regular operating cash distributions on at least a quarterly basis in an amount the general partner deems appropriate.  The general partner is, however, required to use its best efforts to effect distributions of sufficient amounts to permit the Trust to pay dividends to its shareholders as is required to maintain the status of the Trust as a REIT.  The distributions made are in accordance with the respective percentage interests (i.e. the Partnership Units held) as of the record date the general partner may establish for purposes of determining to whom a distribution is payable.

Upon liquidation of the UPREIT, remaining assets are to be distributed to all partners with positive Capital Accounts in accordance with their respective positive Capital Account balances.

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Limited partners are not to be liable for any debts or obligations of the UPREIT.  A limited partner is only obligated to make payments of its capital contribution in accordance with any capital contribution agreement made with the UPREIT, if any, as and when due thereunder.

After owning Partnership Units for one year and subject to certain limitations in the Partnership Agreement, each limited partner has a right (the “Exchange Right”) to require the UPREIT to redeem all or a portion of the Partnership Units held by such limited partner in exchange for payment per unit of the then current offering price for Shares of the Trust.  Exercise of the Exchange Right is by delivery of written notice to the UPREIT.  If such a notice is given, the Trust may purchase the subject units by issuance of shares to the limited partner.  Each limited partner is limited to giving not more than two notices of exercise of Exchange Rights during each calendar year.  An Exchange Right may not be exercised with respect to the lesser of 100 Partnership Units or all of the remaining Partnership Units then held by the limited partner.

Issuance of Partnership Units to limited partners is made under claimed exemptions from registration under applicable federal and state regulation of the issuance of securities.  As such, they may not be transferred by the limited partner if, in the opinion of legal counsel to the UPREIT that such transfer would require such registration.  Further, transfers may not be made if, in the opinion of legal counsel to the UPREIT that such transfer would result in the UPREIT being taxed as a corporation or if the transfer would impair the qualification of the Trust as a REIT.

DESCRIPTION OF PROPERTIES

The following table is a listing of the real estate properties owned by the UPREIT as of September 30, 2016.  The properties are primarily listed in the order in which they were acquired by the Trust or the UPREIT.  The properties are multi-family residential apartment complexes or commercial real estate properties.  With respect to the residential apartments, the number of apartment units is indicated.  Typically, the apartments are leased for initial terms from six to twelve months with month-to-month terms thereafter.  The commercial properties are typically leased for terms from one to twenty years with options to renew the term.

Name/Location	Property Type	Original Purchase Price	Mortgage Balance (1)		Size (Sq. Ft)	Year Acquired	# of Units	Occupancy(1)
Wheatland Place 3302-3342 31st Ave SW 3501-3531 30th Ave SW 3063 34th St SW Fargo, ND 58103	Multi-Family (Residential)	$9,430,000	$6,044,259	(2),(3)	227,680	1997-2001	192	97%
Wheatland Townhomes 3301-3337 31st Ave SW 3040-3078 34th St SW 3010-3020 36th St SW Fargo, ND 58103	Multi-Family (Residential)	$4,540,000	$2,901,343	(2),(3),(41)	71,340	1998-2004	53	97%
Westlake Townhomes 3120-3170 32nd St SW Fargo, ND 58103	Multi-Family (Residential)	$3,090,000	$1,999,207	(2),(4)	54,300	1998 & 2002	36	98%
Pioneer Center 715 E 13th Ave S & 1410 E 9th St West Fargo, ND 58078	Retail/Office (Commercial)	$8,370,453	$5,654,771	(6)	74,167	2002 & 2011	N/A	92%
Amber Fields 4884, 4936, 5024, 5200 21st Ave SW Fargo, ND 58103	Multi-Family (Residential)	$5,700,000	$4,167,875	(8)	118,080	2002	108	97%
Central Park I-VIII 5101-5351 Amber Valley Parkway Fargo, ND 58104	Multi-Family (Residential)	$16,100,000	$15,675,000	(9)	285,785	2003-2005	265	93%
First Center South 3051 & 3175 25th St S Fargo, ND 58103	Strip Mall Commercial	$8,750,000	$7,442,574	(10),(73)	103,460	2004	N/A	91%
Eagle Lake Apartments 3412-3538 5th St W West Fargo, ND 58078	Multi-Family (Residential)	$10,287,000	$10,000,000	(11)	181,440	2005	162	93%
Osgood I-VI 4452, 4466, 4482, 4536, 4550, 4522 47th St S Fargo, ND 58104	Multi-Family (Residential)	$12,950,000	$9,648,957	(12),(13)	215,190	2006 & 2008	210	93%
Amber Valley Retail Center 2551 45th St S Fargo, ND 58104	Strip Mall Commercial	$7,450,000	$5,733,318	(14)	56,572	2007	NA	100%
Metro Center Mall 1314-1420 20th Ave SW Minot, ND 58701	Retail, Office (Commercial)	$5,460,000	$5,525,472	(15)	64,902	2008	N/A	96%
Leevers Supervalu 424 2nd Ave NE Valley City, ND 58072	Grocery Store (Commercial)	$1,250,000	$764,451	(16)	29,882	2008	N/A	100%
Cooperative Living Center 1321 14th Ave E West Fargo, ND 58078	Senior Housing (Residential)	$1,425,000	$1,025,816	(17),(23)	19,452	2008	24	90%
One Oak Place 1709 25th Ave S Fargo, ND 58103	Senior Housing (Residential)	$45,700,000	$33,703,393	(18)	N/A	2015	274	87%
Hannaher’s - SOLD 4324 20th Ave SW Fargo, ND 58103	Retail/Office (Commercial)	$2,170,000	0.00	(19)	22,578	2009	N/A
Bismarck Industrial Park 1202-1238 Airport Road Bismarck, ND 58504	Industrial Office & Warehouse (Commercial)	$2,225,000	$1,640,391	(20)	40,803	2009	N/A	97%
ShopKo Store — Oakes 1420 N 7th St Oakes, ND 58474	Retail Commercial	$2,100,000	$1,248,675	(21)	25,614	2010	N/A	100%
Lindquist Square 1933 S Broadway & 104 20th Ave SW Minot, ND 58701	Retail, Office (Commercial)	$1,075,000	$652,163	(22)	22,480	2010	N/A	93%
Calico Apartments 4422 & 4450 30th Ave S Fargo, ND 58104	Multi-Family (Residential)	$6,000,000	$4,167,875	(8)	81,864	2010	84	86%

Name/Location	Property Type	Original Purchase Price	Mortgage Balance (1)		Size (Sq. Ft)	Year Acquired	# of Units	Occupancy(1)
Century Mall 109 E Century Ave Bismarck, ND 58501	Strip Mall Commercial	$1,950,000	$1,666,103	(24)	13,250	2010	N/A	100%
Logan’s on 3rd 120 N 3rd St Bismarck, ND 58501	Office Commercial	$1,400,000	$1,205,734	(25)	28,347	2010	N/A	92%
Tuscany Square 107 W Main Ave Bismarck, ND 58501	Office Commercial	$2,470,000	$2,192,237	(26)	30,806	2010	N/A	92%
ShopKo Store – New Prague 200 10th Ave SE New Prague, MN56071	Retail Commercial	$2,716,032	$1,551,437	(27)	25,614	2011	N/A	100%
Broadway Office Park 1809 S Broadway Minot, ND 58703	Office Commercial	$950,000	$597,050	(28)	15,364	2011	N/A	81%
Minot Mini Storage 4807, 4811, & 4815 N Broadway Minot, ND 58701	Storage Garages (Commercial)	$1,510,000	$1,080,703	(29)	34,800	2011	N/A	78%
Country Meadows Apartments 5001 & 5055 Amber Valley Parkway Fargo, ND 58104	Multi-Family (Residential)	$5,400,000	$3,650,873	(30)	78,642	2011	72	89%
Pizza Ranch 1504 Center Ave W Dilworth, MN 56529	Restaurant Commercial	$820,000	$557,764	(32)	4,800	2012	N/A	100%
RCC Building 1208 20th Ave SW Minot, ND 58701	Retail Commercial	$2,200,000	$1,310,883	(33)	15,400	2012	N/A	100%
Urban Meadows I & II 4668 & 4670 33rd Ave S Fargo, ND 58104	Multi-Family (Residential)	$6,000,000	$3,924,409	(35)	79,618	2012	72	74%
Washington Heights I 2723 Hawken St Bismarck, ND 58501	Multi-Family (Residential)	$1,260,000	$777,412	(36)	24,570	2012	24	98%
DPC Apartments, LLC 5109 S Rolling Green Ave & 4301 W 57th St Sioux Falls, SD 57018	Retail, Commercial, Multi-Family	$21,550,00	$16,212,898	(37)	17,354	2012	191	91%
Century East Apartments 2909, 2939, & 3001 Ohio St 1715 & 1823 Mapleton Ave Bismarck, ND 58503	Multi-Family (Residential)	$6,940,000	$4,709,082	(39),(40),(42)	130,025	2013	120	83%
Calgary Apartments 3310, 3420, 3540 19th St N Bismarck, ND 58503	Multi-Family (Residential)	$4,200,000	$2,930,014	(42)	78,777	2013	72	87%
Hillview Apartments 5001, 5005, 5021 and 5033 East 26th St Sioux Falls, SD 57110	Multi-Family (Residential)	$2,000,000	$1,482,239	(43)	46,417	2013	42	95%
Urban Meadows III, IV & V 4610, 4630, 4640 33rd Ave S Fargo, ND 58104	Multi-Family (Residential)	$9,300,000	$6,541,534	(44),(45),(46)	119,427	2013	108	74%
Willow Creek Plaza 903 & 933 29th St SE Watertown, SD 57201	Strip Mall Commercial	$4,793,500	$3,238,976	(47)	29,243	2013	N/A	100%
TMI Building 4850 32nd Ave S Fargo, ND 58104	Office Commercial	$8,325,000	$5,678,089	(48)	55,619	2013	N/A	100%
Cummins Building 939 Lawrence Drive DePere, WI 54115	Industrial Commercial	$1,595,000	$923,088	(49)	23,206	2013	N/A	100%
Cummins NP Building 3801 34th Ave S Fargo, ND 58103	Industrial Commercial	$2,575,000	$1,799,870	(50)	28,137	2013	N/A	100%
Prairie Springs Apartments 116 Weber St S Aberdeen, SD 57401	Multi-Family (Residential)	$10,315,00	$6,338,099	(52)	118,812	2015	130	91%
Harmony Plaza 2804 & 2808 S Louise Ave Sioux Falls, SD 57108	Strip Mall Commercial	$4,550,000	$3,169,284	(53)	46,000	2014	N/A	100%
Riverwood Plaza 2812-2818 S Louise Ave Sioux Falls, SD 57108	Strip Mall Commercial	$7,700,000	$5,422,527	(54)	39,120	2014	N/A	100%

Name/Location	Property Type	Original Purchase Price	Mortgage Balance (1)		Size (Sq. Ft)	Year Acquired	# of Units	Occupancy(1)
Maple Point 1, 2 and 4 1401 12th St E 1121 &1515 14th Ave E West Fargo, ND 58078	Multi-Family (Residential)	$3,150,000	$2,219,113	(55)	78,714	2014	72	96%
Hastings Plaza 671 31st St E Hastings, MN 55033	Industrial Commercial	$875,000	$626,499	(58)	17,600	2014	N/A	100%
Hidden Pointe I & IV 4045 & 4071 34th Ave S Fargo, ND 58104	Multi-Family (Residential)	$6,400,000	$4,456,713	(57),(74)	80,058	2014	72	72%
Wheatland Townhomes III 3502-3534 30th Ave SW Fargo, ND 58103	Multi-Family (Residential)	$1,540,019	$1,143,488	(59)	23,700	2014	15	97%
Maple Point 3 1401 14th Ave E West Fargo, ND 58078	Multi-Family (Residential)	$610,000	$552,880	(60)	13,314	2014	12	100%
Copper Creek 2704 E. Kanesville Blvd Council Bluff, IA 51503	Multi-Family (Residential)	$6,853,282	$4,760,664	(61)	128,820	2014	96	98%
Pacific West 14121 Pierce Plaza Omaha, NE 68144	Multi-Family (Residential)	$9,942,085	$7,225,917	(62),(75)	149,340	2014	187	95%
D & M Industries 4205 30th Ave S Moorhead, MN 56560	Industrial Commercial	$4,300,000	$3,074,990	(63)	66,152	2014	N/A	100%
Paramount Properties Aberdeen, SD 57401	Multi-Family (Residential)	$14,500,00	$1,999,876	(64)	168,000	2014	150	94%
North Pointe Retail Center 14643 & 14695 Edgewood Dr Baxter, MN 56425	Strip Mall Commercial	$4,500,000	$3,238,695	(65)	29,743	2014	N/A	92%
Eagle Point III Office Center 8530 Eagle Point Blvd Lake Elmo, MN 55042	Office Commercial	$6,500,000	$4,264,670	(66)	39,204	2014	N/A	97%
Britain Towne 2103 Fraser Court Bellevue, NE 68005	Multi-Family (Residential)	$8,204,633	$5,771,353	(67)	180,740	2015	168	97%
River Plaza 2425 Shirley Ave Sioux Falls, SD 57108	Strip Mall Commercial	$4,500,000	$3,352,361	(68)	38,713	2015	N/A	92%
Prairie Village Apartments 1215 N Roosevelt St Aberdeen, SD 57401	Multi-Family (Residential)	$12,585,000	$9,215,096	(69),(76)	154,554	2015	152	95%
Plymouth 6-61 13400 15th Ave N Plymouth, MN 55441	Industrial Commercial	$4,400,000	$3,258,742	(70)	45,362	2015	N/A	100%
Eagle Point II Office Center 8550 Hudson Blvd Lake Elmo, MN 55042	Office Commercial	$5,350,000	$3,935,502	(71)	30,581	2015	N/A	78%
Mendota Heights Business Park 2520 Pilot Knob Road Mendota Heights, MN 55120	Office Commercial	$7,500,000	$5,574,550	(72)	71,631	2016	N/A	94%
USPS-ATD Warehouse 1907 4th Ave NW West Fargo, ND 58078	Industrial Commercial	$17,200,000	$12,847,076	(77)	180,000	2016	N/A	100%
Vadnais Square 905-955 East County Road E Vadnais Heights, MN 55127	Strip Mall Commercial	$20,600,000	$15,421,118	(78)	123,626	2016	N/A	90%

(1)             For properties acquired prior to December 31, 2015, mortgage balances and occupancy rate are as of December 31, 2015 and are audited. For properties acquired in 2016, mortgage balances and occupancy rate are the initial amount of the mortgage note and the occupancy rate on the date of purchase.  Where a footnote applies to more than one property, the mortgage is upon each of the properties.

(2)             Includes mortgage note payable with respect to Wheatland Place buildings 1,2,3,4 Westlake Townhomes 1 and Wheatland Townhomes 1, at 7.1% fixed rate, due in monthly installments of $30,845 fully amortized over the life of the loan, which matures in April 2024.  A prepayment penalty will apply during the first 180 months of the loan.

(3)             Includes mortgage note payable with respect to Wheatland Place buildings 5,6,7,8 and Wheatland Townhomes 2, at 5.60% fixed rate, due in monthly installments of $32,723, amortized over 30 years and matures June 30, 2021.  Balance at maturity estimated at $4,718,134.  Prepayment allowed following a two-year lockout after securitization by providing a defeasance security.

(4)             Includes mortgage note payable, at 4.45% variable until April 10, 2017, adjusts every 5 years thereafter, due in monthly installments of $12,647, and matures on April 10, 2032.

(5)             Not Used.

(6)             Mortgage note payable refinanced on 4/29/16 at 3.80% fixed rate for five years with monthly payments of principal and interest of $42,880.  Amortized over 25 years, the loan balloons on April 29, 2021, at which time the unpaid principal and accrued interest balance are due.

(7)             Not Used.

(8)             Includes mortgage note payable, at 5.7625% fixed rate, due in monthly installments of $52,593 amortized over 30 years and maturing in April 2021.  Principal balance at maturity estimated at $7,474,623.  Prepayment allowed following a two-year lockout after securitization by providing a defeasance security.

(9)             Mortgage note payable refinanced on 7/11/16 at 3.78% fixed interest rate.  Loan is amortized over 30 years with principal & interest payments of $51,022 per month. The loan balloons on 7/11/2026 with unpaid principal balance and accrued interest due.

(10)        Mortgage note payable at 4.10% fixed rate, due in monthly installments of $27,877.  The loan is amortized over 30 years and balloons in May 2019.

(11)        Mortgage note payable refinanced on 8/11/16 at 3.81% fixed interest rate, amortized over 30 years with a principal and interest payment of $46,653 per month.  The loan balloons August 11, 2026, with unpaid principal balance and accrued interest due.

(12)        Mortgage note payable at 5.875% fixed interest rate for seven years, amortized over 30 years with a maturity date of June 24, 2018, payable in monthly installments of $37,412. Principal balance at maturity is estimated to be $4,101,299.  Prepayment penalty is 3% the first year, 2% the second year, and 1% each year after that.

(13)        Mortgage note payable at 3.97% fixed rate, due in monthly installments of $29,764.  Unpaid principal and interest is due December 2018, secured by a mortgage on property and assignments on rents.

(14)        Mortgage note payable at 6.02% fixed rate, due in monthly installments of $36,951.  The loan is amortized over 30 years and balloons in June 2017 with a balance at that time of $5,149,419.  Prepayment is allowed following a three-year lockout following securitization by providing a defeasance security.

(15)        Mortgage note payable at 4.00% fixed rate due in monthly installments of $37,500.  Unpaid principal and interest is due June 2018, secured by a mortgage on property and assignment of rents.

(16)        Mortgage note payable at 5.0% fixed rate for 5 years due in monthly installments of $6,029.  Unpaid principal and interest is due November 2016 with an estimated principal balance at maturity of $764,863.

(17)        Mortgage note payable at a variable rate (currently 4.00%) due in monthly installments of $6,193.  Unpaid principal and interest is due in May 2034.  Secured by a mortgage on property and assignment of rents.

(18)        Mortgage note payable at 4.38% fixed rate for 7 years due in monthly installments of $189,420. Unpaid principal and interest is due August 2025.

(19)        Mortgage note payable at 4.25% fixed rate for five years due in monthly installments of $11,944.  Unpaid principal and interest is due September 2019.   Property was sold on 8/31/2016.

(20)        Mortgage note payable at 4.259% fixed rate for five years due in monthly installments of $10,828.  Unpaid principal and interest is due January 15, 2020.

(21)        Mortgage note payable at 4.5% variable rate for five years due in monthly installments of $8,314.  Unpaid principal and interest is due March 2035.

(22)        Mortgage note payable at 4.25% fixed rate for five years due in monthly installments of $5,849.  Unpaid principal and interest is due December 2020.

(23)        Mortgage note payable at 3.75% variable rate for five years due in monthly installments of $600. Unpaid principal and interest is due May 2034.

(24)        Mortgage note payable at 4.259% fixed rate for five years due in monthly installments of $10,647.  Unpaid principal and interest is due December 2020.

(25)        Mortgage note payable at 4.259% fixed rate for five years due in monthly installments of $7,705.  Unpaid principal and interest is due December 2020.

(26)        Mortgage note payable at 4.259% fixed rate for five years due in monthly installments of $14,009.  Unpaid principal and interest is due December 2020.

(27)        Mortgage note payable at 4.5% fixed rate for five years due in monthly installments of $11,828. Unpaid principal and interest is due May 2020.

(28)        Mortgage note payable refinanced on July 10, 2021, at 4.25% fixed rate for five years due in monthly installments of $5,068.  Unpaid principal and interest is due July 2021.

(29)        Mortgage note payable at 5.25% fixed rate for five years due in monthly installments of $8,518. Unpaid principal and interest estimated at $1,068,031 is due January 2017.

(30)        Mortgage note payable at 4.35% fixed rate for five years due in monthly installments of $22,592. Unpaid principal and interest estimated at $3,619,845 is due March 2017.

(31)        UPREIT holds limited partnership interest in Bakken Heights V Limited Liability Limited Partnership which owns a 36 unit apartment building in the Bakken Heights apartment complex.  The partnership interests involve a 34.2% interest in the partnership.

(32)        Mortgage note payable at 4.75% fixed rate for five years due in monthly installments of $4,264. Unpaid principal and interest estimated at $543,316 is due March 2017.

(33)        Mortgage note payable at 4.35% fixed rate for five years due in monthly installments of $9,722. Unpaid principal and interest estimated at $1,287,937 is due June 2017.

(34)        Not Used.

(35)        Mortgage note payable at 4.25% fixed rate for five years due in monthly installments of $28,020. Unpaid principal and interest estimated at 3,708,686 is due December 2017.

(36)        Mortgage note payable at 4.009% fixed rate for five years due in monthly installments of $5,493. Unpaid principal and interest estimated at $744,725 is due October 2017.

(37)        Mortgage note payable at 4.84% fixed rate for twenty years due in monthly installments of $90,870. Unpaid principal and interest estimated at $8,686,761 is due October 2032.

(38)        UPREIT holds a 50% limited partnership interest in Dakota Roseland Apartments I, LLLP, Limited Partnership which owns a 36 unit apartment building in Williston, North Dakota.

(39)        Mortgage note payable at 4.5% fixed rate for five years due in monthly installments of $6,591. Unpaid principal and interest estimated at $864,295 is due April 2018.

(40)        Mortgage note payable at 4.5% fixed rate for five years due in monthly installments of $13,121. Unpaid principal and interest estimated at $1,727,790 is due April 2018.

(41)        Mortgage note payable at 3.999% fixed rate for five years due in monthly installments of $12,961.00.  Unpaid principal and interest due May 2017.

(42)             Mortgage note payable at 4.259% fixed rate for five years due in monthly installments of $28,689. Unpaid principal and interest due September 2018.

(43)             Mortgage note payable at 4.125% fixed rate for five years due in monthly installments of $8,619. Unpaid principal and interest due August 2023.

(44)             Mortgage note payable at 4.00% fixed rate for five years due in monthly installments of $13,090. Unpaid principal and interest due May 2020.

(45)             Mortgage note payable at 4.25% fixed rate for five years due in monthly installments of $12,596. Unpaid principal and interest due September 2018.

(46)             Variable rate mortgage note payable, (4.5% at December 31, 2015) due in monthly installments of $12,925, unpaid principal and interest due October 2018.

(47)             Mortgage note payable at 4.25% fixed rate for five years due in monthly installments of $22,605. Unpaid principal and interest due July 2018.

(48)             Mortgage note payable at 4.40% fixed rate for ten years due in monthly installments of $33,729. Unpaid principal and interest due October 2023.

(49)             Mortgage note payable at 4.17% fixed rate for five years due in monthly installments of $6,100. Unpaid principal and interest due April 2019.

(50)             Mortgage note payable at 4.17% fixed rate for five years due in monthly installments of $11,900. Unpaid principal and interest due April 2019.

(51)             UPREIT owns 49% of NPRE -1, LLC, which owns 2 -36 unit apartment buildings in Williston, North Dakota (Bakken Heights I and II).

(52)             Mortgage note payable at 3.96% fixed rate for 10 years due in monthly installments of $32,308. Unpaid principal and interest due December 2022.

(53)             Mortgage note payable at 4.16% fixed rate for five years due in monthly installments of $18,227. Unpaid principal and interest due February 2019.

(54)             Mortgage note payable at 4.16% fixed rate for five years due in monthly installments of $31,204. Unpaid principal and interest due February 2019.

(55)             Mortgage note payable at 3.97% as of December 31, 2015 variable rate for five years due in monthly installments of $12,509. Unpaid principal and interest due March 2039.

(56)             UPREIT holds a convertible note receivable which will be converted into limited partnership units in Dakota Roseland Apartments IX and XII, LLLP, which will own 4 — 36 unit apartment buildings in Williston, North Dakota.

(57)             Mortgage note payable at 4.25% fixed rate for five years due in monthly installments of $13,340.  Unpaid principal and interest due February 2018.

(58)             Mortgage note payable at 4.00% fixed rate for ten years due in monthly installments of $3,721. Unpaid principal and interest due February 2025.

(59)             Mortgage note payable at 4.00% fixed rate for five years due in monthly installments of $6,323. Unpaid principal and interest due December 2019.

(60)             Mortgage note payable at 4.00% fixed rate for five years due in monthly installments of $2,959. Unpaid principal and interest due February 2021.

(61)             Mortgage note payable at 3.95% fixed rate for seven years due in monthly installments of $26,580. Unpaid principal and interest due September 2020.

(62)             Mortgage note payable at 3.95% fixed rate for seven years due in monthly installments of $21,148. Unpaid principal and interest due September 2020.

(63)             Mortgage note payable at 4.10% fixed rate for five years due in monthly installments of $17,400. Unpaid principal and interest due October 2019.

(64)             Mortgage note payable at 4.10% fixed rate for five years due in monthly installments of $20,833. Unpaid principal and interest is due November 2039.

(65)             Mortgage note payable at 4.00% fixed rate for ten years due in monthly installments of $17,815. Unpaid principal and interest is due December 2024.

(66)             Mortgage note payable at 3.92% fixed rate for ten years due in monthly installments of $23,397. Unpaid principal and interest is due January 2025.

(67)             Mortgage note payable at 3.80% fixed rate for thirty five years due in monthly installments of $26,541. Unpaid principal and interest is due June 2047.

(68)             Variable rate mortgage note payable at 4.10% as of December 31, 2015, due in monthly installments of $18,384. Unpaid principal and interest is due October 2040.

(69)             Mortgage note payable at 4.05% fixed rate for ten years due in monthly installments of $25,589. Unpaid principal and interest is due September 2025.

(70)             Variable rate mortgage note payable at 4.00% as of December 31, 2015, due in monthly installments of $17,650. Unpaid principal and interest is due October 2025.

(71)             Variable rate mortgage note payable at 4.00% as of December 31, 2015, due in monthly installments of $21,316. Unpaid principal and interest is due October 2025.

(72)             Variable rate mortgage note payable at 4.00% as of March 31, 2016, due in monthly installments of $29,691. Unpaid principal and interest is due May 2026.

(73)             Mortgage note payable at 4.10% fixed rate for five years due in monthly installments of $14,397. Unpaid principal and interest is due May 2019.

(74)             Mortgage note payable at 4.25% fixed rate for five years due in monthly installments of $13,340. Unpaid principal and interest is due July 2018.

(75)             Mortgage note payable at 3.95% fixed rate for seven years due in monthly installments of $18,973. Unpaid principal and interest is due September 2020.

(76)             Mortgage note payable at 4.05% fixed rate for five years due in monthly installments of $24,774. Unpaid principal and interest is due September 2025.

(77)             Variable rate mortgage note payable included in a SWAP agreement.  Interest rate is the ICE London Interbank Offered rate plus 2.10%, interest rate on 9/30/16 was at 3.54% with monthly payments of $65,705. Unpaid principal and interest is due July 15, 2025.

(78)             Mortgage note payable at 3.99% fixed rate for ten years due in monthly installments of $81,965.27.  Unpaid principal and interest is due August 1, 2016.

Since October 1, 2016, the UPREIT acquired the properties described in the following table:

Name/Location	Property Type	Purchase Price	Mortgage Balance At Acquisition	Size (Sq. Ft)	Date Acquired	# of Units	Occupancy When Acquired
Hidden Pointe Apartments Buildings 2 and 3 Fargo, North Dakota	Multi-Family (Residential)	$6,900,000	$5,090,460	80,058	10/1/2016	72	30%
Pinehurst West Retail Center Bismarck, North Dakota	Office	$11,300,000	$8,475,000	69,119	10/31/16	N/A	100%
55 West Office Complex Plymouth Minnesota	Office	$5,725,000	$4,310,250	51,144	11/22/16	N/A	95%
City West Office Complex Eden Prairie, Minnesota	Office	$7,000,000	$5,250,000	56,652	11/22/16	N/A	84%
Tower Plaza Shopping Center Omaha, Nebraska	Retail	$16,350,000	$16,350,000	103,072	11/30/2016	N/A	93%
Pinehurst East Retail Center Bismarck, North Dakota	Retail	$19,200,000	$14,400,000	114,102	1/6/17	N/A	96%
Azool Retail Center Moorhead, Minnesota	Retail	$9,450,000	$7,076,250	44,498	1/10/17	N/A	62%

In addition to the properties listed in the foregoing tables, the UPRIET also holds non-controlling membership interests or the limited partnership interests in the following limited liability companies or limited partnerships:

•                  Bakken Heights V Limited Liability Limited Partnership — which owns a 36 unit  apartment building located in Williston North Dakota; the UPREIT acquired its 34%  interest in 2011 for $325,000;

•                  Bakken Heights VIII & X Limited Liability Limited Partnership — which owns two 36 unit  apartment buildings located in Williston North Dakota; the UPREIT acquired its 40% interest in 2012 for $1,000,000;

•                  Dakota Roseland Apartments I, LLLP — which owns a 36 unit  apartment building located in Williston, North Dakota; the UPREIT acquired its 20 % interest in 2013 for $750,000;

•                  Dakota Roseland Apartments IX-XII, LLLP — which owns four 36 unit apartment buildings located in Williston, North Dakota, the UPREIT converted a $2,500,000 loan made in 2014 into a 39.06% interest in January 2017; and

•                  Williston Real Estate Partners LLC — which owns two 36 unit apartment buildings located in Williston, North Dakota; the UPREIT acquired its 49 % interest in 2014 for $1,700,000.

COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS

ADVISORY MANAGEMENT AGREEMENT

Neither the Trust nor the UPREIT has any employees.  Since 2007, the Trust has engaged Dakota REIT Management, LLC (the “Advisor”) to provide the staff to oversee and manage the operations of the Trust, including, the discharge of its responsibilities as general partner of the UPREIT.  The services are provided under the terms of an Advisory Management Agreement (the “Management Agreement”), the most current version of which was effective as of July 1, 2016.  Under the Management Agreement, the Advisor is responsible for all operations of the Trust under the direction of the Board of Trustees of the Trust and in compliance with the Declaration of Trust and the UPREIT’s Partnership Agreement. A copy of the Management Agreement has been filed as an exhibit to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

As compensation for its services under the Management Agreement the Advisor is to be paid:

•                  annual fee of 1% of the “net invested assets” of the Trust (defined to mean the total assets of the trust at their original cost — exclusive of non-interest bearing deposit accounts, non-interest bearing receivables and prepaid expenses — less total liabilities) and is paid on a monthly basis based on the preceding calendar quarter’s assets with a reconciliation following the close of the calendar year and the preparation of the Trust’s audited financial statements

•                  acquisition fee of 1.5% of the cost of a property acquired by the UPREIT; provided, however, no such fee is payable if the acquisition is from an affiliate of the Advisor (an “affiliate” is defined to be one that owns 10% or more of the or otherwise controls the Advisor)

•                  disposition fee of 1.5% of the gross selling price of a property sold by the UPREIT

•                  UPREIT unit issuance fee of the lesser of $2,000 or 2% of the value of limited partnership units issued by the UPREIT in connection with an exchange of such units for interests in real property

•                  financing fee of 0.25% of the mortgage amount upon a financing or a refinancing by the UPREIT of a property

As required by the Declaration of Trust, the Management Agreement, however, requires the Advisor to refund to the Trust UPREIT unit issuance and mortgage refinance fees to the extent the aggregate fees exceed the lesser of 2% of the Trust’s average “invested assets” or 25% of the Trusts “net income” for the calendar year.  The Management Agreement defines “invested assets” as the current market value of the real estate investments and “net income” as revenues less expenses other than depreciation and other non-cash reserves and excludes from the definition gains from sales of UPREIT assets.  Provided, however, the independent members of the Board of Trustees of the Trust may waive the refund of fees if they believe the year involved unusual or non-recurring factors resulted in extraordinary expenses for the year.

The table below shows the amounts of such fees paid to the Advisor by the Trust in 2014, 2015 and the first nine months of 2016:

	Annual Fees	Acquisition Fees	Disposition Fees	UPREIT Issuance Fees	Financing Fees
2014	$798,550	$926,438	0	$28,800	$160,041
2015	$1,125,590	$696,938	0	$36,079	$197,620
Through September 2016	$1,005,805	$679,500	$14,000	$8,000	$171,150

The Management Agreement has a term of one year, but may be extended by the Trust with the approval of a majority of the members of the Board of Trustees of the Trust who are not affiliates of the Advisor.  In addition either the Advisor or the Trust may terminate the Management Agreement with sixty days’ prior written notice; with the determination for termination by the Trust being made by a majority of the members of the Board of Trustees who are not affiliated with the Advisor.

PROPERTY MANAGEMENT AGREEMENTS

The UPREIT has entered into agreements for the management or leasing of properties with a number of property management companies.  The table below identifies the companies, the properties and the compensation:

Management Company	Properties	Management Fees
Bender Midwest Properties, Inc.	Hillview Apartments and Townhomes	6%

Cushman Wakefield, NorthMarq Real Estate Services, LLC	Vadnais Square	3%, but not less than $3,000/month
	55 West & City West	3%, but not less than $2,000/month

	Mendota Heights & Plymouth 6-61	3.25%, but not less than $2,000/month

	Eagle Point Office Centers II & III	3.50%, but not less than $2,500/month

Dakota REIT Management, LLC	Shopko Stores: Oakes, ND & New Prague, MN	$150/month

	D&M Industries	$500/month

	WF USPO Warehouse	1%

	Cummins NPower: Fargo, ND & DePere, WI and Leevers SuperValue Grocery Store	2%

	Bismarck Industrial Park, Century Mall Retail, Hastings Plaza, Logan’s on 3rd, North Pointe Retail Center, Pinehurst Square East, Pinehurst Square West, Tuscany Square, & Willow Creek Plaza	5%

First Management, Inc.	Tower Plaza Shopping Center	5%

Horizon Real Estate Group	First Center South and Pioneer Center	5%

Lloyd Property Management Company	Donegal Centre Office Complex and Dongal Pointe Apartment Complex	5%

	Harmony and Riverview Shopping Centers	$650/month, plus Manager Salary (adjusted annually)

	Riverview Plaza Shopping Center	3%, plus $300/mo. for
		Manager Salary
Property Resources Group, LLC	Amber Fields & Eagle Lake Apartment Complexes, Amber Valley Retail Center, Pizza Ranch and Azool Retail Center	5%

	TMI Office Complex	$500/month

SMC, Signal Management Company	AAA Mini Storage Units	8%

	Lindquist Square Retail, South Broadway Office Building, and Minot Metro Center Retail Center	5%

The Lund Company, Inc.	Britain Towne, Copper Creek and Pacific West	3.5%

Valley Rental Service, Inc.	One Oak Place Apartments	1%

	Cooperative Living Center Apartments	3%

	Calico, Central Park, Hidden Pointe, Urban Meadows, Apartment Complexes	4%

	Calgary I, II, III, Century East I-V, Country Meadows, Maple Point I-V, Summers at Osgood, Washington Heights I, all Apartments, and the Wheatland Apartments 1-VIII, Wheatland Townhomes I-V, & Westlake Townhomes.	5%

AFFILIATES OF THE TRUST PARTICIPATING IN SERVICE PROVIDERS

George Gaukler and Jim Knutson, who are both members of the Trust’s Board of Trustees, executive officers of the Trust and shareholders of the Trust and limited partners of the UPRIET, are owners and executive officers of the Advisor.  Mr. Gaukler and Mr. Knutson are also shareholders or members of Valley Realty, Inc. (which provide real estate brokerage services to the UPREIT) and of Valley Rental Service, Inc. and Horizon Real Estate Group, LLC (which provide property management services to the UPREIT).  Mr. Gaukler is also owner of construction service providers which have provided construction or maintenance services to the UPREIT, including Valley Electric Service, Inc., Valley Lumber Company, Hi-Line Construction Inc., JSM Woodworks, LLP, East & West Excavating, LLC, Naasz Masonry, LLC and Landscape Elements ND, LLC.

Kevin Christianson, who is a member of the Board of Trustees and a shareholder of the Trust, is a shareholder or member of PACES Lodging Corporation and Property Resources Group, LLC, respectively a real estate development company and a commercial property management company which have managed properties for the UPREIT or sold properties to the UPREIT.

Ray Braun and Matt Pedersen are both members of the Trust’s Board of Trustees and shareholders of the Trust.  Mr. Braun is also an executive officer of the Trust and a limited partner of the UPREIT.  Mr. Braun was previously a principal of Ludvigson Braun & Company, a public accounting firm until its acquisition in 2015 by Mr. Pedersen.  The accounting firm has provided limited accounting services to the Trust or the UPREIT from time to time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and the notes thereto included elsewhere in this Offering Circular. This discussion contains forward-looking statements that are based on management’s current expectations, estimates, and projections about our business and operations.  The cautionary statements made in the Offering Circular should be read as applying to all related forward-looking statements whenever they appear in this Offering Circular.  Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “RISK FACTORS” and elsewhere in this Offering Circular.  You should read “RISK FACTORS” and “Cautionary Note Regarding Forward Looking Statements.”

GENERAL OVERVIEW

The Trust is organized under the laws of the state of North Dakota. We owned approximately 61%, 57%, and 54% of the UPREIT as of December 31, 2014 and 2015 and September 30, 2016, for which we are the general partner.  The UPREIT is the sole member of ten limited liability companies (the “LLC’s”) established to hold interests in various real estate in accordance with requirements of the mortgage lenders which financed our investment in such properties.

We seek to operate as a real estate investment trust (a “REIT”) in compliance with the conditions set out in Section 856 of the Internal Revenue Code.  Specifically we seek to operate as an “Umbrella Partnership Real Estate Investment Trust,” which is a REIT that holds substantially all of its investments through a limited partnership entity for which the REIT is the general partner.

The financial statements included in this Offering Circular are consolidated financial statements which include the financial statements of the Trust as well as those of the UPREIT and the LLC’s.  All significant intercompany transactions and balances have been eliminated in consolidation.

We currently operate residential and commercial properties located in Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Wisconsin.  Our residential property consists of apartment units and townhomes. Our commercial property consists of 740,519 square feet of retail, 291,463 square feet of office, and 438,693 square feet of industrial space.  From time to time we may invest in loans made to entities that own and operate real estate, but our primary focus is in owning real estate.

The tables below identifies by state the number of residential properties and the aggregate number of residential units in such properties we held at of the end of 2014, 2015 and at September 30, 2016.

State	December 31, 2014	December 31, 2015	September 30, 2016

Iowa	1 with 96 units	1 with 96 units	1 with 96 units

Minnesota	None	None	None

Nebraska	1 with 187 units	2 with 355 units	2 with 355 units

North Dakota	17 with 1,773 units	18 with 2,047 units	18 with 2,047 units

South Dakota	7 with 383 units	9 with 665 units	9 with 665 units

Wisconsin	None	None	None

The tables below identifies by state the number of commercial properties and the aggregate number of square feet of such properties we held as of the end of 2014, 2015 and at September 30, 2016.

State	December 31, 2014	December 31, 2015	September 30, 2016

Iowa	None	None	None

Minnesota	6 with 185,869 SF	8 with 261,632 SF	10 with 457,135 SF.

Nebraska	None	None	None

North Dakota	17 with 637,567 SF	17 with 637,567 SF	18 with 817,567 SF

South Dakota	4 with 131,894 SF	5 with 173,013 SF	5 with 173,013 SF

Wisconsin	1 with 23,206 SF	1 with 23,206 SF	1 with 23,206 SF

RECENT DEVELOPMENTS

We acquired two properties in October 2016, three properties in November 2016 and two properties in January 2017.  The seven properties recently acquired are described in a table on page 20 of this Offering Circular.

In January 2017, we converted a $2,500,000 loan we had made in April 2014 to Dakota Roseland Apartments IX-XII, LLLP into limited partnership interests in the limited partnership which owns and operates an apartment complex located in Williston, North Dakota consisting of four 32 unit buildings.

We do not currently have any agreements in place for the acquisition of additional properties or agreements for the sale of any of our properties.  We, however, anticipate that we will continue to explore additional acquisitions and that we may receive offers to purchase with respect to our properties from time to time.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2016, we had approximately $4,500,000 in cash, approximately $675,000 of additional funds held by companies managing certain of our properties and approximately $8,600,000 of restricted funds.  The restricted funds are primarily from tenant security deposits (approximately $1,914,750 of the total), escrows for real estate taxes and insurance as well as replacement cost reserves maintained in accordance with arrangements with mortgage lenders (approximately $2,403,000 of the total) and non-lender mandated reserves (approximately $1,943,500 of the total).  In addition, we have available to us $6,350,000 under unsecured lines of credit with no amounts drawn against them as of September 30, 2016.  We also have $19,750,000 in lines of credit secured by one of our properties located in South Dakota and one of our North Dakota properties, of which, as of September 30, 2016, we had $11,125,000 available to draw upon.

The Trust uses leverage in the acquisition and holding of its properties by borrowing funds and securing the payment with mortgages upon its properties.  The list of properties under “DESCRIPTION OF PROPERITES” includes information regarding such mortgage indebtedness.    The Trust secures mortgages with local and reginal banks, and the secondary financing market that utilizes securitized loans.  Loan terms are generally for a five to ten year period at which time the property is refinanced.  When refinancing, a new mortgage is obtained based upon its then current appraised value.  Funds from refinancing are used as working capital to acquire new property.  In addition to such mortgage financing, the Trust uses unsecured debt.  The Declaration of Trust, permits the Trust to incur unsecured indebtedness so long as the “net value of assets” (defined to be the total assets of the Trust less the Trust’s secured debt) is at least three times the amount of the unsecured debt outstanding.  Further, the Declaration of Trust limits the aggregate secured and unsecured indebtedness to not more than three times the “adjusted net worth” (defined as the difference between total assets and total liabilities, not to include reserve for depreciation and amortization) of the Trust.

The Trust seeks to pay dividends on its outstanding shares on a quarterly basis.  As general partner of the UPREIT, the Trust seeks to have the UPREIT pay distributions to the Trust as general partner and to the limited partners on a quarterly basis.  The Trust maintains a Dividend Reinvestment Plan that permits shareholders to direct that the full amount of their dividends be reinvested into shares.  Limited Partners in the UPREIT are also allowed to participate in a Distribution Reinvestment Plan pursuant to which they may direct distributions payable to them by the

UPREIT for the purchase of additional UPREIT Units.  In each instance, the purchase price is 90% of the selling price for the shares most recently offered or being offered.

As of September 30, 2016, we had approximately $287,895,000 owed under mortgage notes.  Approximately $20,300,000 of those loans will become due in 2017.  We do not anticipate any difficulties in refinancing the loans that mature.  In fact, as it has been the operating policy of the Board of Trustees to refinance those loans with as close to a 75% loan to value, we anticipate generating between $3,000,000 to $4,000,000 of cash from the refinancing of the loans that mature in 2017.

A dividend of $0.18 per share was paid by the Trust in each of January, April and July 2016 and a dividend of $0.19 per share was paid in October 2016 for a total of $5,188,568 of dividends paid in 2016.  We paid a dividend of $0.19 per share in January 2017 (for a total of $1,533,607).  Of the total dividend payments of $6,310,680 paid to holders of Shares in 2016, $3,781,021 was reinvested into shares under the Trust’s dividend reinvestment plan.  In addition, in 2016 $1,122,112 of distributions paid to limited partners of the UPREIT were applied to purchase shares under an offering the Trust made to permit the investment of distributions into shares.  The UPREIT has recently established a Distribution Reinvestment Plan to permit the reinvestment of distributions to the purchase of UPREIT Units and we have discontinued the offer we made in 2016 to UPREIT limited partners.  We anticipate participation in the dividend and distribution reinvestment plans will continue, if not increase in the future, but if more shareholders elect to take dividends in cash and fewer UPREIT limited partners invest distributions into Units, our liquidity could be adversely affected.

As discussed below with respect to our results of operations, in 2016 we have experienced an increase in the overall vacancy rates for our properties.  We anticipate that the overall vacancy rate is going to level off in late 2017 and slowly decrease over the next two years.  In the event, however, that our overall vacancy rate continues to increase it could decrease the funds available from our operations.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

The following table summarizes certain information from our consolidated statement of operations:

	2016	2015
Revenue from Rental Operations
Residential Revenue	$23,875,423	$20,077,941
Commercial Revenue	11,855,432	9,387,297

Total Rental Revenue	35,730,855	29,465,238

Expenses
Expenses from Rental Operations	(29,758,009)	(24,054,723)
Expenses of Administration of the Trust	(1,220,679	(969,421)

Income from Operations	4,752,167	4,441,094

Other Income
Income from Equity Investments	-0-	91,491
Interest Income	103,765	144,533
Gain on Sale of Asset	686,441	-0-
Other Income	504,199	4,204,606

Net Income	$6,046,572	$8,882,522

While we achieved significantly more revenue from our rental operations in the first nine months of 2016 compared to 2015, we also experienced a significant growth in our overall vacancy rates to 9.2% as of September 30, 2016 compared to 5.6% one year earlier.  We attribute part of the increase in our vacancy rates on the residential side is from our acquisitions of three properties with an aggregate of 566 residential units that were acquired in 2016 while in the rent up stage of their development.  In addition, we believe the 1,831 residential units we hold which are located within the Fargo, North Dakota apartment market faced challenges due to the construction of a number of apartments in the area which outpaced the demand.  We look for vacancy rates in the Fargo market to level off in the third quarter of 2017 and then slowly decrease over the next two years as the apartment supply comes more in line with the demand.  We also contemplate larger expenditures on advertising and marketing expenses in our efforts to lease up our residential real estate properties.

We attribute the approximately 21% increase in our rental revenue in the first nine months of 2016 over the same period in 2015 to our acquisition of three commercial properties which were completed in March, July or August, 2016 and to the fact that four of our five acquisitions of properties in 2015 occurred In June or later months of 2015.  For additional information related to our property acquisitions, see “Capital Expenditures” later in this discussion and analysis.

We have observed our growth in revenue through acquisitions of property yielding varying results based on the types of properties acquired.  We believe that commercial properties provide a greater rate of return, but also carry more risk due to the properties being dependent upon a relatively smaller number of tenants than involved with residential rental properties of the type we hold.

Interest paid on our mortgage indebtedness is our single largest expense.  We paid $9,018,146 of interest in the first nine months of 2016 compared to $7,389,442 in 2015.  The weighted average rate of interest we paid in the first nine months of 2016 was approximately 4.45%.  This represented a decrease in our average rate due to the acquisitions made and the refinancing of mortgage indebtedness during the period at lower rates than had been in effect previously.  We anticipate a raise in interest rates in the 2017 and in subsequent years.  We seek to stager the maturity dates of our mortgage indebtedness to reduce the significance of sudden increases in the interest rates we might be required to pay under refinanced mortgages debt.

Real estate taxes we pay for our properties are also a significant operating expense.  While many of our commercial leases require the tenant to pay as “additional rent” the property taxes charged to us, such is not the case with our residential properties.  We estimate that the taxes we have paid in 2016 on properties we held in both 2015 will be approximately 4% higher in 2016 over what we paid in 2015.  Due to reduction in commodity prices, we anticipate that property taxes payable in 2017 with respect to our properties in North Dakota and South Dakota may increase at even greater rates.

Since most of our properties are located in the upper Midwest region, weather can have a significant effect on the operating expenses for our properties.  The 2015-2016 winter in the upper Midwest was unusually mild with limited snowfall and generally warmer temperatures which translated into significantly lower utility expenses and snow removal costs.  We anticipate both of these expenses to increase in the coming years back to a normal range.

Revenue from our rental operations provides most of our income.  We also obtain other income from equity investments (where we acquire a non-controlling interest in an entity holding real estate interests), interest paid to us (primarily from loans we make), gain from sale of assets, operating guarantee payments (which are financial assurances we receive when we are purchasing newly constructed properties and the seller agrees to pay us if the rent we actually receive is less than an agreed amount specified in the operating guaranty) and fair value adjustments (discussed in the following paragraph).

The largest component of other income is from fair value adjustments to properties we acquire.  In 2015, we had $4,177,310 of value in excess of cost posted to other income which was offset by $593,328 of acquisition costs.  In the first nine months of 2016 we had $640,000 of value in excess of cost posted to other income which was offset by $687,500 of acquisition costs.  Effective January 1, 2009, the Financial Accounting Standards Board issued a pronouncement requiring that all property investments acquisitions be recorded at their fair market value as of the acquisition date.  Each of the properties acquired by the UPREIT is appraised as part of the acquisition process, and that appraisal is used to obtain financing and establish the “fair market value” used in compliance with this accounting standard.  When a property is appraised higher than the purchase price, the excess value is recorded as “value in excess of cost” and appears in the other income section of our operating statements and should the appraised value be less than the purchase price, the deficit is recorded as acquisition costs in the other expense section.

COMPARISON OF OPERATIONS IN CALENDAR YEAR 2015 TO CALENDAR YEAR 2014

The following table summarizes certain information from our consolidated statement of operations:

	2015	2014
Revenue from Rental Operations
Residential Revenue	$28,138,049	$19,882,190
Commercial Revenue	13,033,096	10,646,243

Total Rental Revenue	41,171,145	30,528,433

Expenses
Expenses from Rental Operations	(34,204,734)	(25,485,082)
Expenses of Administration of the Trust	(1,362,584)	(960,716)

Income from Operations	5,603,828	4,082,635

Other Income
Income from Equity Investments	303,476	438,221
Interest Income	180,342	310,291
Other Income	4,158,984	2,224,885

Net Income	$10,246,630	$7,056,032

Net income increased by approximately 45.2% in 2015 over 2014’s net income.  The largest factor in the increase in was increase in our revenue from rental operations with newly acquired properties playing a significant role in the increase.  Our invested assets grew by approximately 34.8% while revenues from rental operations increased by approximately 35% above their 2014 levels.  The timing of when during the year an acquisition occurs can have a significant affect on changes in income relative to assets held.  For example, two acquisitions with similar cost and similar rental income with one occurring early and the other late in the year will both be in the total assets held at the end of the year, but only one’s income potential for the full year will be in the operating results.

The acquisitions of additional properties contributed to increases in our interest expense (our mortgage notes payable at the end of 2014 were $190,774,290 and grew to $253,235,248 by the end of 2015) as well as in the amount of real estate taxes we paid.  We also paid approximately $90,700 more in real estate taxes in 2015 than we did in 2014 with respect to our properties located in the Fargo, North Dakota market as a result of higher tax assessment values.

CAPITAL EXPENDITURES

Our largest capital expenditure is on the acquisition of properties.  Please see “DESCRIPTIONS OF PROPERTIES” in this Offering Circular for information regarding our acquisitions in 2014, 2015 and in the first nine months of 2016.

The acquisitions in 2014 involved an aggregate total investment of approximately $71,390,400.  Such amount was funded with approximately $14,240,800 from our cash, mortgage financing of approximately $46,377,100 and from issuance of approximately 1,027,800 Partnership Units in the UPREIT (valued at approximately $10,772,500) to prior owners of the properties acquired.

The acquisitions in 2015 involved an aggregate total investment of approximately$91,054,600.  Such amount was funded with approximately $2,329,400 from our cash, mortgage financing of approximately $67,106,500 and from issuance of approximately 1,753,300 Partnership Units in the UPREIT (valued at approximately $21,618,700) to prior owners of the properties acquired.

The acquisitions in the first nine months of 2016 involved an aggregate total Investment of approximately $45,987,500.  Such amount was funded with approximately $8,359,000 from our cash, mortgage financing of approximately $33,975,000 and from issuance of approximately 252,340 Partnership Units in the UPREIT (with a value of approximately $3,653,600) to prior owners of the properties acquired.

In addition to investing in new properties, we invest funds in the improvement and maintenance of our existing properties.  The following table identifies capital expenditures for various improvements made in 2014, 2015, and the first 9 months of 2016:

Type of Improvement	2014	2015	First Nine Months of 2016

Site Improvement	$168,270	$402,478	$329,079

Building Improvement	358,256	231,265	522,716

Tenant Improvement Allowances	304,578	693,366	101,200

Flooring & Appliances	164,689	209,791	157,807

Special Assessments	500,536	63,268	94,566

	$1,496,329	$1,600,168	$1,268,368

Site improvements are typically parking lot improvements and landscaping improvements.  In 2015, we replaced a portion of the parking lots for the Harmony Plaza and Riverwood Plaza, both located in Sioux Falls, South Dakota; First Center South located in Fargo, North Dakota and Tuscany Square, located in Bismarck, North Dakota.  Site improvement expenditures in the first nine months of in 2016 included approximately $225,000 of parking lot improvements to the Plymouth 6-61 site that were part of purchase negotiation of the property.

Building improvements range widely from modest repairs to more significant matters such as replacement of the roofs or sidings of buildings.  The building improvements in 2014 and 2015 represented an accumulation of multiple repairs to multiple properties.  The building improvements in the first nine months of 2016 included approximately $465,000 for the replacement of the roof on the Plymouth 6-61 building.  As with the parking lot improvements discussed above, the roof replacement at our cost was part of the negotiation for our acquisition of the property.

Tenant improvement allowances represents amounts we have agreed to reimburse commercial property tenants in connection with preparation of the space they are leasing and even the costs of relocating to the space for tenants moving into our property or costs of upgrades for in connection with an extension of the term of the lease by an existing tenant.  This cost is often negotiated as part of the negotiation or the lease or renewal of the lease.  In 2014, we agreed to a reimbursement of approximately $228,666 for the lease by the Social Security Administration of 5,900 SF of space in the Minot Metro Center located in Minot, North Dakota.  In 2015, we reimbursed Shopko Stores Operating Co. approximately $435,750 in connection with its conversion of two retail sites located in Oaks, North Dakota and New Prague, Minnesota into Shopko stores .

Flooring and appliances are replaced as needed in the residential properties.  We anticipate our expenditures for these will increase as the residential properties we hold age.

When a municipality makes infrastructure improvements, such as streets and sewers, it often assesses the cost of the improvements upon the owners of the properties adjacent to the improvements.  The municipality often permits the costs to be paid over periods of time often ranging from five to 25 years depending on the cost of the improvement.  Our practice is to capitalize the amount of the assessment and recognize a corresponding liability to our balance sheet.  See the footnotes to the financial statements for more details on special assessments.

In connection with mortgage financing of certain of our properties, the mortgage lender requires us to fund a cash reserve for future repairs and replacements.  As of September 30, 2016, the amount of such required monthly deposit to replacement reserves was $27,065 per month and the balance of the replacement reserve was $1,171,287.  If there is no reserve requirement for the property by our mortgage lender, our practice has been to fund a non-mandated replacement reserve of between 1% and 2% of gross revenue on commercial properties depending on the structure of payment for capital improvements found in the tenant leases, and $150 annual per unit for residential properties.  For the month of September 2016, the non-mandated replacement reserve monthly deposit was $50,125 and the balance of the non-mandated replacement reserve funds was $1,943,524.

OFF BALANCE SHEET ARRANGEMENTS

At this time we are not aware of any off-balance sheet arrangements that need to be discussed or disclosed.

BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

ORGANIZATIONAL STRUCTURE

The Dakota Real Estate Investment Trust (“the Trust”) is a business trust organized under the laws of North Dakota.   The Trust operates under the terms of a Fifth Amended and Restated Declaration of Trust as of May 26, 2010 (the “Declaration of Trust”), and Bylaws, last amended as of January 25, 2010 (the “Bylaws”).  The Trust is the sole general partner of the Dakota UPREIT Limited Partnership (the “UPREIT”).  The UPREIT operates in accordance with the terms of a Limited Partnership Agreement entered into as of September 26, 2000.

The Trust has executive officers, but all actions by the UPREIT are taken by the Trust as general partner.  Neither the Trust, nor the UPREIT have any employees.  Rather, they use staff of Dakota REIT Management, LLC (the “Advisor”) and services of various property management companies to manage the operations of the business and of the properties owned by the UPREIT.

The Declaration of Trust and the Bylaws provide for the management of the affairs of the Trust to be vested in a Board of Trustees.  They further provide that the Board of Trustees is to have not less than seven and not more than 17 members with the actual number being as determined from time to time by the Board of Trustees.  The Bylaws provide that, to serve as a member of the Board of Trustees, the individual must hold a minimum investment in the Trust of $100,000 or a minimum investment in the UPREIT of $200,000.  Members of the Board of Trustees are elected by the voting shareholders of the Trust for staggered three year terms; however, the Board of Trustees may fill a vacancy created by the death or resignation of a member of the Board of Trustees or to fill a vacancy created by an increase in the number of members of the Board of Trustees.

The Bylaws require a majority of the members of the Board of Trustees to be “Independent Trustees.”  The Declaration of Trust defines an “Independent Trustee” to be:  (i) an individual themselves; (ii)  the spouse, parent, child, sibling, mother or father in-law, son or daughter in-law, or brother or sister in-law of such an individual;  or (iii) an entity are “affiliated” with such individual or relation to such individual (including an entity for which the individual or relative holds a ten percent or greater voting interest in or is otherwise controlled by the individual being an executive officer, director, trustee or general partner of the entity) who or which for the prior two years has not:

•                  owned an interest in the Advisor;

•                  been employed by the Advisor;

•                  been an officer or member of the Board of Trustees or Board of Directors of the Advisor;

•                  performed services for the Trust, other than as Trustee;

•                  been a member of the Board of Trustees for more than two other REITs organized by someone who was instrumental in forming the Trust; or

•                  had a “material relationship” (defined to be a relationship providing 5% or more of the gross revenue/income of the individual or entity) with the Advisor or with anyone who was instrumental in forming the Trust.

As noted above, having been instrumental in forming the Trust affects whether an individual (or their spouse, parent, child, sibling, mother or father in-law, son or daughter in-law, or brother or sister in-law) would be considered an “Independent Trustee.”  The Trust was formed in 1997.  The initial members of the Board of Trustees of the Trust consisted of Ray Braun, Kermit E. Bye, Bradley C. Fay, George Gaukler, Brion Henderson, Duane Huber, Gorman King, Jr. and Stan Ryan.  Messrs. Bye and Ryan are no longer members of the Board of Trustees and Messrs. Huber and King are deceased.

The Bylaws permit, but does not require establishment by the Board of Trustees of committees.  The Board of Trustees has appointed Kevin Christianson, George Gaukler, Brion Henderson, Matthew Pedersen and Gene Smestad as members of the Finance Committee for the Trust.  The Finance Committee reviews and analyzes proposed investment opportunities prior to their submission to the full Board of Trustees for consideration for investment.  In 2016, the Board appointed Stan Johnson and Gene Smestad to review the agreement between the Trust and the Advisor and Ray Braun and Matt Pedersen to act as a nominating committee for election of trustees.

The Bylaws provide for the appointment by the Board of Trustees of a Chairman of the Board, a President, an Executive Vice President, a Secretary, a Treasurer and such additional officers of the Trust as the Board of Trustees designates.  The table on the following page identifies the offices held and the individuals holding them.

CONFLICTS OF INTEREST OF MEMBERS OF THE BOARD OF TRUSTEES

The Declaration of Trust does not require Trustees to refrain from engaging in business activities of the types conducted by the Trust or the UPREIT and they will not have an obligation to present to the Trust or the UPREIT any investment opportunities which come to them other than in their capacities as a Trustee, regardless of whether those opportunities are within the UPREIT’s investment policies.  The UPREIT holds interests in properties that may compete for tenants with adjacent or nearby properties in which a Trustee holds an interest.  Certain of the Trustees, directly or through their affiliates, have organized and served as principals of other entities which may have investment objectives similar to those of the UPREIT.  Such Trustees may have legal and financial obligations with respect to these entities, which are similar to their obligations owed to the Trust.

As a result of their current and possible future interests in other business activities, including in investments of the type made by the Trust or the UPREIT, Trustees will have conflicts of interest in allocating their time between their duties to the Trust and other activities in which they are involved.  In particular, that may be an issue for Mr. Gaukler and Mr. Knutson as their duties with the Advisor involves greater demand upon their time than is required of other Trustees not associated with the Advisor.  While none of the Advisor, Mr. Gaukler or Mr. Knutson are affiliated with any other public real estate programs, they are not prohibited from participating in any public or private investor programs that invest in similar properties on a leveraged, or mortgaged, basis; and such programs with investment objectives similar to UPREIT.

The lawyers, accountants, and other experts who have been or will be called upon to perform services for the Trust or the UPREIT may also perform services for the Advisor or affiliates of a member of the Board of Trustees.  It is important to point out that such professional advisors do not represent the interests of holders of shares in the Trust or limited partnership units issued by the UPREIT.

MEMBERS OF THE TRUST’S BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth the name, position(s) held, age, the year first elected to the Board of Trustees, when the Trustee’s current term is scheduled to end and if such member of the Board of Trustees is deemed to be an Independent Trustee for each member of the Board of Trustees of the Trust as well as its executive officers.

Name	Position(s) Held	Age	First Elected Trustee	Current Term Ends	Independent Trustee
Ray Braun	Trustee and Treasurer	79	1997	June 2017	No(1)
Kevin Christianson	Trustee	54	1999	June 2018	No
Bradley Fay	Trustee and Secretary	57	1997	June 2019	Yes
George Gaukler	Trustee and President	80	1997	June 2018	No (2)
Joe Hauer	Trustee	76	2010	June 2019	Yes
Kenneth Heen	Trustee	70	2015	June 2018	Yes
Brion Henderson	Trustee and Chairman	63	1997	June 2018	Yes
Stan Johnson	Trustee	63	2002	June 2019	Yes
Jim Knutson	Trustee and Executive Vice President	68	2012	June 2019	No (2)
Clarice Liechty	Trustee	76	2002	June 2019	Yes
Matthew Pedersen	Trustee	43	2015	June 2018	No(1)
Roy Sheppard	Trustee	66	1998	June 2017	Yes
Jerry Slusky	Trustee	71	2015	June 2018	Yes
Gene Smestad	Trustee and Vice-Chairman	74	2010	June 2017	Yes

(1)  Affiliate of firm that has provided accounting services to the Trust

(2) Affiliate of the Advisor

Ray Braun.  Mr. Braun was one of the initial members of the Board of Trustees in 1997 and continues to serve as a Trustee.  In 2006, Mr. Braun retired from the Ludvigson Braun & Company, an accounting firm located in Valley City North Dakota.  Mr. Braun became a Licensed Public Accountant in 1975.

Kevin Christianson.  Mr. Christianson first became a member of the Board of Trustees in 1999.  He has served as a member of the Trust’s Finance Committee since 1999.  Mr. Christianson has served as President of Paces Lodging Corporation since 1993 and President of Property Resources Group since 2001.  Paces Development Corporation is based in Fargo, North Dakota and designs and constructs commercial properties. Property Resources Group is a commercial real estate broker and property management company licensed in Arizona, Minnesota, North Dakota and South Dakota.

Bradley Fay.  Mr. Fay has served on the Board of Trustees and as Secretary of the since the formation of the Trust in 1997.  In 1989, Mr. Fay participated in the formation of Dakota Growers Pasta Company, now a subsidiary of Post Holdings.  Mr. Fay is a participant in oil and gas development businesses targeting the Bakken and Three Forks reservoirs in western North Dakota.

George Gaukler.  Mr. Gaukler may be viewed as the founder of the Trust and has been a member of the Board of Trustees and President of the Trust since its formation in 1997.  In 2008, he was appointed to the Finance Committee.  After graduation from Valley City State College in the 1960’s Mr. Gaukler formed Valley Realty, Inc. a real estate development company that subsequently expanded its services to include property management and real estate sales.  Mr. Gaukler is also the principal shareholder and Chief Executive Officer of Hi-Line Construction, Inc. which engages in residential and commercial construction projects.  Mr. Gaukler is President and an owner of the Advisor.

Joe Hauer. Mr. Hauer was first elected to the Board of Trustees in 2010.  In 1978, Mr. Hauer established J&L Development, Inc. a real estate holding company with properties in Arizona and North Dakota.  Along with other members of his family, he participates in Arikota, LLP, another real estate holding company.  He has also engaged in the printing business through United Printing with offices in Bismarck, North Dakota and Phoenix, Arizona.

Kenneth Heen.  Mr. Heen joined the Board of Trustees in 2015.  Mr. Heen’s career has principally focused on agricultural lending.  Mr. Heen retired as President and Chief Executive Officer of American State Bank and Trust Co. of Williston, North Dakota in 2012, which he joined in 1991, but continues to serve as a member of its board of directors.

Brion Henderson.  Mr. Henderson was one of the initial members of the Board of Trustees in 1997 and he was appointed as Chairman of the Board in 2016 and as a member of the Finance Committee in 1999.  He has been the President of Evergreen Grain Co. located in Tower City, North Dakota since 1985.  Evergreen Grain Co. engages in the shipping and storage of grain.

Stan Johnson.  Mr. Johnson was elected to the Board of Trustees in 2002.  Since the 1980’s, Mr. Johnson has engaged in the insurance agency business.  His independent agency has been located in Fargo, North Dakota since 1987.

Jim Knutson.  Mr. Knutson was first elected to the Board of Trustees in 2012.  In 2003, he was appointed as the Executive Vice President of the Trust.  Mr. Knutson joined Valley Realty, Inc. in 1973 (see information under the biographical information for Mr. Gaukler above regarding Valley Realty) and has been with that company since then with a focus on property management, finance and construction management for multi-family residential and other commercial properties.  Mr. Knutson is Executive Vice-President and an owner of the Advisor.

Clarice Liechty.  Ms. Liechty joined the Board of Trustees in 2002.  She has served on a number of boards of agricultural agencies including the North Dakota Natural Resources Trust and the North Dakota State Farm Agency and as a member of the Women in Agriculture workshop of the United States Department of Agriculture.  She and her husband are engaged in agricultural production and real estate investment from their home in Jamestown, North Dakota.

Matthew Pedersen.  Mr. Pedersen was elected to the Board of Trustees and was appointed to the Finance Committee in 2015.  Mr. Pedersen worked for sixteen years for Great Plains Software and then Microsoft following its acquisition of Great Plains Software in 2001.  In 2008, Mr. Pedersen with two other co-investors established a real estate investment company with 250 apartment units located in Cooperstown, Jamestown, Lisbon and Valley City, North Dakota.  In January 2015, he acquired ownership of Ludvigson Braun & Co. (see information under biographical disclosure for Ray Braun).

Roy Sheppard.   Mr. Sheppard has served as a member of the Board of Trustees since 1998.  He is the managing partner of CSi Computers, a computer and networking sales and service firm located in Jamestown, North Dakota.  He also is an owner and President of Cable Services, Inc., a cable television and internet provider also based in Jamestown, North Dakota.

Jerry Slusky.  Mr. Slusky was elected to the Board of Trustees in 2015.  Mr. Slusky is licensed to practice law in the states of Nebraska, Iowa and Florida.  He is currently a member of the Smith, Slusky, Pohern & Rogers, LLP firm located in Omaha, Nebraska.  Mr. Slusky’s practice focuses on real estate planning and development, zoning and finance of real estate investments.

Gene Smestad.  Mr. Smestad has been a member of the Board of Trustees since 2010.  He was appointed to the Finance Committee in 2010 and in 2016 was appointed as Vice-Chairman of the Board.  In 2008, he retired after a 32 year career with AgCounty Farm Credit Services of Fargo, North Dakota.  At the time of his retirement, Mr. Smestad was the President and Chief Executive Officer of the farmer owned lender with management over 28 branch offices located in eastern North Dakota and west central Minnesota.

Liability of the Members of the Board of Trustees

Members of the Board of Trustees are to have no liability for any loss suffered by the Trust which arises from the action or inaction of them, if they, in good faith determined that their conduct was in the best interest of the Trust and such conduct did not constitute negligence or misconduct.

Pursuant to the terms of the Declaration of Trust, the Trust is to indemnify the Trustees with respect to suits or proceedings or against whom a claim or liability is asserted by reason that he was or is a Trustee or Affiliate.  However, indemnification by the Trust will be provided only if:

•                  the Trustee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Trust;

•                  such liability or loss was not the result of negligence or misconduct by the Trustee; and

•                  such indemnification or agreement to hold harmless is recoverable only out of the assets of the Trust and not from the shareholders.

SIGNIFICANT EMPLOYEES OF THE ADVISOR

Neither the Trust nor the UPREIT has any employees.  They rely upon the staff of the Advisor.  In addition to George Gaukler and Jim Knutson, who are officers of the Trust and members of its Board of Trustees (see their biographical information above) the Trust and UPREIT are dependent upon services of the following individuals:

Tammy Hauck.  Ms. Hauck joined the Advisor in 2007 and currently serves as its Chief Operating Officer.  After receiving her Business Administration degree from Concordia College and Minnesota State University — Moorhead in 1987, Ms. Hauck engaged in management and development of real estate in the eastern and mid-western United States.

James Haley.  Mr. Haley joined the Advisor as its Chief Financial Officer in 2007.  After receiving his degree in Accounting from Central Missouri State University in 1992 he worked in public accounting and received his certified public accountant designation in 1993.  In 1995, Mr. Haley located in Fargo, North Dakota and participated in real estate development and construction.

Mark Richman.  Mr. Richman joined the Advisor in 2011 and is its Director of Business Development.  After graduating from North Dakota State University in 1976, Mr. Richman began his career in commercial real estate.  He holds designations as a Certified Commercial Investment Member from the CCIM Institute and a Certified Property Manager from the Institute of Real Estate Management.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

TRUSTEE COMPENSATION

Members of our Board of Trustees, other than George Gaukler and Jim Knutson are compensated based upon their attendance at meetings held in person or by telephone conference of the full Board of Trustees or of a committee established by the Board of Trustees.  In 2014 and 2015, the aggregate fees paid to members of our Board of Trustees for their attendance at meetings was $27,450 and $43,435, respectively.  Members of the Board of Trustees are reimbursed for travel expenses incurred in attending meetings.

Effective July 1, 2016, we modified the compensation of members of our Board of Trustees to be:

•                  $1,200 to Chairman of the Board for regular meetings;

•                  $1,000 to other members of the Board (excluding Mr. Gaukler and Mr. Knutson) for regular meetings;

•                  $200 to all members of the Board (excluding Mr. Gaukler and Mr. Knutson) for any special meeting, typically held by conference call; and

•                  $400 to members of the Board (excluding Mr. Gaukler and Mr. Knutson) for attending meetings of a committee held on a date different from that of a meeting of the Board of Trustees.

The table below sets forth the compensation for each of the three highest paid persons who are Trustees for the year ended December 31, 2015.

Name	Compensation as Trustee	Compensation as a Committee Member	Total Compensation

Gene Smestad	$3,300	$1,000	$4,300

Brion Henderson	$2,750	$1,000	$3,750

Kevin Christianson	$2,600	$1,000	$3,600

Mr. Smestad, Mr. Henderson and Mr. Christianson are members of the Finance Committee and received $250 for attending each of four meetings of the Finance Committee during 2015.  Mr. Smestad was also a member of the committee appointed by the Board of Trustees to review the terms of the agreement with the Advisor and received $250 in connection with that committee.

COMPENSATION OF EXECUTIVE OFFICERS

The Trust has five executive officers.  They are the Chairman of the Board, a Vice Chairman of the Board, a President, an Executive Vice President, Treasurer and a Secretary.  No compensation has been paid with respect to those positions; however, effective July 1, 2016, the Chairman of the Board will receive $1,200 for participation in regular meetings of the Board of Trustees while other Trustees will receive $1,000 for their attendance.

George Gaukler is the President of the Trust, Jim Knutson is Executive Vice President of the Trust and both are Trustees and Mr. Gaukler is also a member of the Finance Committee.  The Trust does not pay compensation to Mr. Gaukler or Mr. Knutson for as officers or for their attending meetings of the Board of Trustees or Finance Committee.  Mr. Gaukler and Mr. Knutson are both owners of the Advisor.  For information regarding the compensation paid to the Advisor by the Trust, see “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS” on page 22 of this Offering Circular.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The Bylaws of the Trust requires that nominees to serve as Trustees must hold an investment of not less than, $100,000 in the Trust or not less than $200,000 in the UPREIT.  The following table depicts the security ownership of the Trustees of the Trust in the Trust and in Limited Partnership Units in the UPREIT, as of December 31, 2016.  No one other than those listed in the table hold Class A Shares and UPREIT Units that, if converted, would result in ownership of 10% or more of the Trust.

	Class A	Class B	UPREIT	Percentage
Names of Trustees	Shares	Shares(1)	Units (2)	of Trust(1)(3)
George Gaukler	109,782		508,301	9.82%
Brion Henderson	48,179		55,053	1.77%
Bradley Fay	70,085			1.21%
Ray Braun	26,501		17,188	0.75%
Kevin Christianson	86,766			1.50%
Roy Sheppard	66,859			1.16%
Clarice Liechty		10,011	84,041	1.43%
Stan Johnson	59,718		100,582	2.72%
Gene Smestad	43,256	2,548		0.37%
Joe Hauer			229,639	3.82%
James Knutson		2,354	67,670	1.16%
Jerry Slusky		7,894	314,767	5.16%
Matthew Pedersen	9,644	2,714		0.17%
Kenneth Heen	48,048			0.83%
Trustee Totals	568,837	25,522	1,377,241	14.7%

(1)               The Class B Shares of the Trust have no voting rights.  Accordingly, they are not included in determination of the Percentage of Ownership of the Trust.

(2)               Limited Partnership Units in UPREIT may be exchanged for Shares on a one for one exchange basis.

(3)               Percentage is based upon the total of 5,787,477 Class A Shares outstanding at December 31, 2016 and the assumed conversion of the UPREIT Partnership Units held by the named Trustees and all Trustees as a group into Class A Shares and no other conversions or issuance of shares.

Under the terms of the Limited Partnership Agreement for the UPREIT, commencing after one year of an acquisition of their Partnership Units, limited partners have a right to require the UPREIT to redeem Partnership Units by provision of written notice of request for redemption.  The price per unit is the price per share applicable at the time the notice is given.  For notices given during this Offering (and until the next offering of Shares is made at a different price) that price will be $14.90 per unit.  The Trust, however, has the right to acquire the units requested to be redeemed in exchange for the issuance of Shares by the Trust to the limited partner requesting redemption on the basis of one Share for each unit requested to be redeemed for cash.  The election by the Trust to make the exchange must be communicated by the Trust to the limited partner within five days of the Trust’s receipt of the notice.  The request for redemption of units and the exercise of the Trust’s right to acquire such units is subject to the following limitations under the Limited Partnership Agreement:

•                  a limited partner may only request up to two redemptions in any calendar year

•                  the request must be at least or for the lesser 100 units or all of the units held by the limited partner

•                  if the issuance of Shares, regardless of whether the Trust exercises its right, would result in the limited partner holding more than 9.8% of the Shares that would be outstanding as a result of the issuance

•                  result in the Trust being “closely held” as such term is defined under Section 856(h) of the Internal Revenue Code

•                  result in the Trust being an owner of 10% or more of the ownership interests of a tenant of the Trust (or its subsidiaries)

•                  result in a violation of the Securities Act of 1933

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Some members of the Board of Trustees, directly or through their affiliates, have engaged in transactions with the Trust or the UPREIT.  It is likely that the Trust and the UPREIT will continue to engage in transactions with Trustees and their affiliates.  In such transactions, there is a conflict between the interests of the Trust and the Trustee who (directly or through an affiliate) is doing business with the Trust or the UPREIT.

These transactions present a risk to investors because the terms have not been negotiated at “arm’s-length” where both parties who have no economic stake in the other.  Transactions involving ongoing services also present the risk to investors as termination of the arrangements may be more difficult than may occur with independent service providers.

In order to deal with these conflicts, the Trust’s Declaration of Trust provides that the Independent Trustees must approve all transactions with a Trustee, an officer of the Trust, the Advisor or any “Affiliate” of such persons.  The transactions are further required to be on fair and reasonable terms and no less favorable than would be found in a transaction with an independent party.  If the Trust, directly or through UPREIT, is acquiring property from a Trustee or an Affiliate of a Trustee, the Trust’s Declaration of Trust requires an independent appraisal of the value of the property.  The Trust’s Declaration of Trust defines “Affiliates” of a person or entity to include:

•                  An entity with respect to which the person directly or indirectly holds or controls ten percent or more of the voting power of the entity;

•                  A person who directly or indirectly holds or controls ten percent or more of the voting power of an entity;

•                  Persons or entities who are directly or indirectly controlled or under common control of a person or entity;

•                  Entities for which a person is an executive officer; and

•                  The executive officers of entities.

The Board of Trustees has required in connection with purchases of properties purchased from sellers related to a member of the Board of Trustees to provide for payment to the Trust based upon the “renting up” of newly constructed properties.  The provision is a guarantee to the Trust of a seven percent return on its investment for the first year of operations or otherwise achieves stability.  The return is paid as rent-up income to the property.  In 2014, 2015 and in the first nine months of 2016 the Trust received $161,717, $260,413 and $148,725 in rent-up guarantee fees.  Agreements for such payments have been made with respect to the Hidden Pointe II and III (acquired in October 2016) and the Azool Retail Center (acquired in January 2017).

FEES PAID TO THE ADVISOR

Dakota REIT Management, LLC (the “Advisor”) provides managerial and administrative services to the Trust.  It is the successor in interest to Dakota REIT Management, Inc. which, until 2008, provided the same services to the Trust.  George Gaukler and James Knutson are the principal owners of the Advisor and Mr. Gaukler is its President and Mr. Knutson is its Executive Vice President.  Mr. Gaukler and Mr. Knutson are members of the Board of Trustees, executive officers and shareholders of the Trust and limited partners in the UPREIT.

For a description of the terms of the engagement of the Advisor by the Trust and greater detail as to the fees paid to the Advisor, see “COMPENSATION TO ADVISOR AND OTHER PROPERTY MANAGERS.”  In 2014, 2015 and in the first nine months of 2016, the Advisor was paid by the Trust $1,913,829, $2,056,227 and $1,878,455, respectively.

REAL ESTATE COMMISSIONS

Upon the sale or purchase of an investment property by the UPREIT, a real estate commission may be paid to a real estate broker which represented the UPREIT in the transaction.  Typically such commissions range between 1% and 3% of the selling price.  The UPREIT has so engaged Horizon Real Estate Group, LLC, and Property Resources Group, LLC.  Horizon Real Estate Group, LLC is an affiliate of Georg Gaukler and James Knutson and has offices in Fargo, North Dakota.  Property Resources Group, LLC is an affiliate of Kevin Christianson (a Trustee) and also has an office in Fargo, North Dakota.  No commissions were paid by the Trust or UPREIT to Horizon Real Estate Group, LLC, or Property Resources Group, LLC in 2014 or 2015, but a commission of $70,000 was paid to Horizon Real Estate Group in the 2016.

PROPERTY MANAGEMENT FEES

Most of the UPREIT’s properties are managed by Valley Rental Service, Inc., Horizon Real Estate Group, LLC, or Property Resources Group, LLC.  Valley Rental Service, Inc. is an affiliate of George Gaukler and James Knutson and has offices in Fargo, North Dakota and in Valley City, North Dakota.  Horizon Real Estate Group, LLC is also an affiliate of Mr. Gaukler and Mr. Knutson and has offices in Fargo North, Dakota.  Property Resources Group, LLC is an affiliate of Kevin Christianson and has offices in Fargo, North Dakota.  The annual property management fees paid currently is between 1% and 5% of rental revenue.  The management fees paid to such companies and to the Advisor in each of 2014, 2015 and first nine months of 2016 are identified below:

Management Company	Fees in 2014	Fees in 2015	Fees in first Nine Months of 2016
Valley Rental Service, Inc.	$623,631	$803,307	$659,929.63
Horizon Real Estate Group, LLC	$86,644	$83,402	$64,962.57
Property Resources Group, LLC	$141,685	$142,615	$107,945.64
Dakota REIT Management, LLC	$132,302	$155,998	$127,187.16

Accounting Services.  The Ludvigson Braun & Co. accounting firm has provided limited accounting services to the Trust.  Ray Braun, the Trust’s Treasurer and a member of the Board of Trustees was a member of the firm until his retirement in 2006.  In 2015, Matthew Pedersen acquired ownership of the firm.  Mr. Pedersen is and a member of the Board of Trustees.  Fees paid by the Trust or the UPREIT to such firm in each of 2014, 2015 and first nine months of 2016 were nominal.

CONSTRUCTION AND MAINTENANCE SERVICES

Many of the investment properties held by UPREIT were built wholly or in part by contractors, subcontractors, and suppliers, which are affiliated with members of the Board of Trustees.  These include Valley Realty, Inc., Hi-Line Construction, Inc., JSM Woodworks, LLP, Valley Lumber, Inc., East & West Excavating LLC, Valley Electric Service, Inc., Landscape Elements ND, LLC and Naasz Masonry, LLC each of which is an affiliate of Mr. Gaukler.  Kevin Christianson is the principal owner of Paces Lodging Corporation, a real estate development company.  These companies may provide with repair and maintenance services or materials to properties of the UPREIT.  The amounts paid to such companies in each of 2014, 2015 and first nine months of 2016 were not material.

ACQUISITIONS FROM AFFILIATES

The UPREIT owns properties that were acquired from Trustees or their affiliates.  The table below identifies properties acquired by the UPREIT in each of 2014, 2015 and the first nine months of 2016 which were acquired from a seller affiliated with a member of our Board of Trustees.

When Purchased	Property	Description	Purchase Price	Seller’s Affiliate
January 2014	50% interest in Dakota Roseland Apartments I, LLLP	Prior loan converted to limited partnership units in operator of 36 Unit Apartment in Williston, ND	$750,000	George Gaukler and James Knutson
March 2014	Maple Pointe Apartments Buildings 1, 2 and 4	72 Total Unit Apartments West Fargo, ND	$3,150,000	George Gaukler

When Purchased	Property	Description	Purchase Price	Seller’s Affiliate
July 2014	Maple Pointe Apartments Building 3	12 Unit Apartment West Fargo, ND	$580,000	George Gaukler
May 2014	Hidden Pointe Apartments Building 1	36 Unit Apartment Fargo, ND	$3,200,000	George Gaukler
July 2014	Wheatland Townhomes	15 Residential Townhomes Fargo, ND	$1,540,000	George Gaukler
September 2014	Cooper Creek Condominiums	96 Residential Units Council Bluffs, IA	$6,853,282	Jerry Slusky
September 2014	Pacific West Apartments	187 Residential Units Omaha, NE	$9,942,085	Jerry Slusky
October 2014	Hidden Pointe Apartments Building 4	36 Unit Apartment Fargo, ND	$3,200,000	George Gaukler
January 2015	Britain Towne, LLC	168 Residential Units Bellevue, NE	$8,204,633	Jerry Slusky
August 2015	One Oak Place	274 Residential Units Fargo, ND	$45,700,000	George Gaukler Stan Johnson Jim Knutson
October 2016	Hidden Pointe Apartments Building 2	36 Unit Apartment Fargo, ND	$3,450,000	George Gaukler
October 2016	Hidden Pointe Apartments Building 3	36 Unit Apartment Fargo, ND	$3,450,000	George Gaukler
January 2017	39% interest in Dakota Roseland Apartments IX-XII, LLLP	Prior loan converted to limited partnership units	$2,500,000	George Gaukler and James Knutson
January 2017	Azool Retail Center	44,498 SF Retail Center Moorhead, MN	$9,435,000	Kevin Christenson

Additional information regarding these acquisitions is set forth below.

Dakota Roseland Apartments I, LLLP.  In January 2013, the UPREIT loaned $750,000 to Dakota Roseland Apartments I, LLLP, an affiliate of George Gaukler and James Knutson.  In January 2014, the loan was converted into limited partnership interests in the borrower which represented a 50% ownership at a time there was a mortgage balance owed by the limited partnership of approximately $3,500,000.   Mr. Gaukler and Mr. Knutson have advised the Trust that the 36 unit residential apartment building located in Williston, North Dakota was constructed at a cost of approximately $5,000,000.

Maple Pointe Apartments Buildings 1, 2 and 4.  Maple Pointe Apartments is a four building, 84 unit apartment complex located in West Fargo, North Dakota.  In March 2014, UPREIT purchased three of the four buildings having a total of 72 apartments from a limited partnership, of which George Gaukler was the general partner.  UPREIT issued 124,693 UPREIT limited partnerships units (then valued at $1,309,272) to the limited partners, assumed $1,840,728 of mortgage indebtedness and paid cash of $543,629 to the limited partnership.

Maple Pointe Apartments Building 3.  In July 2014, UPREIT purchased the remaining building of the Maple Pointe Apartment complex.  The UPREIT issued 23,241 UPREIT Partnership Units (then valued at $244,027), assumed liabilities of $4,519 and paid off the existing mortgage in the amount of $331,454.

Hidden Pointe Building 1.  Hidden Pointe Apartments is an apartment complex consisting of four 36 unit buildings developed by George Gaukler in 2013 and 2014.  In 2013, Mr. Gaukler sold building 1 of the complex to two individuals not affiliated with him or the Trust and the UPREIT agreed to permit the purchasers to contribute the building to the UPREIT and receive Partnership Units at a rate of one unit for each $10.50 due the purchaser.  In May 2014, the UPREIT purchased the building from such individuals issuing an aggregate of 78,016 Partnership Units (valued at $575,464 based on the prior agreement) and assumed a mortgage debt of approximately $2,624,500.

Wheatland Townhomes.  The Wheatland Townhomes consists of 68 rental townhomes located in Fargo, North Dakota.  In July 1998 the Trust purchased 10 of the units for $740,000 from an affiliate of George Gaukler.  The Trust paid $225,000 to the seller and assumed approximately $515,000 of mortgage indebtedness.  In July 1999, the Trust purchased an additional 24 units for $1,350,000 from an affiliate of Mr. Gaukler, paying $250,000 and assuming approximately $1,000,000 of mortgage indebtedness.  In June 2004, UPREIT purchased 19 units for $2,450,000.  The

UPREIT paid $92,904, issued 85,000 of its Limited Partnership Units (valued at $595,000) and assumed approximately $1,762,000 of mortgage indebtedness.  In 2014, the Trust purchased the final 15 units for $1,540,000. UPREIT paid $1,085,509 in cash to an affiliate of George Gaukler and issued 42,274 Limited Partnership Units (then valued at $443,880) and assumed $10,611 of accrued liabilities.

Copper Creek Apartments. In September 2014, the UPREIT acquired from an entity, of which Jerry Slusky was an owner, a 96 unit residential apartment building in Council Bluffs, Iowa.  The UPREIT issued 6,105 Partnership Units (then valued at $64,102) and assumed approximately $5,043,333 of mortgage indebtedness.  Mr. Slusky became a member of the Board of Trustees subsequent to the acquisition.

Pacific West Apartments.  In September 2014, the UPREIT also purchased a 187 unit residential apartment complex from an entity, of which Jerry Slusky was also an owner.   The UPREIT issued 261,507 limited partnership units (then valued at $2,745,823) and assumed $7,612,631 of mortgage indebtedness.

Britain Towne, LLC.  In January 2015, the UPREIT purchased a 168 unit residential apartment complex located in Bellevue, Nebraska from an entity of which Jerry Slusky is a member.  The UPREIT issued 335,818 Partnership Units (then valued at approximately $3,736,000) and assumed $5,938,991 of mortgage indebtedness on the property,

One Oak Place.  Between 2009 and 2011, the UPREIT invested a total of $2,500,000 to obtain a 45.8% interest in a limited partnership with George Gaukler, Stan Johnson and Jim Knutson also as owners.  The limited partnership owned a 274 unit apartment complex located in Fargo, North Dakota.  During 2013, the UPREIT also loaned $1,000,000 to the limited partnership to finance costs of construction.  In August 2015, the loan was repaid and the UPREIT acquired ownership of the property.  The UPREIT issued 724,779 of limited partnerships units (then valued at $10,146,906) to George Gaukler, James Knutson, Stan Johnson and other unrelated parties and assumed $34,500,000 of mortgage indebtedness.  In addition, Dakota UPREIT converted its limited partnership interest to the new entity that owns and operates One Oak Place as a subsidiary of the UPREIT.

Hidden Pointe Building 2.  In October 2016, the UPREIT acquired a second of the four 36 unit apartment buildings in the Hidden Pointe complex (see discussion above related to acquisition of Buildings 1 and 4 in the complex) from parties whom had purchased the building from George Gaukler in 2014.  The UPREIT issued 61,623 Partnership Units (then valued at approximately $862,725) and assumed a mortgage obligation of approximately $2,587,275.

Hidden Pointe Building 3.  In October 2016, the UPREIT acquired a third of the four 36 unit apartment building in the Hidden Pointe complex (see discussion above related to acquisition of Buildings 1, 2 and 4 in the complex) from George Gaukler and parties whom had purchased a partial interest in the building from George Gaukler in 2014.  The UPREIT subsequently agreed to allow the purchasers to contribute their interests and receive UPREIT Partnership Units at specified contribution rates.  The UPREIT issued 72,878 Partnership Units (valued at approximately $800,000, based upon the agreed contribution rates) and assumed a mortgage obligation of approximately $2,518,041 and paid cash of $131,959.

Hidden Pointe Building 4.  In October 2014, the UPREIT acquired the fourth 36 unit apartment building in the Hidden Pointe complex (see discussion above related to acquisition of Buildings 1, 2 and 3 in the complex) from George Gaukler and parties which had purchased a partial interest in the building from George Gaukler in 2014 subject to agreed upon rights to contribute such interests to the UPREIT in exchange for Partnership Units at an agreed upon rate.  The UPREIT issued 72,023 Partnership Units (valued at approximately $756,250, based upon the agreed upon rate) and assumed a mortgage obligation of approximately $2,365,000 and paid cash of $78,781.

Dakota Roseland Apartments IX-XII, LLLP.  In April 2014, the UPREIT loaned $2,500,000 to Dakota Roseland IX — XII, LLLP, an affiliate of George Gaukler and James Knutson, which was converted into approximately a 39% limited partnership interest in January 2017.   Mr. Gaukler and Mr. Knutson advise the Trust that the four 36 unit residential apartment buildings located in Williston, North Dakota owned by the limited partnership were constructed at a cost of approximately $21,400,000.

Azool Retail Center.  In November 2016, the UPREIT loaned to an entity of which Kevin Christenson was an owner $1,500,000 to finance the development of a 44,498 square foot retail facility located in Moorhead, Minnesota.  In January 2017, the loan was repaid in connection with the acquisition of the Azool Center by the UPREIT for

$9,435,000.  Mr. Christenson was also the developer of the facility.  The UPREIT issued 57,157 Partnership Units (then valued at $851,642), incurred a mortgage debt of $7,076,250 and paid $1,507,108 of cash for the purchase.

SALES TO TRUSTEES OR THEIR AFFILIATES

Since January 1, 2014, neither the Trust, nor the UPREIT have sold any properties to a member of the Board of Trustees or an Affiliate of a Trustee.

LOANS TO OR FROM AFFILIATES

The Trust may obtain from or make loans to a member of the Board of Trustees or an Affiliate of a Trustee with the approval of the Board of Trustees, including a majority of the Independent Trustees.  The Trust’s Declaration of Trust further requires the terms of the loan to be commercially reasonable and no less favorable to the Trust than loans between unaffiliated lenders and borrowers under the same circumstances.  Since January 1, 2014 there have been no loans to the Trust or the UPREIT by members of the Board of Trustees or any Affiliate of a Trustee and the only loans made by the Trust or by the UPREIT to members of the Board of Trustees or any Affiliate of a Trustee that have been outstanding since January 1, 2014 are described below.

One Oak Place.  During 2013, the UPREIT loaned $1,000,000 to One Oak Limited Liability Partnership, an entity developing the One Oak Place apartment complex in Fargo, North Dakota.  The building was constructed by Valley Realty, Inc., an affiliate of George Gaukler and James Knutson.  The loan carried interest at an annual rate of 7%.  The note was paid in full in August 2015 in connection with the acquisition by the UPREIT of the apartment complex.

Dakota Roseland Apartments I, LLLP.  In January 2013, the UPREIT loaned $750,000 to Dakota Roseland Apartments I, LLLP, an affiliate of George Gaukler and James Knutson.  The loan carried interest at an annual rate of 7% and in January 2014 was converted by the UPREIT into membership interests in the limited partnership.

Dakota Roseland Apartments IX-XII, LLLP.  In April 2014, the UPREIT loaned $2,500,000 to Dakota Roseland IX — XII, LLLP, an affiliate of George Gaukler and James Knutson.  The loan carried interest at an annual rate of 5% and in January 2017 was converted by the UPREIT into membership interests in the limited partnership.

Azool Retail Center.  In November 2016, the UPREIT loaned $1,500,000 to an affiliate of Kevin Christianson to finance the construction of the Azool Retail Center located in Moorhead, Minnesota.  The loan carried interest at an annual rate of 6% and in January 2017 it was paid in full in connection with the acquisition of the Azool Retail Center by the UPREIT.

SECURITIES BEING OFFERED

The Trust is offering 671,140 Class A Shares and 671,140 Class B Shares for purchase. The rights and interests of such Shares are defined under the terms of a Fifth Amended and Restated Declaration of Trust as of May 26, 2010 (the “Declaration of Trust”) and Bylaws, last amended as of January 25, 2010 (the “Bylaws”).  Such rights and interests are summarized below.  Any descriptions are qualified in their entirety by reference to the Declaration of Trust and the Bylaws, copies of which have been filed as exhibits to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

The Shares are being offered for purchase at a price of $14.90 per share; however, shareholders purchasing under the Trust’s Dividend Reinvestment Plan (which is discussed below) may purchase Shares for $13.41 per share.

CLASSES OF SHARES

The Declaration of Trust provides that beneficial interests in the Trust are denominated as Shares and provides that the Trust may issue one or more classes of Shares.  There is no limitation on the number of Shares that may be issued and the Declaration of Trust permits the issuance of fractional shares.  As of the date of this Offering Circular, there are approximately 5,787,446 Class A Shares and approximately 1,527,329 Class B Shares issued and outstanding.

The Class A Shares are those issued prior to May 26, 2010 and all subsequently issued Shares that are denominated as Class A Shares.  In establishing the Class B Shares, the Trust specified that the Class B Shares do not have voting rights, as do the Class A Shares.  Except for the voting rights, all other rights and privileges are the same for the Class A and the Class B Shares.

LIMITATION ON SHARES WHICH MAY BE OWNED

The Declaration of Trust limits a shareholder to owning not more than 9.8% of the outstanding Shares and allows the Board of Trustees to prohibit a transfer that would result in the limitation being exceeded.  Further, the Trust may redeem shares in excess of the limitation.

NO CERTIFICATES ISSUED TO EVIDENCE SHARES

The Bylaws provide for the Secretary of the Trust to maintain records of ownership of the outstanding shares.  No certificates evidencing shares of the Trust are issued.

DISTRIBUTIONS

Under provisions of the Internal Revenue Code, qualification of the Trust as a REIT requires distribution by the Trust of at least 90% of its net taxable income to shareholders each year.  The amount of distributions and when they are paid is determined by the Board of Trustees.  It has been the practice of the Board of Trustees to declare and pay dividends on a quarterly basis.   Dividends are declared to be paid to shareholders with respect to shares held at the end of a calendar quarter and are paid during the following quarter.

In determining the distributions to be declared, the Board of Trustees has taken into consideration Trust operations, cash flow, REIT taxation qualification requirements, and the financial condition of the Trust and the level of participation in the dividend reinvestment plan.  Shares of Class A and Class B Shares have identical rights to receive dividends which may be declared.  While no preferred or subordinate classes of shares in the Trust have been established, the Declaration of Trust permits the Board of Trustees to establish additional classes of stock which may have greater or lesser rights to dividends.

Dividends have been declared and paid to shareholders each quarter since the Trust’s inception.  Past payments of dividends, however, are not a guarantee of future dividend payments.  Set forth on the following pages is information set out on a quarterly basis from the first quarter of 2008 through the third quarter of 2016 regarding:

(a)         the prices for shares offered during the quarter to new investors in the Trust;

(b)         the dividends per share paid during the quarter;

(c)          the total amount of dividends paid during the quarter (together with reinvested distributions); and

(d)         the total of dividends and distributions reinvested.

As discussed below, the Trust offers to shareholders the opportunity to elect reinvest dividends paid to them into Shares.  The Trust also permits holders of limited partnership interests in the UPREIT to elect to have distributions paid to them by the UPREIT with respect to their limited partnership interests be applied to purchase Shares.  In each case, the number of Shares issued will be based on the amount of the dividend or distribution elected to be invested into shares at a rate which is 90% of the prices for shares then being offered to new investors.

Year	Quarter	Per Share Offering Price	Per Share Dividend Paid	Total of Dividends Paid	Total of Dividends
2008	1st Quarter	$8.00	$0.115	$231,093	$203,538
	2nd Quarter	$8.00	$0.1175	$262,596	$230,078
	3rd Quarter	$8.00	$0.1175	$277,553	$246,064
	4th Quarter	$8.00	$0.1175	$284,997	$246,359
		Annual Total	$0.4675	$1,056,239	$926,039
2009	1st Quarter	$8.00	$0.1175	$292,276	$223,833
	2nd Quarter	$8.00	$0.1175	$301,387	$231,334
	3rd Quarter	$8.00	$0.1175	$311,439	$241,031
	4th Quarter	$8.00	$0.1175	$328,668	$259,598
		Annual Total	$0.47	$1,233,770	$955,796
2010	1st Quarter	$8.00	$0.1175	$337,420	$262,276
	2nd Quarter	$8.00	$0.1175	$348,950	$273,836
	3rd Quarter	$8.00	$0.1175	$353,300	$278,513
	4th Quarter	$8.75	$0.1175	$381,390	$303,645
		Annual Total	$0.47	$1,421,060	$1,118,270
2011	1st Quarter	$8.75	$0.1175	$413,707	$321,695
	2nd Quarter	$8.75	$0.1175	$414,808	$323,102
	3rd Quarter	$8.75	$0.1175	$419,538	$329,886
	4th Quarter	$8.75	$0.1200	$432,530	$334,775
		Annual Total	$0.4725	$1,680,583	$1,309,458
2012	1st Quarter	$8.75	$0.12	$470,597	$368,870
	2nd Quarter	$9.75	$0.13	$553,739	$442,109
	3rd Quarter	$9.75	$0.13	$589,713	$471,211
	4th Quarter	$9.75	$0.135	$632,536	$505,649
		Annual Total	$0.515	$2,246,585	$1,787,839
2013	1st Quarter	$9.75	$0.135	$670,969	$536,078
	2nd Quarter	$9.75	$0.135	$735,282	$597,267
	3rd Quarter	$9.75	$0.135	$789,131	$615,246
	4th Quarter	$10.50	$0.1375	$840,842	$633,064
		Annual Total	$0.5425	$3,036,224	$2,381,655
2014	1st Quarter	$10.50	$0.15	$962,749	$735,149
	2nd Quarter	$10.50	$0.15	$1,006,358	$779,530
	3rd Quarter	$10.50	$0.15	$1,040,688	$821,669
	4th Quarter	$11.50	$0.16	$1,186,932	$958,942
		Annual Total	$0.61	$4,196,727	$3,295,290

Year	Quarter	Per Share Offering Price	Per Share Dividend Paid	Total of Dividends Paid	Total of Dividends Reinvested
2015	1st Quarter	$11.50	$0.175	$1,431,847	$1,164,120
	2nd Quarter	$11.50	$0.18	$1,497,752	$1,218,277
	3rd Quarter	$14.00	$0.18	$1,606,363	$1,321,748
	4th Quarter	$14.00	$0.18	$1,741,635	$1,444,805
		Annual Total	$0.715	$6,277,597	$5,148,950
2016	1st Quarter	$14.00	$0.18	$1,627,388	$1,289,028
	2nd Quarter	$14.00	$0.18	$1,420,921	$1,049,889
	3rd Quarter	$14.90	$0.19	$1,520,736	$1,119,411

Due primarily to depreciation deductions, the Trust’s cash flow from operations is expected to exceed its taxable income, and to the extent such cash flow in excess of taxable income is distributed to shareholders as dividends, it is expected that a portion of the dividends to shareholders from cash from operations will be deemed to be a return of capital.  A return of capital is applied to reduce the shareholder’s tax basis in his or her Shares and is nontaxable until the basis has been reduced to zero.  Thereafter, such return of capital would be a taxable gain.  Trust liquidation proceeds, if any, received by a shareholder, which exceed the shareholder’s basis, will be taxed as a gain at the time of receipt.

The UPREIT holds its properties for varying periods.  It may sell a property or borrow against the value of the property.  The proceeds from such a sale or financing, on a property-by-property basis, are expected to be applied:

First, repay debt owed with respect to the property sold or refinanced;

Secondly, to acquire additional properties; and

Thirdly, to fund distributions to the Trust and to Limited Partners of the UPREIT.

To the extent that proceeds from the sale of properties are not sufficient to meet the debt owed with respect to the property sold, UPREIT will incur a loss on the sale.

DIVIDEND REINVESTMENT PLAN

The Trust offers its shareholders the opportunity to reinvest dividends in additional shares of the same class with respect to which the dividend is paid.  The price for shares purchased under this plan is discounted from the then current offering price by 10%.  If there is no then current offering, the cash dividend payable to a shareholder who has elected to participate in the plan will be held by the Trust until the next offering is commenced.  A shareholder may elect at any time to join the Dividend Reinvestment Plan.  A copy of the Dividend Reinvestment Plan is attached as an Exhibit to the Offering Statement filed with the SEC of which this Offering Circular is a part.  Shareholders will pay no commissions or fees in participating in the Dividend Reinvestment Plan.

In 2016, the Trust offered its limited partners of the UPREIT the opportunity to invest distributions paid to them by the UPREIT in the purchase of shares, but we have discontinued that offer with the establishment by the UPRIET of a Distribution Reinvestment Plan which permits the participants to apply distributions to the purchase of additional limited partnership Units.  As with the Dividend Reinvestment Plan, the limited partners who accepted our offers in 2016 acquired Shares at a price per share discounted from the then current offering price by 10%.

A copy of the Distribution Reinvestment Plan is attached as an Exhibit to the Offering Statement filed with the SEC of which this Offering Circular is a part.  No commissions or fees will be paid by those participating in the Distribution Reinvestment Plan.

VOTING

Holders of Class A Shares have the right to vote regarding amendments to the Declaration of Trust, changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust.  Such holders also have the right to demand a special meeting of shareholders.  Holders of Class B Shares do not have any voting rights with respect to their Class B Shares.  Holders of Class A Shares have one vote for each Share of Class A

Share owned, except with respect to the election of members to the Board of Trustees.  Election of Trustees is to involve “cumulative voting” in which the holder of Class A Shares has a number of votes equal to the Class A Shares held multiplied by the number of Trustees to be elected.  The holder may allocate the votes among those standing for election as the holder selects including the allocation of all votes to a single candidate.

The Bylaws allow for the use of voting by written proxy.  The Bylaws also allow for action to be taken by a writing signed by the holders of shares as would be needed to approve the action at a meeting of shareholders of the Trust.

The Trust is to hold an annual meeting of shareholders by June 30 of each year.  Special meetings of shareholders may be called by Board of Trustees or the President and will be called upon written request by holders of ten percent or more of the voting power.  A quorum to transact business at the annual or a special meeting is a majority of the issued and outstanding shares.

TRANSFERS OF SHARES

The Offering is made pursuant to the provisions of the SEC’s Regulation A and qualification under laws of certain states.  Under such regulations, the purchasers of Shares in this Offering will have the rights to transfer the Shares they acquire.  Prior offerings of Shares were pursuant to claimed exemptions from registration under the Securities Act of 1933 to residents of the State of North Dakota.  Such exemption requires the Trust to restrict purchasers of Shares in those prior offerings from reselling their Shares to purchasers who are not residents of North Dakota.  Such restriction, however, ended November 1, 2015 (nine months following January 31, 2015 conclusion of the most recent offering of Shares prior to this Offering).  The Trust is required to forbid assignments and transfers of Shares not in compliance with the restrictions and to require any assignee or transferee to make appropriate representation as to their being a resident of North Dakota.

There is currently no trading market for outstanding Shares of the Trust and there can be no assurance  that a public market will ever develop for the Shares in this Offering.

SHARE REDEMPTION PROGRAM

To provide shareholders with an opportunity for liquidity with respect to our Shares, we have offered to shareholders who have held their Shares for at least one year the right to request the redemption of up to $150,000 of their Shares each year.  The redemption price has been the then current price at which the Shares are offered by the Trust for sale to new investors, subject to a redemption fee of 10%.  If there is no then current public offering price for the Shares to be redeemed at the time of a requested redemption, then the Board of Trustees may establish a redemption price.  In the event of the death of a shareholder within twelve months of the acquisition of Shares, the Trust may waive the one-year holding period requirement.

The Trust may use any available cash flow not otherwise dedicated to a particular use to meet these redemption needs, including cash proceeds from the distributions paid to the Trust by UPREIT, new offerings, borrowing, and capital transactions.  Consideration by the Board of Trustees of Share redemption requests will generally be made on a first-come, first-served basis.  The Trust cannot guarantee that it will have sufficient available cash flow to accommodate all requests when made.  If the Trust does not have such sufficient funds available, at the time when redemption is requested, the shareholder requesting redemption may (i) withdraw their request for redemption or (ii) ask that the Trust honor their request at such time, if ever, when sufficient funds become available.  Such pending requests will generally be honored on a first-come, first-served basis.

The Board of Trustees reserves the absolute right to reject any request for redemption of Shares.  Additionally, the Board of Trustees may terminate, suspend or amend the Share Redemption Program at any time without shareholder approval if the Trustees believe such action is in the best interest of the Trust or if they determine the funds otherwise available to fund our Share redemption are needed for other purposes.

The following table identifies the share redemptions by class and the amounts paid in such redemption for 2014, 2015 and the first nine months of 2016:

	Class A Shares	Payment	Class B Shares	Payment

2014	15,657	$148,050	5,297	$51,188

2015	13,536	$140,882	17,139	$181,931

First Nine Months Of 2016	8,721	$116,461	5,762	$73,471

LIMITED LIABILITY OF SHAREHOLDERS

The Trust is an unincorporated business trust organized and registered under North Dakota law.  No individual shareholder is to be personally liable as such for any liabilities, debts or obligations of, or claim against, the Trust wherever arising, and whether arising before or after such shareholder became the owner or holder of Shares thereof.  No shareholder  shall be held to any personal liability whatsoever in connection with the affairs of the Trust, and all persons shall look solely to the Trust for satisfaction of claims of any nature and the Trust shall be solely liable therefore and resort shall be had solely to the Trust for the payment.

In respect to tort claims, contract claims where shareholder liability is not negated, claims for taxes and certain statutory liabilities, it is possible that shareholders may, in jurisdictions other than North Dakota, be held personally liable to the extent that such claims are not satisfied by the Trust.  This is because some other jurisdictions (where the Trust may acquire property) have not, by specific legislation or case law, granted limited liability to shareholders (beneficiaries) of a business trust.  In any such event, however, the shareholder would be entitled to reimbursement (and indemnity) from the general assets of the Trust.  Under the terms of the Amended and Restated Declaration of Trust, the Shares being offered hereby will not be subject to further calls or assessments by the Trust.  All agreements of the Trust expressly will include a provision that shareholders have no personal liability thereunder.  The Trust does not believe that shareholders are exposed to any significant risk, however because (i) the Trust’s assets are expected to be adequate to meet its obligations, (ii) all contract claims will be negated as described in the preceding sentence, (iii) Trust mortgages, if any, will be non-recourse, and (iv) the Trust will carry insurance which the Trust considers adequate to cover probable tort claims.  In addition, if the Trust or its counsel believes there is a question of liability in any state where the Trust may acquire property, the Trust will likely acquire such property through a wholly-owned real estate investment trust subsidiary corporation or limited liability company, and this would further limit or eliminate any such possible shareholder liability.

ACCESS TO RECORDS

Any shareholder and any designated representative thereof shall be permitted access to all records of the Trust at all reasonable times, and may inspect and copy any of them. Inspection of the Trust books and records shall be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses, and telephone numbers of the shareholders of the Trust along with the number of Shares held by each of them (the “Shareholder List”) shall be maintained as part of the books and records of the Trust and shall be available for inspection by any shareholder or the shareholder’s designated agent at the home office of the Trust upon the request of the shareholder. The Shareholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Shareholder List shall be mailed to any shareholder requesting the Shareholder List within ten days of the request. The copy of the Shareholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A reasonable charge for copy work may be charged by the Trust.  If the Advisor or Trustees neglects or refuses to exhibit, produce, or mail a copy of the Shareholder List as requested, the Advisor, and the Trustees shall be liable to any shareholder requesting the list for the costs, including attorneys’ fees, incurred by that shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a shareholder relative to the affairs of the Trust. The Trust may require shareholders requesting the Shareholder List to represent that the list is not requested for a commercial purpose unrelated to the shareholder’s interest in the Trust. The remedies provided hereunder to shareholders requesting copies of the Shareholder List are in addition to, and shall not in any way limit, other remedies available to shareholders under federal law, or the laws of any state.

REPORTS TO SHAREHOLDERS

The Trust shall cause to be prepared and mailed or delivered to each shareholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Trust within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the initial public Offering of its securities which shall include: (a) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (b) the ratio of the costs of raising capital during the period to the capital raised; (c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Trust and including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Trust; (d) the total operating expenses of the Trust, stated as a percentage of average invested assets and as a percentage of its net income; (e) a report from the independent trustees that the policies being followed by the Trust are in the best interests of its shareholders and the basis for such determination; and (f) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Trust, Trustees, Advisors, Sponsors and any Affiliates thereof occurring in the year for which the annual report is made.  Independent Trustees shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in the Shares in this Offering.  For purposes of this section under the heading “Federal Income Tax Considerations,” references to “the Trust,” “we,” “our” and “us” mean only Dakota Real Estate Investment Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated.  References to “UPREIT” means the Dakota UPREIT, Limited Partnership, a North Dakota limited partnership and the operating partnership of the Trust.  This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.  No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.  We have not sought and do not currently expect to seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus.  The summary is also based upon the assumption that we will operate the Trust and its subsidiaries and affiliated entities in accordance with their applicable organizational documents.  This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•                                          financial institutions;

•                                          insurance companies;

•                                          broker-dealers;

•                                          regulated investment companies;

•                                          partnerships and trusts;

•                                          persons who hold our Shares on behalf of other persons as nominees;

•                                          persons who receive our Shares through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

•                                          persons holding our Shares as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•                                          “S” corporations;  and, except to the extent discussed below:

•                                          tax-exempt organizations.

This summary assumes that investors will hold their trust Shares as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our trust Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available.  In addition, the tax consequences to any particular shareholder of holding our trust Shares will depend on the shareholder’s particular tax circumstances.  You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our trust Shares.

TAXATION OF THE TRUST

Beginning with its tax year ending December 31, 2000, the Trust has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code.  A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT dividend requirements and other requirements for qualification.

Beginning with its tax year ending December 31, 2000, the Trust believes that it is organized and has operated, and the Trust intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that the Trust will qualify or remain qualified as a REIT.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of Share and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by our attorneys.  We have not requested a legal opinion from our attorneys regarding the taxable status of the Trust in connection with the offering of our Shares.  Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly.  Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

TAXATION OF REITS IN GENERAL

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code.  The material qualification requirements are summarized below under “Requirements for Qualification—General.”  While we intend to operate so that we qualify as a REIT, no assurance can be given that the Internal Revenue Service will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future.  (See “Failure to Qualify.”)

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our shareholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our shareholders.  This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation.  In general, the income that we generate is taxed only at the shareholder level upon distribution to our shareholders.

Corporate distributions from REITs are generally taxed at ordinary tax rates.  Distributions from us and from other entities taxes as REITs will typically not be taxed as “qualifying dividends”, meaning that they will not enjoy the preferential 15% or 20% capital gains tax rates.  (See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”)

Any net operating losses and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize.  (See “Taxation of Shareholders.”)

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•                                    We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•                                    We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•                                    If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. (See “Prohibited Transactions” and “Foreclosure Property.”)

•                                    If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•                                    If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•                                    If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax.  In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•                                          If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•                                          We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “Requirements for Qualification—General.”

•                                          A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•                                          If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•                                          The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations.  We could also be subject to tax in situations and on transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION—GENERAL

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)         that is managed by one or more trustees or directors;

(2)         the beneficial ownership of which is evidenced by transferable Shares, or by transferable certificates of beneficial interest;

(3)         that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)         that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)         the beneficial ownership of which is held by 100 or more persons;

(6)         in which, during the last half of each taxable year, not more than 50% in value of the outstanding Shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)         which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.  Our charter provides restrictions regarding the ownership and transfer of our Shares, which are intended to assist us in satisfying the Share ownership requirements described in conditions (5) and (6) above.  In addition, our charter restricts the ownership and transfer of our Shares so that we should continue to satisfy these requirements.

To monitor compliance with the Share ownership requirements, we generally are required to maintain records regarding the actual ownership of our Shares.  To do so, we must demand written statements each year from the record holders of significant percentages of our Shares pursuant to which the record holders must disclose the actual owners of the Shares (i.e., the persons required to include our distributions in their gross income).  We must maintain a list of those persons failing or refusing to comply with this demand as part of our records.  We could be subject to monetary penalties if we fail to comply with these record-keeping requirements.  If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our Shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation.  In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (See “Asset Tests”) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax.  If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

EFFECT OF SUBSIDIARY ENTITIES

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs.  Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership).  In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands.  Thus, our proportionate share of the assets and items of income of any of our UPREIT partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

The Trust has control over UPREIT and intends to operate it in a manner that is consistent with the requirements for qualification of the Trust as a REIT.  (See “Tax Aspects of the Trust’s Ownership of Interests in UPREIT.”)

Disregarded Subsidiaries

If we own a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs.  A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT.  Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests.  Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes.  Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation.  Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation.  (See “Asset Tests” and “Income Tests.”)

Taxable Corporate Subsidiaries

In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs.  A REIT is permitted to own up to 100% of the Shares of one or more TRSs.  A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT.  The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS.  A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the Shares will automatically be treated as a TRS.  We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS.  Overall, no more than 25% of the value of a REIT’s assets may consist of Shares or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes.  Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns.  Rather, the Shares issued by a taxable subsidiary to us are an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income.  This treatment can affect our income and asset test calculations, as described below.

Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries.  For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation.  First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year).  In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.  We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of certain instruments to the extent that we do not own 100% of the offshore issuer’s equity.  Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States.  Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary.  (See “Income Tests.”)  A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax.  There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent.  We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.

INCOME TESTS

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments.  Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property.  If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property.  Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (which we refer to as a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business.  To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee.  This limitation does not apply; however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met.  If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease.  In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.  Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue.  We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property.  In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties.  For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services.  Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests.  Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries.  These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation.  Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.  Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code.  These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued.  It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances.  If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT.  As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

ASSET TESTS

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital.  For this purpose, real estate assets include the Trust’s allocable share of real estate assets held by UPREIT, including interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans.  Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below.  Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 25% of the value of our total assets.

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.  One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the Internal Revenue Service with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features.  A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities.  In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “Income Tests.”  In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities.  Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future.  Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements.  Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets.  If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

ANNUAL DISTRIBUTION REQUIREMENTS

In order to maintain our REIT status, we are required to make distributions, other than capital gain distributions, to our shareholders in an amount at least equal to:

(a)         the sum of

(1)         90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and

(2)         90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)         the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration.  In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions must not be “preferential dividends.”  A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding Shares within a particular class, and (2) in accordance with the preferences, if any, among different classes of Shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion.  We may elect to retain, rather than distribute our net long-term capital gains and pay tax on such gains.  In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid.  Our shareholders would then increase their adjusted basis of their Shares by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements.  Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains.  (See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”)

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for federal income tax purposes.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year.  In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends.  We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.  Relief provisions are available for failures of the gross income tests and asset tests, as described above in “Income Tests” and “Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.  We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year.  In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates.  In addition, subject to the limitations of the Internal Revenue Code, corporate distributions may be eligible for the dividends received deduction.  Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification.  It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

PROHIBITED TRANSACTIONS

Net income that we derive from a prohibited transaction is subject to a 100% tax.  The term prohibited transaction generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business.  We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business.  Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances.  No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment.  The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

FORECLOSURE PROPERTY

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property.  We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test.  Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.  To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

TAXATION OF SHAREHOLDERS

Taxation of Taxable Domestic Shareholders

Distributions.  So long as we qualify as a REIT, the distributions that we make to our taxable domestic shareholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations.  With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 15% or 20% maximum federal rates) for qualified distributions received by domestic shareholders that are individuals, trusts and estates from taxable C corporations.  Such shareholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•                  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•                  distributions received by the REIT from TRSs or other taxable C corporations; or

•                  income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its Shares.  We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains.  (See “Taxation of the Trust—Annual Distribution Requirements.”)  Corporate shareholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of either 15% or 20% depending on the individual’s income in the case of shareholders that are individuals, trusts and estates, and 35% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s Shares in respect of which the distributions were made.  Rather, the distribution will reduce the adjusted basis of the shareholder’s Shares.  To the extent that such distributions exceed the adjusted basis of a shareholder’s Shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the Shares have been held for one year or less.  In addition, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements.  (See “Taxation of the Trust—Annual Distribution Requirements.”)  Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Shares.  In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our Shares will be subject to a maximum federal income tax rate of either 15% or 20% depending on income if the Shares are held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the Shares are held for one year or less.  In either case, these gains may also be subject to a 3.8% net investment income tax, depending on income.  Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains.  Capital losses recognized by a shareholder upon the disposition of our Shares that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year).  In addition, any loss upon a sale or exchange of trust Shares by a shareholder who has held the Shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our Shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service.  These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters.  The Internal Revenue Code imposes significant penalties for failure to comply with these requirements.  You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our trust Shares or securities or transactions that we might undertake directly or indirectly.  Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Unearned Income Medicare Tax.  Under the Health Care and Education Reconciliation Act of 2010, amending the Patient Protection and Affordable Care Act, high income U.S. individuals, estates and trusts will be subject to an additional 3.8% tax on net investment income starting in 2013.  For these purposes, net investment income includes dividends and gains from sales of stock.  In the case of an individual the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual.  U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Shares.

Adjustment to Reduced Tax Rate Provisions.  The American Taxpayer Relief Act of 2012, eliminated certain sunset provisions described herein.  Starting in 2013, the 15% capital gains and qualifying dividends is applicable only where taxable income is below certain thresholds.  These thresholds are as follows:  for married filers if their taxable income is below $450,000, for single filers if their taxable income is below $400,000, for heads of households if their taxable income is below $425,000 and for married individuals filed separately is below $225,000.  Beyond those income thresholds, the tax rate is 20% for capital gains and qualified dividends.

Passive Activity Losses and Investment Interest Limitations.  Distributions that we make and gain arising from the sale or exchange by a domestic holder of our Shares will not be treated as passive activity income.  As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our Shares.  To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation.  However, they may be subject to taxation on their unrelated business taxable income, or UBTI.  While some investments in real estate may generate UBTI, the Internal Revenue Service has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI.  Based on that ruling, and provided that (1) a tax-exempt holder has not held our Shares as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our Shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our Shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our Shares could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.”  We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our Shares, or (2) a group of pension trusts, each individually holding more than 10% of the value of our Shares, collectively owns more than 50% of our Shares.  Certain restrictions on ownership and transfer of our Shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our Shares and should generally prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our Shares.

TAX ASPECTS OF THE TRUST’S OWNERSHIP INTEREST IN UPREIT

General

All of our investments are held indirectly through UPREIT.  In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level.  However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership.  We include our proportionate share of these partnership items in our income for purposes of the various REIT income tests and the computation of our REIT taxable income.  Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through UPREIT.

Entity Classification

We believe that UPREIT will be treated as a partnership for federal income tax purposes and will not be taxable as a corporation.  If UPREIT were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests.

A partnership is a “publicly traded partnership” under Section 7704 of the Internal Revenue Code if:

•                  interests in the partnership are traded on an established securities market; or

•                  interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

UPREIT currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership.  There is a significant risk, however, that the right of a holder of UPREIT Units to redeem UPREIT Units for the Trust Shares could cause UPREIT Units to be considered readily tradable on the substantial equivalent of a secondary market.  Moreover, if UPREIT Units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, UPREIT cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, UPREIT will continue to qualify for any of the safe harbors in the future.

If UPREIT is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code.  Qualifying income is generally real property rents and, other types of passive income.  We believe that UPREIT will have sufficient qualifying income so that it will be taxed as a partnership, even if it were a publicly traded partnership.  The income requirements applicable to the Trust in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar.  Although a difference exists between these two income tests regarding whether rent is considered from a related tenant, we do not believe that this difference would cause UPREIT not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Final anti-abuse Treasury regulations have been issued under the partnership provisions of the Internal Revenue Code that authorize the Internal Revenue Service, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate.  The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions.  The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public Offering to a partnership in exchange for a General Partnership interest.  The Limited Partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property.  Some Limited Partners have the right, beginning two years after the formation of the partnership, to require the redemption of their Limited Partnership Interests in exchange for cash or REIT stock.  The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions and, thus, cannot be recast by the Internal Revenue Service.  However, redemption rights associated with certain UPREIT Limited Partnership Interests will not conform in all respects with the redemption rights in the foregoing example.  Moreover, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances.  As a result, we cannot provide any assurance that the Internal Revenue Service will not attempt to apply the anti-abuse regulations to it.  Any such action could potentially jeopardize the Trust’s status as a REIT and materially affect the tax consequences and economic return resulting from an investment in the Trust.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit

A partnership agreement will generally determine the allocation of income and loss among partners.  However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item.  The allocations of taxable income and loss provided for in the partnership agreement of UPREIT are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations with Respect to the Properties

Under Section 704(c) of the Internal Revenue Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution.  The difference is known as a book-tax difference.  Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners.  Under Treasury Regulations promulgated under Section 704(c) of the Internal Revenue Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The Limited Partnership Agreement of UPREIT requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.  Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale.  UPREIT and the Trust have determined to use the traditional method of accounting for book-tax differences with respect to the properties initially contributed to UPREIT on its formation or subsequently acquired by merger or contribution.

In general, if any asset contributed to or revalued by UPREIT is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including possibly the Trust, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by UPREIT and increased taxable income and gain on sale.  Thus, the Trust, as a partner of UPREIT, may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets.  These amounts may be in excess of the economic or book income allocated to it as a result of the sale and, as a result, the allocation might cause the Trust, as a partner of UPREIT, to recognize taxable income in excess of the cash distribution received.  This excess taxable income is sometimes referred to as “phantom income.”  Because the Trust relies on cash distributions from UPREIT to meet its REIT distribution requirements, which are specified percentages of its REIT taxable income, the recognition of this phantom income might adversely affect the Trust’s ability to comply with those requirements.  In this regard, it should be noted that as the General Partner of UPREIT, the Trust will determine, taking into account the tax consequences to it, when and whether to sell any given property.

BACKUP WITHHOLDING AND INFORMATION REPORTING

We will report to our domestic shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld.  Under the backup withholding rules, a domestic shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.  A domestic shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service.  Backup withholding is not an additional tax.  In addition, we may be required to withhold a portion of a capital gain distribution to any domestic shareholder who fails to certify its non-foreign status.

We must report annually to the Internal Revenue Service and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.  Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty.  A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

If we take an organizational action such as a split of our Stock, a merger of the Trust, complete certain acquisitions, or make distributions that exceed our current or accumulated earnings and profits, we will report to each shareholder and to the IRS a description of the action and the quantitative effect of that action on the tax basis of the applicable Shares.  Although corporations generally qualify as exempt recipients, an S Corporation will not qualify as an exempt recipient with respect to our Shares that the S corporation acquires on or after January 1, 2012.  Thus, the transfer or redemption of our Shares acquired by an S corporation on or after January 1, 2012 will be subject to the reporting requirements discussed above.

Payment of the proceeds of a sale of our trust Shares within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption.  Payment of the proceeds of a sale of our trust Shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

OTHER TAX CONSIDERATIONS

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review.  No assurances can be given as to whether or in what form the U.S. federal income tax laws applicable to us and our shareholders may be changed, possibly with retroactive effect.  Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our Shares.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside.  We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions.  Our state, local or foreign tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above.  We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial.  Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability.  Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Shares.

LEGAL MATTERS AND AUDIT

The validity and legality of the Shares offered hereby will be passed upon for the Trust by the Fremstad Law Firm, Fargo, ND.

The audited financial statement included in this Offering Circular have been audited by Eide Bailly LLP, independent certified public accountants.

Dakota Real Estate Investment Trust

Consolidated Balance Sheets

	September 30, 2016 (unaudited)	December 31, 2015
Assets

Real Estate Investments
Property and Equipment held for rent	$378,005,960	$338,937,823
Investments in Partnerships	3,752,813	3,799,773

Total Real Estate Investments	381,758,773	342,737,596

Cash	4,536,803	6,013,577
Restricted Deposits	8,610,226	6,184,282
Accounts Receivable
Tenant, less Allowance for Doubtful Accounts of $707,925 as of September 30, 2016 and $503,738 as of December 31, 2015 and $448,509 as of December 31, 2014	426,536	262,419
Òther	54,754	113,817
Due from Related Party	3,174,205	3,044,108
Notes Receivable	—	—
Prepaid Expenses	1,779,343	1,628,586
Financing Costs, less Accumulated Amortization of $1,149,133 as of September 30, 2016	2,336,067	1,920,620
	$402,676,708	$361,905,005

Liabilities

Mortgage Notes Payable	$287,895,148	$253,235,248
Lines of Credit	—	—
Special Assessments Payable	2,654,296	2,664,450
Tenant Security Deposits Payable	1,989,812	1,824,989
Accounts Payable	1,262,127	1,259,692
Accrued Expenses
Real Estate Taxes	3,240,540	3,513,964
Interest	661,287	740,945
Other	442,689	286,595
Total Liabilities	298,145,900	263,525,883

Shareholders’ Equity

Noncontrolling Interest in Operating Partnership	56,140,633	52,051,537
Beneficial Interest	48,390,175	46,327,585

	104,530,808	98,379,122

	$402,676,708	$361,905,005

Dakota Real Estate Investment Trust

Consolidated Statements of Operations (UNAUDITED)

As of September 30, 2016 and 2015

	2016	2015

Income From Rental Operations	35,730,855	$29,465,238

Expenses
Expenses from Rental Operations
Interest Expense	9,018,146	7,389,442
Depreciation and Amortization	6,861,936	5,389,804
Real Estate Taxes	3,643,011	2,627,924
Utilities	3,038,004	2,628,460
Maintenance and Payroll	4,258,047	3,601,538
Property Management Fees	1,378,997	1,184,670
Advertising and Marketing	309,424	221,280
Insurance	778,975	688,106
Other Administrative	258,601	231,024
Bad Debts	212,868	92,475
	29,758,009	24,054,723
Administration of REIT
Advisory Management Fees	1,005,805	804,260
Directors’ Fees	36,405	33,543
Administration and Professional Fees	158,256	118,849
Insurance	20,214	12,769
	1,220,679	969,421

Total Expenses	30,978,688	25,024,143

Income From Operations	4,752,167	4,441,094.84

Other Income
Income from Equity Investments	—	91,491
Interest Income	103,765	145,333
Gain on Sale of Asset	686,441
Other Income	504,199	4,204,604
	1,294,405	4,441,429

Net Income	6,046,572	8,882,524

Net Income Attributable to the Noncontrolling Interest	2,781,423	3,819,485

Net Income Attributable to Dakota Real Estate Investment Trust	3,265,149	$5,063,038

Dakota Real Estate Investment Trust

Consolidated Statements of Shareholders’ Equity (UNAUDITED)

As of September 30, 2016 and December 31, 2015

	Common Shares		Common Shares Amount		Accumulated	Syndication	Total Beneficial	Noncontrolling
	Class A	Class B	Class A	Class B	Deficit	Costs	Interest	Interest	Total
Balance, December 31, 2014	5,199,355	1,254,905	$41,113,578	$11,800,786	$(10,171,796)	$(3,086,100)	$39,656,468	$30,224,100	$69,880,568
Shares of Beneficial Interest issued	109,071	95,502	1,237,868	1,061,632			2,299,500		2,299,500
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units								21,618,667	21,618,667
Repurchase of Shares/Units	(13,536)	(17,139)	(140,882)	(181,931)			(322,814)	(947,710)	(1,270,524)
Dividends					(4,577,619)		(4,577,619)	(3,249,571)	(7,827,190)
Dividends Reinvested	250,721	72,732	2,726,224	790,789			3,517,014		3,517,014
Syndication Costs						(85,543)	(85,543)		(85,543)
Net Income					5,840,579		5,840,579	4,406,051	10,246,630
Balance, December 31, 2015	5,545,611	1,406,000	$44,936,788	$13,471,276	$(8,908,836)	$(3,171,643)	$46,327,585	$52,051,537	$98,379,122

Dakota Real Estate Investment Trust

Consolidated Statements of Shareholders’ Equity (UNAUDITED)

As of September 30, 2016 and December 31, 2015

	Common Shares		Common Shares Amount		Accumulated	Syndication	Total Beneficial	Noncontrolling
	Class A	Class B	Class A	Class B	Deficit	Costs	Interest	Interest	Total
Balance, December 31, 2015	5,545,611	1,406,000	$44,936,788	$13,471,276	$(8,908,836)	$(3,171,643)	$46,327,585	$52,051,537	$98,379,122
Shares of Beneficial Interest issued	—	—	—	—			—		—
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units							—	3,653,563	3,653,563
Repurchase of Shares/Units	(8,721)	(5,761)	(116,461)	(73,470)			(189,931)	(94,357)	(284,288)
Dividends					(4,795,790)		(4,795,790)	(2,251,533)	(7,047,323)
Dividends Reinvested	199,868	100,426	2,518,335	1,265,387			3,783,722		3,783,722
Syndication Costs						(560)	(560)		(560)
Net Income					3,265,149	—	3,265,149	2,781,423	6,046,572
Balance, September 30, 2016	5,736,758	1,500,665	47,338,662	14,663,193	(10,439,477)	(3,172,203)	48,390,175	56,140,633	104,530,808

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows (UNAUDITED)

As of September 30, 2016 and 2015

	2016	2015

Operating Activities
Net Income	$6,046,572	$8,882,524
Charges and Credits to Net Income Not Affecting Cash
Depreciation	6,528,004	5,150,253
Amortization	333,932	239,551
Gain on Acquisitions of Property and Equipment	(640,000)	(2,020,367)
Gain on Sale of Equity Method Investment		(2,006,991)
Gain on Sale of Asset	(686,441)	—
TIF Gain	—	(149,952)
Noncash portion of Income from Equity Investments	—	(91,491)
Changes in Assets and Liabilities
Accounts Receivable	(105,054)	(3,350)
Due from Related Party	(130,097)	(132,627)
Prepaid Expenses	(150,757)	(1,569,141)
Tenant Security Deposits	(89,831)	(320,138)
Real Estate Tax and Insurance Escrows	333,788	164,555
Accounts Payable	2,434	(25,493)
Accrued Expenses	(196,988)	(1,444,848)
Tenant Security Deposits Payable	164,823	376,721
Net Cash from Operating Activities	11,410,385	7,049,206

Investing Activities
Purchase of Property and Equipment	(9,441,136)	(2,991,552)
Sale of Property of Equipment	2,800,000
Proceeds from Sale of Investment	46,960	3,413,861
Net withdrawal from (deposits to) the Replacement Reserve	(392,590)	(521,544)
Withdrawal from (deposits to) Trust Reserve	(2,277,311)	(472,030)
Withdrawal from (deposits to) Earn Out Reserve	—	(49,194)
Issuance of Related Party Notes Receivable		—
Proceeds from Related Party Notes Receivable	—	1,000,000
Proceeds from Non Related Party Notes Receivable	—	14,783
Distributions received from Partnership Investments	—	490,677
Net Cash from (used for)Investing Activities	(9,264,077)	885,001

Financing Activities
Payments for Financing Costs	(749,379)	(719,693)
Principal Payments on Special Assessments Payable	(10,154)	—
Proceeds from Long-Term Debt Borrowing	11,382,345	6,148,313
Principal Payments on Long-Term Debt	(10,697,445)	(10,657,133)
Proceeds from issuance of Shares of Beneficial Interest	—	1,154,225
Dividends/Distributions Paid	(3,263,601)	(2,495,169)
Repurchase of Shares of Beneficial Interest	(189,931)	(312,245)
Repurchase of Noncontrolling Interest Units	(94,357)	(947,712)
Payment of Syndication Costs	(560)	(85,543)
Net Cash from (used for) Financing Activities	(3,623,082)	(7,914,957)

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows (UNAUDITED)

As of September 30, 2016 and 2015

	2016	2015

Net Change in Cash	(1,476,774)	19,250

Cash at Beginning of Period	6,013,577	2,933,484

Cash at End of Period	$4,536,803	$2,952,734

Supplemental Disclosure of Cash Flow Information Cash payments for Interest	$9,097,805	$7,292,806

Supplemental Schedule of Noncash Financing and Investing Activities
Acquisition of Assets in exchange for the issuance of Noncontrolling Interest Shares in UPREIT	$3,653,563	$21,618,667

Acquisition of Assets in exchange for assumption/issuance of Long-Term Debt and issuance of Related Party Payable	$37,626,563	$67,106,531

Proceeds of Long-Term Debt in exchange for refinancing existing outstanding debt	$22,523,924	$7,750,954

Proceeds of Note Receivable converted into an Equity Investment	$—	$—

Increase in Land Improvements due to increase in Special Assessments Payable	$—	$7,881

Dividends Declared	4,795,790	$4,116,532
Dividends Reinvested	(3,783,722)	(3,340,540)

Dividends paid to Shareholders	1,012,068	775,992

Distributions paid to Noncontrolling Interest in UPREIT	2,251,533	1,530,824

Total Dividends/Distributions Paid	$3,263,601	$2,495,169

Independent Auditor’s Report

Board of Trustees

Dakota Real Estate Investment Trust

Fargo, North Dakota

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Dakota Real Estate Investment Trust, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dakota Real Estate Investment Trust as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplementary information on page 35 is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in relation to the consolidated financial statements taken as a whole.

/s/ Eide Bailly LLP

Bismarck, North Dakota

March 24, 2016

Dakota Real Estate Investment Trust

Consolidated Balance Sheets

December 31, 2015 and 2014

	2015	2014

Assets

Real Estate Investments
Property and Equipment held for rent - Notes 2 and 5	$338,937,823	$251,403,396
Investments in Partnerships	3,799,773	5,446,868
Total Real Estate Investments	342,737,596	256,850,264

Cash	6,013,577	2,933,484
Restricted Deposits	6,184,282	4,918,615
Accounts Receivable
Tenant, less Allowance for Doubtful Accounts of $503,738 in 2015 and $448,509 in 2014	262,419	223,587
Other	113,817	202,220
Due from Related Party	3,044,108	4,015,492
Notes Receivable	—	14,783
Prepaid Expenses	1,628,586	420,155
Financing Costs, less Accumulated Amortization of $1,070,746 in 2015 and $808,228 in 2014	1,920,620	1,349,163
	$361,905,005	$270,927,763

Liabilities

Mortgage Notes Payable	$253,235,248	$190,774,290
Special Assessments Payable	2,664,450	2,731,940
Tenant Security Deposits Payable	1,824,989	1,473,177
Accounts Payable	1,259,692	1,431,661
Accrued Expenses
Real Estate Taxes	3,513,964	2,985,947
Interest	740,945	549,646
Other	286,595	1,100,534
Total Liabilities	263,525,883	201,047,195

Shareholders’ Equity

Noncontrolling Interest in Operating Partnership	52,051,537	30,224,100
Beneficial Interest	46,327,585	39,656,468
	98,379,122	69,880,568
	$361,905,005	$270,927,763

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Consolidated Statements of Operations

Years Ended December 31, 2015 and 2014

	2015	2014

Income From Rental Operations	$41,171,146	$30,528,433

Expenses
Expenses from Rental Operations
Interest Expense	10,486,259	8,259,426
Depreciation and Amortization	7,654,901	5,659,069
Real Estate Taxes	3,925,798	2,554,826
Utilities	3,626,644	3,000,698
Maintenance and Payroll	4,499,915	3,116,853
Property Management Fees	1,630,670	1,268,241
Advertising and Marketing	307,793	193,990
Insurance	957,795	607,214
Other Administrative	965,027	622,833
Bad Debts	149,932	201,932
	34,204,734	25,485,082
Administration of REIT
Advisory Management Fees	1,125,590	798,550
Directors’ Fees	43,435	27,450
Administration and Professional Fees	177,908	119,403
Insurance	15,651	15,313
	1,362,584	960,716

Total Expenses	35,567,318	26,445,798

Income From Operations	5,603,828	4,082,635

Other Income
Income from Equity Investments	303,476	438,221
Interest Income	180,342	310,291
Other Income	4,158,984	2,224,885
	4,642,802	2,973,397

Net Income	10,246,630	7,056,032

Net Income Attributable to the Noncontrolling Interest	4,406,051	2,751,852

Net Income Attributable to Dakota Real Estate Investment Trust	$5,840,579	$4,304,180

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2015 and 2014

	Common Shares		Common Shares Amount		Accumulated	Syndication	Total Beneficial	Noncontrolling
	Class A	Class B	Class A	Class B	Deficit	Costs	Interest	Interest	Total
Balance, December 31, 2013	4,582,292	1,055,343	$34,469,730	$9,655,872	$(11,104,246)	$(2,724,547)	$30,296,809	$19,332,863	$49,629,672
Shares of Beneficial Interest issued	396,433	126,922	4,558,985	1,459,603			6,018,588		6,018,588
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units								10,772,501	10,772,501
Repurchase of Shares/Units	(15,657)	(5,296)	(148,050)	(51,188)			(199,238)	(540,265)	(739,503)
Dividends					(3,371,730)		(3,371,730)	(2,092,851)	(5,464,581)
Dividends Reinvested	236,287	77,936	2,232,913	736,499			2,969,412		2,969,412
Syndication Costs						(361,553)	(361,553)		(361,553)
Net Income					4,304,180		4,304,180	2,751,852	7,056,032
Balance, December 31, 2014	5,199,355	1,254,905	$41,113,578	$11,800,786	$(10,171,796)	$(3,086,100)	$39,656,468	$30,224,100	$69,880,568

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2015 and 2014

	Common Shares		Common Shares Amount		Accumulated	Syndication	Total Beneficial	Noncontrolling
	Class A	Class B	Class A	Class B	Deficit	Costs	Interest	Interest	Total
Balance, December 31, 2014	5,199,355	1,254,905	$41,113,578	$11,800,786	$(10,171,796)	$(3,086,100)	$39,656,468	$30,224,100	$69,880,568
Shares of Beneficial Interest issued	109,071	95,502	1,237,868	1,061,632			2,299,500		2,299,500
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units								21,618,667	21,618,667
Repurchase of Shares/Units	(13,536)	(17,139)	(140,882)	(181,931)			(322,814)	(947,710)	(1,270,524)
Dividends					(4,577,619)		(4,577,619)	(3,249,571)	(7,827,190)
Dividends Reinvested	250,721	72,732	2,726,224	790,789			3,517,014		3,517,014
Syndication Costs						(85,543)	(85,543)		(85,543)
Net Income					5,840,579		5,840,579	4,406,051	10,246,630
Balance, December 31, 2015	5,545,611	1,406,000	$44,936,788	$13,471,276	$(8,908,836)	$(3,171,643)	$46,327,585	$52,051,537	$98,379,122

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	2015	2014

Operating Activities
Net Income	$10,246,630	$7,056,032
Charges and Credits to Net Income Not Affecting Cash
Depreciation	7,314,193	5,343,758
Amortization	340,707	315,311
Gain on Acquisitions of Property and Equipment	(2,020,367)	(3,097,594)
Conversion of Equity Method Investment	(2,006,991)	—
TIF Gain	(149,952)
Noncash portion of Income from Equity Investments	(303,476)	(438,221)
Changes in Assets and Liabilities
Accounts Receivable	49,571	(183,345)
Due from Related Party	(28,616)	(208,936)
Prepaid Expenses	(1,208,431)	(120,322)
Tenant Security Deposits	(354,174)	(416,250)
Real Estate Tax and Insurance Escrows	(147,449)	(9,768)
Accounts Payable	(171,969)	660,529
Accrued Expenses	(94,623)	1,977,896
Tenant Security Deposits Payable	351,812	447,005
Net Cash from Operating Activities	11,816,865	11,326,095

Investing Activities
Purchase of Property and Equipment	(3,880,164)	(15,301,746)
Proceeds from Investment	3,413,861	—
Net withdrawal from (deposits to) the Replacement Reserve	(935,050)	191,476
Withdrawal from (deposits to) Trust Reserve	71,005	(1,377)
Withdrawal from (deposits to) Earn Out Reserve	100,000	100,000
Issuance of Related Party Notes Receivable		(2,500,000)
Proceeds from Related Party Notes Receivable	1,000,000	—
Proceeds from Non Related Party Notes Receivable	14,783	5,062
Distributions received from Partnership Investments	543,701	426,450
Net Cash from (used for)Investing Activities	328,136	(17,080,135)

Financing Activities
Payments for Financing Costs	(912,164)	(591,997)
Principal Payments on Special Assessments Payable	(140,428)	(146,042)
Proceeds from Long-Term Debt Borrowing	13,491,619	4,141,000
Principal Payments on Long-Term Debt	(18,137,192)	(953,556)
Proceeds from issuance of Shares of Beneficial Interest	2,299,500	6,018,588
Dividends/Distributions Paid	(4,310,176)	(2,495,169)
Repurchase of Shares of Beneficial Interest	(322,814)	(199,238)
Repurchase of Noncontrolling Interest Units	(947,710)	(540,265)
Payment of Syndication Costs	(85,543)	(361,553)
Net Cash from (used for) Financing Activities	(9,064,908)	4,871,768

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	2015	2014

Net Change in Cash	3,080,093	(882,272)

Cash at Beginning of Period	2,933,484	3,815,756

Cash at End of Period	$6,013,577	$2,933,484

Supplemental Disclosure of Cash Flow Information Cash payments for Interest	$10,294,960	$8,207,314

Supplemental Schedule of Noncash Financing and Investing Activities

Acquisition of Assets in exchange for the issuance of Noncontrolling Interest Shares in UPREIT	$21,618,667	$10,772,501

Acquisition of Assets in exchange for assumption/issuance of Long-Term Debt and issuance of Related Party Payable	$67,106,531	$46,377,085

Proceeds of Long-Term Debt in exchange for refinancing existing outstanding debt	$7,750,954	$17,676,533

Proceeds of Note Receivable converted into an Equity Investment	$—	$2,450,000

Increase in Land Improvements due to increase in Special Assessments Payable	$72,938	$649,510

Dividends Declared	4,577,619	$3,371,730
Dividends Reinvested	(3,517,014)	(2,969,412)

Dividends paid to Shareholders	1,060,605	402,318

Distributions paid to Noncontrolling Interest in UPREIT	3,249,571	2,092,851

Total Dividends/Distributions Paid	$4,310,176	$2,495,169

See Notes to Consolidated Financial Statements

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Organization

Dakota Real Estate Investment Trust (the Trust) is organized as a real estate investment trust (REIT) incorporated under the laws of North Dakota. Internal Revenue Code Section 856 requires that 75 percent of the assets of a real estate investment trust must consist of real estate assets and that 75 percent of its gross income must be derived from real estate. The net income of the REIT is allocated in accordance with the stock ownership in the same fashion as a regular corporation.

Dakota Real Estate Investment Trust is the general partner in Dakota UPREIT, a North Dakota limited partnership, with ownership of approximately 57% and 61% as of December 31, 2015 and 2014, respectively. Dakota UPREIT is the 100% owner of DPC Apartments, LLC, CalAm 2, LLC, WPA 2, LLC, First Center South of North Dakota, LLC, Central Park, LLC, Apartments at Eagle Lake, LLC, Amber Valley, LLC, Prairie Springs Aberdeen, LLC, Britain, LLC, 1709 25th Avenue South, LLC, and Copper Creek Condominiums.

Principal Activity and Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Dakota REIT, and its operating partnership, Dakota UPREIT. The consolidated financial statements also include the accounts of DPC Apartments, LLC, CalAm 2, LLC, WPA 2, LLC, First Center South of North Dakota, LLC, Central Park, LLC, Apartments at Eagle Lake, LLC, Amber Valley, LLC, Prairie Springs Aberdeen, LLC, Britain, LLC, 1709 25th Avenue South, LLC, and Copper Creek Condominiums, wholly-owned subsidiaries of Dakota UPREIT. All significant intercompany transactions and balances have been eliminated in consolidation.

Principal Business Activity

Dakota REIT has a general partner interest in Dakota UPREIT, which owns and operates 1,467 apartment units, 104 townhome units, and 940,324 of commercial square feet in Fargo, West Fargo, Bismarck, Minot, Oakes, and Valley City, North Dakota; in DePere, WI; in New Prague, Moorhead, Lake Elmo, Baxter, Hastings, Plymouth and Dilworth, Minnesota; Council Bluffs, Iowa; Omaha and Bellevue, Nebraska; and in Aberdeen, Watertown, and Sioux Falls, South Dakota.

Dakota UPREIT is also the 100% owner of DPC Apartments, LLC, which owns and operates 191 apartment units and 17,354 of commercial square feet, CalAm 2, LLC, which owns and operates 192 apartment units, WPA 2, LLC, which owns 18 townhome units and 96 apartment units, First Center South of North Dakota, LLC, which owns a 103,860 square foot retail strip center, Central Park, LLC, which owns a 265 unit apartment complex, Apartments at Eagle Lake, LLC, which owns a 162 unit apartment complex, Amber Valley, LLC, which owns a 56,469 square foot retail strip center, Copper Creek Condominiums, which owns and operates 96 apartment units, Prairie Springs Aberdeen, LLC which owns a 130 unit apartment complex, Britain, LLC which owns a 168 unit apartment complex and 1709 25th Avenue South, LLC which owns a 274 unit apartment complex.

In total, the Trust owns 3,041 apartment units, 122 townhome units, and 1,118,007 of commercial square feet.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

In addition Dakota UPREIT owns the following limited partnership interests:

Thirteen and one half (13.5) limited partner units of South Washington Real Estate Investment Limited Partnership (SWREILP). SWREILP owns an interest in the Richard P. Stadter Psychiatric Hospital in Grand Forks, ND. Under the terms of the partnership agreement, the Trust is allocated approximately 58% of the net gains and losses.

In 2015, the Fifty (50) limited partner units in the One Oak II Limited Liability Limited Partnership were converted to equity in 1709 25th Avenue South, LLC, a wholly owned subsidiary of Dakota UPREIT, which purchased One Oak Place.  See Note 6 — Investments in Partnerships, Note 10 — Related Party Transactions and Note 14 — Business Combinations for additional information on the transaction.

34% limited partner interest in the Bakken Heights V Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns a 36-unit apartment building in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 34% of the net gains and losses.

40% total limited partner interest in the Bakken Heights VIII & X Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns two, 36-unit apartment buildings in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 40% of the net gains and losses.

49% total partnership interest in Williston Real Estate Partners Limited Liability Company. The Limited Liability Company owns two, 36-unit apartment buildings in Williston, North Dakota. Under the terms of the partnership agreement, the Trust is allocated approximately 49% of the net gains and losses.

50% total partnership interest in Dakota Roseland Apartments I, Limited Liability Limited Partnership. The Limited Liability Limited Partnership owns one, 36-unit apartment building in Williston, North Dakota. Under the terms of the Partnership agreement, the Trust is allocated approximately 50% of the net gains and losses.

As general partner of Dakota UPREIT, Dakota REIT has full and exclusive management responsibility for the properties held by the UPREIT.

Concentration of Credit Risk

The Trust’s cash balances are maintained in various bank deposit accounts. The deposit accounts may exceed federally insured limits at various times throughout the year.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Property and Equipment Held For Rent

Acquisitions of property and equipment held for rent purchased prior to January 1, 2009, are stated at cost less accumulated depreciation. Effective January 1, 2009, the Trust adopted guidance that requires property acquisitions to be recognized at their fair value as of the acquisition date and as such, property acquired by the Trust after January 1, 2009, is stated at the fair value as of the acquisition date less accumulated depreciation. The Trust accounts for its property acquisitions by allocating the purchase price of a property to the property’s assets based on management’s estimates of their fair value. Techniques used to estimate fair value include an appraisal of the property by a certified independent appraiser at the time of acquisition.

Equipment, furniture, and fixtures purchased by the Trust are stated at cost less accumulated depreciation. Costs associated with the development and construction of real estate investments, including interest, are capitalized as a cost of the property. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for routine maintenance and repairs, which do not add to the value or extend useful lives, are charged to expense as incurred.

The Trust reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2015 and 2014.

Depreciation is computed using the straight-line and declining-balance methods over the following estimated useful lives:

Land Improvements	20 years
Buildings and Improvements	20-40 years
Furniture and Fixtures	7-12 years

Investments in Partnerships

Investments consist of limited partnership interests in entities owning real estate. Investments in limited partnership interests of more than 20 percent are accounted for under the equity method. Investments are stated at cost, plus the company’s equity in net earnings since acquisition, less any distributions received.

Noncontrolling Interest

Interests in the operating partnership held by limited partners are represented by operating partnership units. The operating partnerships’ income is allocated to holders of units based upon the ratio of their holdings to the total units outstanding during the period. Capital contributions, distributions, syndication costs, and profits and losses are allocated to noncontrolling interests in accordance with the terms of the operating partnership agreement.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Financing Costs

Financing costs incurred in connection with financing have been capitalized and are being amortized over the life of the financing using the straight-line method.

Syndication Costs

Syndication costs consist of costs paid to attorneys, accountants, and selling agents, related to the raising of capital. Syndication costs are recorded as a reduction to equity.

Income Taxes

Dakota REIT is organized as a real estate investment trust (REIT), which calculates taxable income similar to other domestic corporations, with the major difference being that a REIT is entitled to a deduction for dividends paid. A REIT is generally required to distribute each year at least 90 percent of its taxable income. If it chooses to retain the remaining 10 percent of taxable income, it may do so, but it will be subject to a corporate tax on such income. REIT shareholders are taxed on REIT distributions of ordinary income in the same manner as they are taxed on other corporate distributions.

For the years ended December 31, 2015 and 2014, distributions have been determined to be treated as the following for income taxes:

Tax Status of Distributions	2015	2014
Ordinary Income	90.00%	90.45%
Return of Capital	10.00%	9.55%
	100.00%	100.00%

The Trust intends to continue to qualify as a real estate investment trust as defined by the Internal Revenue Code and, as such, will not be taxed on the portion of the income that is distributed to the shareholders. In addition, the Trust intends to distribute all of its taxable income, therefore, no provision or liability for income taxes have been recorded in the financial statements.

Dakota UPREIT is organized as a limited partnership. Income or loss of the UPREIT is allocated to the partners in accordance with the provisions of the Internal Revenue Code 704(c). UPREIT status allows non-recognition of gain by an owner of appreciated real estate if that owner contributes the real estate to a partnership in exchange for partnership interest. The conversion of partnership interest to shares of beneficial interest in the REIT will be a taxable event to the limited partner.

Dakota REIT has adopted the provisions of FASB Accounting Standards Codification Topic ASC 740-10. As of December 31, 2015 and 2014, the unrecognized tax benefit accrual was zero.

The Trust will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. The Trust is no longer subject to Federal and State tax examinations by tax authorities for years before 2012.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Revenue Recognition

Housing units are rented under operating lease agreements with terms of one year or less. Commercial space is rented under long-term operating lease agreements and rent income related to commercial space is recorded on a straight-line basis. Rent income from tenants is recognized in the month in which it is earned rather than received.

Advertising and Marketing

Costs incurred for advertising and marketing are expensed as incurred. Advertising and marketing expense totaled $307,793 and $193,990 for the years ended December 31, 2015 and 2014, respectively.

Tax Increment Financing

Tax Increment Financing (TIF) is a public financing method used by municipalities to assist with infrastructure, redevelopment or other projects that benefit the municipality. Through a TIF program future real estate tax revenue is dedicated to offset the cost of improvements.

During 2015, the Trust acquired the balance of a TIF for One Oak Place in Fargo, North Dakota. The purchase price for the TIF was $1,000,000 with an estimated remaining benefit period of 36 months.  The TIF was appraised for $1,149,952 by a certified independent appraiser and a TIF gain of $149,952 was recognized. The Trust recorded the TIF as a prepaid expense and is recognizing the expense over the remaining benefit period.  The balance of the TIF was $998,231 as of December 31, 2015.

Financial Instruments and Fair Value Measurements

The Trust has determined the fair value of certain assets and liabilities in accordance with the provisions of FASB ASC Topic 820-10 (previously FASB Statement No. 157, Fair Value Measurements), which provides a framework for measuring fair value under generally accepted accounting principles.

ASC Topic 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820-10 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. ASC Topic 820-10 also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

The Trust’s financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable. The fair market value of these financial instruments approximates or is equal to the book value.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 1 -                             Fair Value Measurements

Fair Value Measurements on a Recurring Basis

The Trust had no assets or liabilities recorded at fair value on a recurring basis as of December 31, 2015 and 2014.

Fair Value Measurements on a Nonrecurring Basis

The Trust had no assets or liabilities recorded at fair value on a nonrecurring basis as of December 31, 2015 and 2014.

The following methods and assumptions were used to estimate the fair value of each class of financial assets and liabilities. The fair values of financial instruments approximate their carrying amount in the consolidated financial statements.

Cash and Cash Equivalents — The carrying amount approximates fair value due to the short maturity.

Mortgage Note Payables — The carrying amount approximates fair value due to the estimated discounted future cash flows using the current rates at which similar loans would be made.

The estimated fair values of the Trust’s financial instruments as of December 31, 2015 and 2014 are as follows:

	2015
	Carrying Amount	Fair Value
Assets
Cash	$6,013,577	$6,013,577

Liabilities
Mortgage Note Payables	$253,235,248	$253,235,248

	2014
	Carrying Amount	Fair Value
Assets
Cash	$2,933,484	$2,933,484

Liabilities
Mortgage Note Payables	$190,774,290	$190,774,290

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Restricted Deposits

	2015	2014
Tenant Security Deposits	$1,824,920	$1,470,746
Real Estate Tax and Insurance Escrows	1,565,419	1,417,970
Replacement Reserves	2,659,358	1,724,309
Trust Reserves	134,585	205,590
Earn Out Reserve	—	100,000
	$6,184,282	$4,918,615

Tenant Security Deposits

Pursuant to management policy, the Trust has set aside funds to repay tenant security deposits after lease termination, in accordance with requirements established by the state where the property is located.

Real Estate Tax and Insurance Escrows

Pursuant to the terms of certain mortgages and management policy, the Trust established and maintains a real estate tax escrow and insurance escrow to pay real estate taxes and insurance. The Trust is to contribute to the account monthly an amount equal to 1/12 of the estimated real estate taxes and insurance premiums.

Replacement Reserves

Pursuant to the terms of certain mortgages and Board policy, the Trust established and maintains several replacement reserve accounts. The Trust makes monthly deposits into the replacement reserve accounts to be used for repairs and replacements on the property. Certain replacement reserve accounts require authorization from the mortgage company for withdrawals.

Trust Reserves

Pursuant to the terms of the mortgage on the Pioneer Tech Building, a trust reserve in the amount of $203,000 was established to be used for fit up costs of future tenants in the building. The funds are held in an interest bearing account by the mortgage holder. In 2015, the Trust met the mortgage holder’s requirements for the release of the remainder of the trust reserve and the balance was applied to the principal balance of the related mortgage loan. The balance of the trust reserve was $0 and $73,192 as of December 31, 2015 and 2014, respectively.

Pursuant to the terms of the mortgage on the AAA Storage Units, a trust reserve in the amount of $131,000 was established to be used for the construction of two additional storage buildings. The funds are held in an interest bearing account by the mortgage holder. The balance of the trust reserve was $131,265 and $131,198 as of December 31, 2015 and 2014, respectively.

The Trust had estimated tax deposits with the State of Minnesota in the amount of $3,320 and $1,200 as of December 31, 2015 and 2014, respectively.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Earn Out Reserve

Pursuant to the purchase agreement for Britain, LLC, earnest money in the amount of $100,000 was deposited into the earn out reserve account to be held in trust until the real estate closing transaction for the project. The real estate closing for Britain, LLC occurred in January 2015.

Property and Equipment Held for Rent

Property and Equipment held for rent as of December 31, 2015 is as follows:

	Residential	Commercial	Total
Land and Land Improvements	$27,138,347	$31,179,157	$58,317,504
Building and Improvements	221,696,321	91,661,524	313,357,845
Furniture and Fixtures	4,082,389	354,808	4,437,197
	252,917,057	123,195,489	376,112,546
Less Accumulated Depreciation	(25,865,238)	(11,309,485)	(37,174,723)
	$227,051,819	$111,886,004	$338,937,823

Property and Equipment held for rent as of December 31, 2014 is as follows:

	Residential	Commercial	Total
Land and Land Improvements	$21,931,908	$25,332,067	$47,263,975
Building and Improvements	148,860,039	81,011,256	229,871,295
Furniture and Fixtures	3,775,032	353,732	4,128,764
	174,566,979	106,697,055	281,264,034
Less Accumulated Depreciation	(20,995,688)	(8,864,950)	(29,860,638)
	$153,571,291	$97,832,105	$251,403,396

The Trust expensed $733,016 and $1,157,468 and for transaction costs related to property acquisitions for the years ended December 31, 2015 and 2014, respectively. The Trust recognized $2,020,367 and $3,097,594 of income related to property acquisitions for the years ended December 31, 2015 and 2014, respectively.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Investments in Partnerships

The Trust’s investments in partnerships as of December 31, 2015 and 2014 consist of the following:

	2015	2014
Investment accounted for under the equity method (Note 2)
South Washington Real Estate Investment Limited Partnership (SWREILP)	$46,960	$119,493
One Oak II Limited Liability Limited Partnership (a)	––	1,487,665
Bakken Heights V Limited Liability Limited Partnership	287,941	314,946
Bakken Heights VIII and X Limited Liability Limited Partnership	1,006,460	984,965
Williston Real Estate Partners Limited Liability Company	1,543,419	1,763,279
Dakota Roseland Apartments I, Limited Liability Limited Partnership	914,993	776,520
Total Investments	$3,799,773	$5,446,868

(a)         During 2015, the Trust acquired One Oak Place and converted the equity in One Oak II Limited Liability Limited Partnership to equity in 1709 25th Avenue South, LLC, a wholly owned subsidiary of the Trust.  As a result of the conversion of the equity method investment into the wholly owned subsidiary there was a recognized gain of $2,006,991.

Condensed unaudited financial information for the Trust’s investments in partnerships accounted for under the equity method as of December 31, 2015 is as follows:

	SWREILP	Bakken Heights V LLLP	Bakken Heights VIII & X LLLP	Williston Real Estate Partners	Dakota Roseland Apartments I	Total
Total Assets	$237,508	$3,442,225	$8,567,639	$9,132,204	$5,187,235	$26,566,811
Total Liabilities	—	2,600,597	6,051,487	5,498,815	3,357,248	17,508,147
Partnership Equity	$237,508	$841,628	$2,516,152	$3,633,389	$1,829,987	$9,058,664
Income	$—	$624,949	$1,526,660	$1,203,363	$732,416	$4,315,869
Expenses	91,911	611,667	1,300,488	1,130,035	570,364	3,710,565
Net Income (Loss)	$(91,911)	$13,282	$226,172	$73,328	$162,052	$605,304

Condensed unaudited financial information for the Trust’s investments in partnerships accounted for under the equity method as of December 31, 2014 is as follows:

	SWREILP	One Oak II LLLP	Bakken Heights V LLLP	Bakken Heights VIII & X LLLP	Williston Real Estate Partners	Dakota Roseland Apartments I	Total
Total Assets	$394,619	$3,201,327	$3,568,844	$8,793,319	$7,996,101	$5,149,062	$29,103,272
Total Liabilities	200	11,743	2,676,373	6,277,339	5,796,111	3,538,369	18,300,135
Partnership Equity	$394,419	$3,189,584	$892,471	$2,515,980	$2,199,990	$1,610,693	$10,803,137
Income	$14,228	$—	$768,278	$1,656,861	$1,323,421	$965,038	$4,727,826
Expenses	3,126	237,822	654,701	1,367,502	1,341,613	753,096	4,357,860
Net Income (Loss)	$11,102	$(237,822)	$113,577	$289,359	$(18,192)	$211,942	$369,966

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Short-Term Notes Payable

The Trust has an $850,000 variable line of credit through First International Bank & Trust at December 31, 2015. The line has a variable interest rate (4.25% at December 31, 2015), interest payments are due monthly, unpaid principal and interest is due April 2016, and the line is secured by a mortgage on property. The Trust did not have an outstanding balance due on the line of credit at December 31, 2015 and 2014.

The Trust has a $1,000,000 line of credit through American Bank Center. The line has an interest rate of 5.51%, interest payments are due monthly, unpaid principal and interest is due December 2016, and the line is unsecured. The Trust did not have an outstanding balance due on the line of credit at December 31, 2015 and 2014.

The Trust has a $1,000,000 line of credit through Choice Financial Group. The line has an interest rate of 4.75%, interest payments are due monthly, unpaid principal and interest is due November 2016, and the line is secured by a mortgage on property and personal guaranty by George Gaukler. The Trust did not have an outstanding balance due on the line of credit at December 31, 2015 and 2014.

The Trust has a $2,000,000 variable line of credit through Western State Bank. The line has a variable interest rate (4.75% at December 31, 2015), interest payments are due monthly, unpaid principal and interest is due July 2016, and the line is secured by a mortgage on property and personal guaranty by George Gaukler. The Trust did not have an outstanding balance due on the line of credit at December 31, 2015 and 2014.

Special Assessments Payable

At December 31, 2015 and 2015, special assessments payable totaled $2,664,450 and $2,731,940, respectively. Future principal payments related to special assessments payable over the next five years are as follows:

Years ending December 31,	Amount
2016	$137,374
2017	129,829
2018	116,260
2019	101,902
2020	88,436
Thereafter	2,090,649
$2,664,450

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Mortgage Notes Payable

Mortgage Notes Payable consists of:

	2015	2014

7.1% mortgage note payable, due in monthly installments of $30,845, unpaid principal balance and interest due April 2024, secured by a mortgage on property and equipment and personal limited guaranty of George Gaukler	$2,323,149	$2,520,664

5.7% mortgage note payable (nonrecourse loan to the REIT), due in monthly installments of $74,756, unpaid principal and interest due August 2016, secured by a mortgage on property and equipment, an assignment of rents and leases, and a limited recourse obligations guaranty of George Gaukler	11,002,912	11,256,137

5.79% mortgage note payable (nonrecourse loan to the REIT), due in monthly installments of $48,237, unpaid principal and interest due October 2016, secured by a mortgage on property and equipment, an assignment of rents and leases, and a limited recourse obligations guaranty of George Gaukler	7,233,928	7,383,341

6.02% mortgage note payable (nonrecourse loan to the REIT), due in monthly installments of $36,951, unpaid principal and interest due June 2017, secured by a mortgage on property and equipment, and a limited recourse obligations guaranty of George Gaukler	5,800,512	5,887,018

4% mortgage note payable, due in monthly installments of $37,500, unpaid principal and interest due June 2018, secured by a mortgage on property and equipment and an assignment of rents	5,691,269	5,905,742

3.970% mortgage note payable, due in monthly installments of $29,764, unpaid principal and interest due December 2018, secured by a mortgage on property and equipment and an assignment of rents	5,358,314	5,497,310

4.25% mortgage note payable, due in monthly installments of $11,994, unpaid principal and interest due September 2019, secured by a mortgage on property and equipment, an assignment of rents and personal guaranty of George Gaukler (a)	1,281,743	1,368,553

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	2015	2014

Variable rate mortgage note payable, (4.0% at December 31, 2015) due in monthly installments of $6,193, unpaid principal and interest due May 2034, secured by a mortgage on property and equipment, an assignment of rents and personal guaranty of George Gaukler	959,952	994,348

Variable rate mortgage note payable, (3.75% at December 31, 2015) due in monthly installments of $600, unpaid principal and interest due May 2034, secured by a mortgage on property and equipment, an assignment of rents and personal guaranty of George Gaukler	94,926	98,368

4.259% mortgage note payable, due in monthly installments of $10,828, unpaid principal and interest due January 2020, secured by a mortgage on property and equipment	1,684,084	—

5.6% mortgage note payable, due in monthly installments of $32,723, unpaid principal and interest due June 2021, secured by a mortgage on property and equipment and limited personal guaranty of George Gaukler	5,348,579	5,434,904

5% mortgage note payable, due in monthly installments of $6,029, unpaid principal and interest due November 2016, secured by a mortgage on property and equipment, an assignment of rents, and personal guaranty of George Gaukler	788,990	820,466

Variable rate mortgage note payable, (4.5% at December 31, 2015) due in monthly installments of $8,314, unpaid principal and interest due March 2035, secured by a mortgage on property and equipment, an assignment of rents and personal guaranty of George Gaukler (a)	1,279,674	1,320,137

4.25% mortgage note payable, due in monthly installments of $5,849, unpaid principal and interest due December 2020, secured by a mortgage on property and equipment	676,870	707,458

4.259% mortgage note payable, due in monthly installments of $7,705, unpaid principal and interest due December 2020, secured by a mortgage on property and equipment	1,237,500	—

4.259% mortgage note payable, due in monthly installments of $14,009, unpaid principal and interest due December 2020, secured by a mortgage on property and equipment	2,250,000	—

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	2015	2014

4.259% mortgage note payable, due in monthly installments of $10,647, unpaid principal and interest due December 2020, secured by a mortgage on property and equipment	1,710,000	—

5.5% mortgage note payable, due in monthly installments of $24,620, unpaid principal and interest due March 2016, secured by a mortgage on property and equipment	2,684,813	2,826,309

5.7625% mortgage note payable, due in monthly installments of $52,593, unpaid principal and interest due April 2021, secured by a mortgage on property and equipment and limited personal guaranty of George Gaukler	8,439,615	8,573,395

5.9% mortgage note payable, due in monthly installments of $5,068, unpaid principal and interest due June 2016, secured by a mortgage on property and equipment and an assignment of rents	616,227	639,580

5.25% mortgage note payable, due in monthly installments of $8,518, unpaid principal and interest due January 2017, secured by a mortgage on property and equipment and an assignment of rents	1,112,016	1,154,081

5.99% mortgage note payable, due in monthly installments of $16,536, unpaid principal and interest due April 2016, secured by a mortgage on property and equipment and an assignment of rents	1,895,954	2,046,368

4.5% mortgage note payable, due in monthly installments of $11,828 unpaid principal and interest due May 2020, secured by a mortgage on property and equipment and an assignment of rents (a)	1,603,752	1,663,401

5.875% mortgage note payable, due in monthly installments of $37,412, unpaid principal and interest due June 2018, secured by a mortgage on property and equipment and an assignment of rents	4,533,527	4,706,864

4.35% mortgage note payable, due in monthly installments of $22,592, unpaid principal and interest due March 2017, secured by a mortgage on property and equipment and an assignment of rents	3,731,408	3,835,453

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	2015	2014

4.75% mortgage note payable, due in monthly installments of $4,264, unpaid principal and interest due March 2017, secured by a mortgage on property and equipment	575,823	598,353

4.35% mortgage note payable, due in monthly installments of $9,722, unpaid principal and interest due June 2017, secured by a mortgage on property and equipment and an assignment of rents	1,354,009	1,409,624

4.84% mortgage note payable, due in monthly installments of $90,870, unpaid principal and interest due October 2032, secured by a mortgage on property and equipment and an assignment of rents	16,426,903	16,703,848

4.009% mortgage note payable, due in monthly installments of $5,493, unpaid principal and interest due October 2017, secured by a mortgage on property and equipment	802,441	835,019

4.25% mortgage note payable, due in monthly installments of $28,020, unpaid principal and interest due December 2017, secured by a mortgage on property and equipment, an assignment of rents, and a limited personal guaranty of George Gaukler	4,047,454	4,205,576

Variable rate mortgage note payable, (4.45% at December 31, 2015) due in monthly installments of $12,647, unpaid principal and interest due April 2032, secured by a mortgage on property and equipment	1,750,513	1,821,986

3.999% mortgage note payable, due in monthly installments of $12,961, unpaid principal and interest due May 2017, secured by a mortgage on property and equipment	1,861,919	1,940,231

4.125% mortgage note payable, due in monthly installments of $8,619, unpaid principal and interest due August 2023, secured by a mortgage on property and equipment and an assignment of rents	1,512,568	1,551,837

4.4% mortgage note payable, due in monthly installments of $33,729, unpaid principal and interest due October 2023, secured by a mortgage on property and equipment and an assignment of rents	5,788,703	5,931,711

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	2015	2014

4.25% mortgage note payable, due in monthly installments of $22,605, unpaid principal and interest due July 2018, secured by a mortgage on property and equipment and an assignment of rents	3,336,257	3,460,410

4.5% mortgage note payable, due in monthly installments of $13,121, unpaid principal and interest due April 2018, secured by a mortgage on property and equipment and an assignment of rents	1,892,080	1,962,662

4.259% mortgage note payable, due in monthly installments of $28,689, unpaid principal and interest due September 2018, secured by a mortgage on property and equipment and an assignment of rents	4,980,720	5,106,928

4.5% mortgage note payable, due in monthly installments of $6,591, unpaid principal and interest due April 2018, secured by a mortgage on property and equipment	945,946	980,997

4% mortgage note payable, due in monthly installments of $13,090, unpaid principal and interest due May 2020, secured by a mortgage on property and equipment and an assignment of rents	2,326,088	2,386,945

4.25% mortgage note payable, due in monthly installments of $12,596, unpaid principal and interest due September 2018, secured by a mortgage on property and equipment and an assignment of rents	2,191,090	2,248,294

Variable rate mortgage note payable, (4.5% at December 31, 2015) due in monthly installments of $12,925, unpaid principal and interest due October 2018, secured by a mortgage on property and equipment and an assignment of rents	2,157,385	2,212,418

3.95% mortgage note payable, due in monthly installments of $26,580, unpaid principal and interest due September 2020, secured by a mortgage on property and equipment and an assignment of rents	4,854,622	5,001,618

4.10% mortgage note payable, due in monthly installments of $17,400, unpaid principal and interest due October 2019, secured by a mortgage on property and equipment and an assignment of rents	3,134,284	3,211,105

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	2015	2014

4.16% mortgage note payable, due in monthly installments of $18,227, unpaid principal and interest due February 2019, secured by a mortgage on property and equipment and an assignment of rents	3,229,686	3,310,295

4.25% mortgage note payable, due in monthly installments of $13,340, unpaid principal and interest due February 2018, secured by a mortgage on property and equipment and an assignment of rents	2,266,591	2,328,353

4.25% mortgage note payable, due in monthly installments of $13,340, unpaid principal and interest due July 2018, secured by a mortgage on property and equipment and an assignment of rents	2,288,308	2,350,227

4.00% mortgage note payable, due in monthly installments of $17,815, unpaid principal and interest due December 2024, secured by a mortgage on property and equipment and an assignment of rents	3,299,016	3,375,000

3.95% mortgage note payable, due in monthly installments of $18,973, unpaid principal and interest due September 2020, secured by a mortgage on property and equipment and an assignment of rents	3,484,733	3,570,223

3.95% mortgage note payable, due in monthly installments of $21,148, unpaid principal and interest due September 2020, secured by a mortgage on property and equipment and an assignment of rents	3,884,154	3,979,440

4.10% mortgage note payable, due in monthly installments of $20,833, unpaid principal and interest due November 2039, secured by a mortgage on property and equipment and an assignment of rents (b)	4,525,000	10,875,000

Variable rate mortgage note payable, (3.97% at December 31, 2015), due in monthly installments of $12,509, unpaid principal and interest due March 2039, secured by a mortgage on property and equipment and an assignment of rents	2,264,099	2,321,296

4.16% mortgage note payable, due in monthly installments of $31,204, unpaid principal and interest due February 2019, secured by a mortgage on property and equipment and an assignment of rents	5,526,024	5,664,137

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	2015	2014

4.00% mortgage note payable, due in monthly installments of $6,323, unpaid principal and interest due December 2019, secured by a mortgage on property and equipment and an assignment of rents	1,162,906	1,191,000

4.17% mortgage note payable, due in monthly installments of $6,100, unpaid principal and interest due April 2019, secured by a mortgage on property and equipment and an assignment of rents	948,140	980,510

4.17% mortgage note payable, due in monthly installments of $11,900, unpaid principal and interest due April 2019, secured by a mortgage on property and equipment and an assignment of rents	1,848,769	1,911,955

4.10% mortgage note payable, due in monthly installments of $27,877, unpaid principal and interest due May 2019, secured by a mortgage on property and equipment and an assignment of rents	5,000,576	5,124,354

4.10% mortgage note payable, due in monthly installments of $14,397, unpaid principal and interest due May 2019, secured by a mortgage on property and equipment and an assignment of rents	2,582,620	2,646,546

3.92% mortgage note payable, due in monthly installments of $23,397, unpaid principal and interest due January 2025, secured by a mortgage on property and equipment and an assignment of rents	4,346,182	—

3.80% mortgage note payable, due in monthly installments of $26,541, unpaid principal and interest due June 2047, secured by a mortgage on property and equipment and an assignment of rents ( c )	5,844,548	—

4.00% mortgage note payable, due in monthly installments of $3,721, unpaid principal and interest due February 2025, secured by a mortgage on property and equipment and an assignment of rents	640,619	—

4.38% mortgage note payable, due in monthly installments of $189,420, unpaid principal and interest due August 2025, secured by a mortgage on property and equipment and an assignment of rents	34,270,024	—

3.96% mortgage note payable, due in monthly installments of $32,308, unpaid principal and interest due December 2022, secured by a mortgage on property and equipment and an assignment of rents	6,435,028	—

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	2015	2014

4.05% mortgage note payable, due in monthly installments of $25,589, unpaid principal and interest due September 2025, secured by a mortgage on property and equipment and an assignment of rents	4,765,254	—

4.05% mortgage note payable, due in monthly installments of $24,774, unpaid principal and interest due September 2025, secured by a mortgage on property and equipment and an assignment of rents	4,609,741	—

Variable rate mortgage note payable, (4.10% at December 31, 2015) due in monthly installments of $18,384, unpaid principal and interest due October 2040, secured by a mortgage on property and equipment and an assignment of rents	3,411,782	—

Variable rate mortgage note payable, (4.00% at December 31, 2015) due in monthly installments of $17,650, unpaid principal and interest due October 2025, secured by a mortgage on property and equipment and an assignement of rents	3,317,302	—

Variable rate mortgage note payable, (4.00% at December 31, 2015) due in monthly installments of $21,316, unpaid principal and interest due October 2025, secured by a mortgage on property and equipment and an assignement of rents	4,005,897	—

Notes paid in full		4,936,495

	$253,235,248	$190,774,290

(a)         The Trust refinanced the terms of these loans in 2015

(b)         The Trust made payments in excess of the required principal installments during 2015.

(c)          The Trust has entered into an agreement with the U.S. Department of Housing and Urban Development (HUD) that contains the following provisions:

•                  During the term of the regulatory agreement, the Trust is obligated to make monthly deposits in the amount of $7,000 to a replacement reserve. Disbursements from the reserve are to be used for the replacement of property and other necessary project expenditures and are to be made only with HUD approval.  The funds may also be used as payment on the mortgage in the event of default.

•                  All distributions to the Trust can be made only after the end of the semiannual or annual fiscal period. Distributions may be made only to the extent sufficient surplus cash is available after payment of all operating expenses, escrow deposits required by HUD, and principal and interest on the HUD-insured mortgage.

•                  In the event of a default on the mortgage, all rents, profits, and income of the project are to be assigned to HUD.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

•                  Under the terms of the regulatory agreement, the Company is required to maintain an account to hold security deposits collected from tenants. This account is required to be separate and apart from all other funds of the project in a trust account and the amount shall be at all times equal to or exceed the aggregate of all outstanding obligations under said account.

Long-term debt maturities are as follows:

Years ending December 31,
2016	$30,904,900
2017	25,000,659
2018	38,539,397
2019	32,343,011
2020	24,011,753
Thereafter	102,435,528
$253,235,248

The Trust has loan agreements containing certain covenants related to, among other matters, the maintenance of debt coverage ratios. As of December 31, 2015, the Trust was in violation of two of these covenants; however, the lenders waived the covenant violation for the year ended December 31, 2015.

Related Party Transactions

Due from Related Party

Due from Related Party as of December 31, 2015 and 2014 is as follows:

	2015	2014
Valley Rental Service, Inc.	$544,108	$515,492
George Gaukler - Notes Receivable	2,500,000	3,500,000
	$3,044,108	$4,015,492

Valley Rental Service, Inc., an entity controlled by George Gaukler, President and Trustee of the Trust, is a management company hired by the Trust. Rental payments collected from tenants are deposited in bank accounts in Valley Rental Service, Inc.’s name and are subsequently transferred to the Trust throughout the year. Valley Rental Service, Inc. held funds totaling $544,108 and $515,492 that were due to the Trust as of December 31, 2015 and 2014, respectively.

Advisory Management Fee

The Trust incurred advisory management fees of $1,125,590 and $798,550 in 2015 and 2014, respectively, to Dakota REIT Management, LLC. Dakota REIT Management, LLC is partially owned by George Gaukler, President and Trustee of the Trust, and Jim Knutson, Executive Vice President and Trustee of the Trust.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Acquisition Fees

During 2015 and 2014, the Trust incurred $696,938 and $926,438, respectively, to Dakota REIT Management, LLC for acquisition fees relating to the purchase of new properties.

Financing Fees

During 2015 and 2014, the Trust incurred $197,620 and $160,041, respectively, to Dakota REIT Management, LLC for financing fees related to the financing of mortgage notes payable.

UPREIT Fees

During 2015 and 2014, the Trust incurred $36,079 and $28,880, respectively, to Dakota REIT Management, LLC for UPREIT fees related to the UPREIT transactions on property acquisitions.

Land Lease / Notes Receivable

During 2014, the Trust loaned $2,500,000 to Dakota Roseland Apartments #9-12, LLLP, an entity partially owned by George Gaukler, for the construction of four, 36 unit residential buildings in Williston, North Dakota. The note receivable has an interest rate of 5% and will be converted to equity when the Trust is approved as a Limited Partner. During 2015 and 2014, the Trust earned interest on the note receivable in the amount of $125,000 and $73,031, respectively. The balance of the note receivable was $2,500,000 as of December 31, 2015 and 2014.

During 2013, the Trust loaned $1,000,000 to One Oak Limited Liability Partnership, an entity that constructed One Oak Place in Fargo, North Dakota. The building was constructed by Valley Realty, Inc., which George Gaukler holds a majority ownership. The note receivable had an interest rate of 7%. During 2015 and 2014, the Trust earned interest on the note receivable in the amount of $43,438 and $70,000, respectively. The note was paid in full in August 2015.

Investments

During 2015, the Trust acquired One Oak Place and the balance of the Tax Increment Financing (TIF) for a purchase price of $45,700,000 and $1,000,000 respectively, from One Oak Limited Liability Partnership; an entity partially owned by George Gaukler, the late Gorman King, Jr., Stan Johnson, and Jim Knutson.  Prior to August 2015, the Trust held a 45% limited partnership interest in One Oak II Limited Liability Partnership which was the limited partner in One Oak Limited Liability Partnership. The equity in One Oak II Limited Liability Partnership was converted to equity in 1709 25th Avenue South, LLC, a wholly owned subsidiary of The Trust, which purchased One Oak Place. As a result of the purchase and conversion of equity there was a recognized gain of $2,006,991. The property and the TIF were appraised at $46,200,000 and $1,149,952 respectively, by a certified independent appraiser.

During 2015 and 2014, the Trust acquired Copper Creek Condominiums, Britain, LLC and Pacific West for a combined purchase price of $25,000,000 from entities partially owned by Jerry Slusky.  Subsequent to the purchase of these properties Jerry Slusky was elected to the Board of Trustees.  The properties were appraised at $25,900,000 by a certified independent appraiser.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

During 2014, the Trust purchased a 49% limited partner interest in Williston Real Estate Partners, LLC, an entity partially owned by George Gaukler, for $1,700,000. During 2015 and 2014, Williston Real Estate Partners distributed $183,766 and $0, respectively to the Trust for return on the investment.

During 2014, the Trust purchased a 50% limited partner interest in Dakota Roseland Apartments I, LLLP, an entity partially owned by George Gaukler, for $750,000. During 2015 and 2014, Dakota Roseland Apartments I disbursed $50,625 and $50,625 respectively to the Trust for return on the investment.

During 2014, the Trust acquired the Hidden Pointe I apartment complex for a purchase price of $3,200,000 from Valley Realty, Inc. The property was appraised at $3,220,000 by a certified independent appraiser.

During 2014, the Trust acquired the Hidden Pointe IV apartment complex for a purchase price of $3,200,000 from Valley Realty, Inc. The property was appraised at $3,220,000 by a certified independent appraiser.

During 2014, the Trust acquired the Prairie West I (renamed Maple Point III in 2015) apartment complex for a purchase price of $580,000 from Prairie West Apartments I, LLP, an entity owned by George Gaukler. The property was appraised at $610,000 by a certified independent appraiser. In 2015, the name of Prairie West 1 was changed to Maple Point III.

During 2014, the Trust acquired the Prairie West IV (renamed Maple Point IV in 2015) apartment complex for a purchase price of $1,050,000 from Prairie West Apartments IV, LP an entity partially owned by George Gaukler. The property was appraised at $1,100,000 by a certified independent appraiser. In 2015, the name of Prairie West IV was changed to Maple Point IV.

During 2014, the Trust acquired the Prairie West V (renamed Maple Point II in 2015) apartment complex for a purchase price of $1,050,000 from Prairie West Apartments V, LP, an entity partially owned by George Gaukler. The property was appraised at $1,100,000 by a certified independent appraiser. In 2015, the name of Prairie West V was changed to Maple Point II.

During 2014, the Trust acquired the Prairie West VI (renamed Maple Point I in 2015) apartment complex for a purchase price of $1,050,000 from Prairie West Apartments VI, LP, an entity partially owned by George Gaukler. The property was appraised at $1,100,000 by a certified independent appraiser. In 2015, the name of Prairie West VI was changed to Maple Point I.

During 2014, the Trust acquired the Wheatland Townhomes III townhomes for a purchase price of $1,540,000 from Wheatland Townhomes III, LLLP, an entity partially owned by Jim Knutson and George Gaukler. The property was appraised at $1,588,000 by a certified independent appraiser.

The Trust holds a 40% limited partner interest in Bakken Heights VIII and X Limited Liability Limited Partnerships, an entity partially owned by George Gaukler, with an original investment of $1,000,000. During 2015 and 2014, Bakken Heights VIII and X Limited Liability Limited Partnerships disbursed $90,000 and $110,000, respectively, to the Trust for return on the investment.

The Trust holds a 34% limited partner interest in Bakken Heights V Limited Liability Limited Partnership, an entity partially owned by George Gaukler, with an original investment of $325,000. During 2015 and 2014, Bakken Heights V Limited Liability Limited Partnership disbursed $21,938 and $59,250, respectively, to the Trust for return on the investment.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

During part of 2015 and all of 2014 the Trust held a 45% limited partner interest in One Oak II Limited Liability Partnership with an original investment of $2,500,000. The One Oak II Limited Liability Partnership was the Limited Partner in One Oak LLLP, which constructed One Oak Place in Fargo, North Dakota. One Oak Place was purchased by 1709 25th Avenue South, LLC, a wholly owned subsidiary of Dakota UPREIT, in August 2015. During 2015 and 2014, One Oak II Limited Liability Limited Partnership disbursed $166,848 and $200,000 respectively to the Trust for return on the investment.

Property Management Fees

During 2015 and 2014, the Trust incurred property management fees of 3 to 5 percent of rents, depending on the property, to Valley Rental Service, an entity controlled by George Gaukler. For the years ended December 31, 2015 and 2014, the Trust paid management fees of $803,307 and $623,631, respectively, to Valley Rental Service.

During 2015 and 2014, the Trust incurred property management fees of 4 to 5 percent of rents, depending on the property, to Property Resources Group, an entity in which Kevin Christianson is a principal. The Trust paid management fees of $142,615 and $141,685, respectively, to Property Resources Group for the years ended December 31, 2015 and 2014.

During 2015 and 2014, the Trust incurred property management fees of 5 percent of rents to Horizon Real Estate. George Gaukler and Jim Knutson are partial owners of Horizon Real Estate. The Trust paid management fees of $83,402 and $86,644, respectively, to Horizon Real Estate for the years ended December 31, 2015 and 2014.

During 2015 and 2014, the Trust incurred property management fees of 2 to 5 percent of rents, depending on the property, to Dakota REIT Management, LLC, an entity in which George Gaukler and Jim Knutson hold an ownership interest. The Trust paid management fees of $155,998 and $132,302, respectively, to Dakota REIT Management, LLC, for the years ended December 31, 2015 and 2014.

Noncontrolling Interest of Unitholders in Operating Partnerships

As of December 31, 2015 and 2014, noncontrolling limited partnership units totaled 5,972,627 and 4,299,561, respectively. During 2015 and 2014, the Trust paid distributions of $3,249,571 and $2,092,851 respectively, to noncontrolling interest limited partners, which were $0.70 and $0.59, respectively, per unit.

Beneficial Interest

The Trust is authorized to issue 15,000,000 Class A common shares and 5,000,000 Class B common shares with $1 par values, which collectively represent the beneficial interest of the Trust. Holders of Class A shares have the right to vote regarding amendments to the Declaration of Trust, changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust. Class A shareholders also have the right to demand a special meeting of shareholders. The primary distinction between Class A and Class B shares is that Class B shares do not have the voting rights which Class A shares have.

As of December 31, 2015 and 2014, there were 5,545,611 and 5,199,355, respectively, shares of Class A common shares outstanding. As of December 31, 2015 and 2014, there were 1,406,000 and 1,254,905, respectively, shares of Class B common shares outstanding.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Distributions paid to holders of beneficial interest were $ 0.70 and $0.59, respectively, per unit for the years ending December 31, 2015 and 2014.

Commercial Rental Income

Commercial space is rented under long-term operating lease agreements. Minimum future rentals on noncancelable operating leases as of December 31 are as follows:

Years ending December 31,	Amount
2016	$10,319,214
2017	8,087,210
2018	5,958,554
2019	4,162,991
2020	3,211,421
Thereafter	5,965,903
$37,705,293

Business Combinations

The Trust continued to implement its strategy of acquiring properties in desired markets. It is impractical for the Trust to obtain historical financial information on acquired properties and accordingly, proforma statements have not been presented.

Purchases

During 2015, the Trust purchased a 168-unit apartment complex in Bellevue, Nebraska. The approximate purchase price of the complex was $8,204,633.

During 2015, the Trust purchased a 274-unit apartment building in Fargo, North Dakota.  The approximate purchase price of the building was $45,700,000.

During 2015, the Trust purchased a 130-unit apartment complex in Aberdeen, South Dakota.  The approximate purchase price of the complex was $10,315,000.

During 2015, the Trust purchased a 152-unit apartment complex in Aberdeen, South Dakota.  The approximate purchase price of the complex was $12,585,000.

During 2015, the Trust purchased a 41,119 square foot commercial building in Sioux Falls, South Dakota. The approximate purchase price of the building was $4,500,000.

During 2015, the Trust purchased a 45,362 square foot commercial building in Plymouth, Minnesota. The approximate purchase price of the building was $4,400,000.

During 2015, the Trust purchased a 30,581 square foot commercial building in Lake Elmo, Minnesota. The approximate purchase price of the building was $5,350,000.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following table summarizes the property and equipment acquired and liabilities assumed during the year ended December 31, 2015:

	Fair Value	Purchase Price of Property	Mortgages Assumed	Consideration Given
Britain Towne	$8,500,000	$8,204,633	$(5,938,991)	$2,265,642
One Oak Place	46,200,000	45,700,000	(34,500,000)	11,200,000
Prairie Springs	10,375,000	10,315,000	(6,477,540)	3,837,460
Prairie Village	12,780,000	12,585,000	(9,427,500)	3,157,500
River Plaza	5,370,000	4,500,000	(3,427,500)	1,072,500
Plymouth 6-61	4,500,000	4,400,000	(3,322,500)	1,077,500
Eagle Point II	5,350,000	5,350,000	(4,012,500)	1,337,500
	$93,075,000	$91,054,633	$(67,106,531)	$23,948,102

During 2014, the Trust purchased a 96-unit apartment building in Council Bluffs, Iowa. The approximate purchase price of the building was $6,853,200.

During 2014, the Trust purchased a 66,152 square foot commercial building in Moorhead, Minnesota. The approximate purchase price of the building was $4,300,000.

During 2014, the Trust purchased a 46,000 square foot commercial building in Sioux Falls, South Dakota. The approximate purchase price of the building was $4,550,000.

During 2014, the Trust purchased a 17,600 square foot commercial building in Hastings, Minnesota. The approximate purchase price of the building was $875,000.

During 2014, the Trust purchased a 36-unit apartment building in Fargo, North Dakota. The approximate purchase price of the building was $3,200,000.

During 2014, the Trust purchased a 36-unit apartment building in Fargo, North Dakota. The approximate purchase price of the building was $3,200,000.

During 2014, the Trust purchased a 29,743 square foot commercial building in Baxter, Minnesota. The approximate purchase price of the building was $4,500,000.

During 2014, the Trust purchased a 187-unit apartment building in Omaha, Nebraska. The approximate purchase price of the building was $9,942,000.

During 2014, the Trust purchased 5 apartment buildings totaling 150 units in Aberdeen, South Dakota. The approximate purchase price of the buildings was $14,500,000.

During 2014, the Trust purchased a 12-unit apartment building in West Fargo, North Dakota. The approximate purchase price of the building was $580,000.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

During 2014, the Trust purchased a 24-unit apartment building in West Fargo, North Dakota. The approximate purchase price of the building was $1,050,000.

During 2014, the Trust purchased a 24-unit apartment building in West Fargo, North Dakota. The approximate purchase price of the building was $1,050,000.

During 2014, the Trust purchased a 24-unit apartment building in West Fargo, North Dakota. The approximate purchase price of the building was $1,050,000.

During 2014, the Trust purchased a 39,120 square foot commercial building in Sioux Falls, South Dakota. The approximate purchase price of the building was $7,700,000.

During 2014, the Trust purchased a 15-unit townhome building in Fargo, North Dakota. The approximate purchase price of the building was $1,540,000.

During 2014, the Trust purchased a 41,898 square foot commercial building in Lake Elmo, Minnesota. The approximate purchase price of the building was $6,500,000.

The following table summarizes the property and equipment acquired and liabilities assumed during the year ended December 31, 2014:

	Fair Value	Purchase Price of Property	Mortgages Assumed	Consideration Given
Copper Creek	$7,100,000	$6,853,282	$(5,043,333)	$1,809,949
D&M Building	4,300,000	4,300,000	(3,225,000)	1,075,000
Harmony Plaza	6,700,000	4,550,000	(3,375,000)	1,175,000
Hastings Plaza	875,000	875,000	—	875,000
Hidden Pointe I	3,220,000	3,200,000	(2,368,654)	831,346
Hidden Pointe IV	3,220,000	3,200,000	(2,364,969)	835,031
North Pointe Centre	4,575,000	4,500,000	(3,375,000)	1,125,000
Pacific West	10,300,000	9,942,085	(7,612,631)*	2,329,454
Paramount	14,468,500	14,500,000	(10,875,000)	3,625,000
Maple Point I	1,100,000	1,050,000	(787,500)*	262,500
Maple Point II	1,100,000	1,050,000	(787,500)*	262,500
Maple Point III	610,000	580,000	—	580,000
Maple Point IV	1,100,000	1,050,000	(787,500)*	262,500
Riverwood Plaza	7,700,000	7,700,000	(5,775,000)	1,925,000
Wheatland Townhomes III	1,588,000	1,540,019	—	1,540,019
Eagle Pointe	6,350,000	6,500,000	—	6,500,000
	$74,306,500	$71,390,386	$(46,377,087)	$25,013,299

* The Pacific West Apartments were assumed under two mortgages. The first mortgage is in the amount of $3,600,000 and the second mortgage in the amount of $4,012,631. Maple Point I, II, and IV were assumed under one mortgage in the amount of $2,362,500.

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Commitments and Contingencies

Environmental Matters

Federal law (and the laws of some states in which the Trust may acquire properties) imposes liability on a landowner for the presence on the premises of hazardous substances or wastes (as defined by present and future federal and state laws and regulations). This liability is without regard to fault or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners. If such hazardous substance is discovered on a property acquired by the Trust, the Trust could incur liability for the removal of the substances and the cleanup of the property. There can be no assurance that the Trust would have effective remedies against prior owners of the property. In addition, the Trust may be liable to tenants and may find it difficult or impossible to sell the property either prior to or following such a cleanup.

Risk of Uninsured Property Losses

The Trust maintains property damage, fire loss, and liability insurance. However, there are certain types of losses (generally of a catastrophic nature), which may be either uninsurable or not economically insurable. Such excluded risks may include war, earthquakes, tornados, certain environmental hazards, and floods. Should such events occur, (i) the Trust might suffer a loss of capital invested, (ii) tenants may suffer losses and may be unable to pay rent for the spaces, and (iii) the Trust may suffer a loss of profits which might be anticipated from one or more properties.

Subsequent Event

Subsequent to year-end, the Trust declared a dividend to be paid at $0.18 per share for shareholders of record on December 31, 2015.

Subsequent to year-end the Trust entered into a purchase agreement to acquire a 71,631 square foot commercial building in Mendota Heights, Minnesota, for $7,500,000.

Subsequent to year-end, the Trust obtained a note on the Maple Point III property for $560,000. The interest rate on the long-term debt is 4.00% with a maturity date of February 1, 2021.

Subsequent to year-end, the Trust extended the maturity date to June 2016 on the note for Pioneer Center which came due in March 2016, with all remaining terms and covenants the same. The extension of the maturity date was to coincide with the maturity date on the note for the Pioneer Tech Building which is held by a separate financial institution.  It is the intent of the Trust to refinance both notes into a single note.

Dakota Real Estate Investment Trust

Consolidated Schedules of Funds from Operations

Years Ended December 31, 2015 and 2014

	2015	2014
Funds from Operations *

Net Income before Noncontrolling Interest	10,246,630	$7,056,032
Plus Depreciation and Amortization	7,654,901	5,659,069
Plus Distributions from Investment Partnerships	513,177	419,876
Less Gain on sale of Property		—
Less noncash portion of Income from Equity Investments	(303,476)	(438,221)
Plus Net Loss (Less Net Gain) on Acquisitions	(3,444,294)	(1,940,126)
Funds from Operations (FFO)	$14,666,938	$10,756,630

FFO per REIT Share/UPREIT Unit (on annual basis)	$1.23	$1.11

Share Price ($11.50 for 01/01/2015 - 06/30/2015 and $14.00 for 07/01/2015 to 12/31/2015 $10.50 for 01/01/2014 to 09/30/2014 and $11.50 for 10/01/2014 to 12/31/2014) FFO Ratio (on annual basis)	$10.37	$8.30

Weighted Average Shares	11,913,298	9,648,473

*                 Funds from operations (FFO) are a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. The Price/FFO Ratio is similar to the Price-Earnings (P-E) ratio.

PART III – EXHIBITS

Exhibit No.	Index to Exhibits

1.1	Selling Agency Agreement

2.1	Amended and Restated Declaration of Trust

2.2	Bylaws of Trust

3.1	Dividend Reinvestment Plan for Trust

3.2	Distribution Reinvestment Plan for UPREIT

4.1	Form of Subscription Agreement for Class A Shares

4.2	Form of Subscription Agreement for Class B Shares

6.1	Limited Partnership Agreement of Dakota UPREIT Limited Partnership

6.2	Advisory Management Agreement Between Trust and Advisor

6.3	Management Agreement between UPREIT and Advisor

6.4	Management Agreement between UPREIT and Valley Rental Services, Inc.

6.5	Management Agreement between UPREIT and Property Resources Group, LLC

6.6	Commercial Property Management Agreement between UPREIT and Horizon Real Estate Group, LLC

11.1	Consent of Eide Bailly LLP

12.1	Consent and Opinion of Fremstad Law as to legality of securities being qualified

SIGNATURES

Pursuant to the Requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fargo, State of North Dakota, on February, 11 2017.

(Exact name of issuer as specified in Declaration of Trust):	Dakota Real Estate Investment Trust

By (signature and title):

/s/ George Gaukler
George Gaukler, President (Principal Executive Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Ray Braun
Ray Braun, Treasurer (Principal Accounting Officer)
Date: February 1, 2017

/s/ George Gaukler	/s/ Ray Braun
George Gaukler, Trustee	Ray Braun, Trustee
Date: February 1, 2017	Date: February 1, 2017

/s/ Kevin Christianson	/s/ Bradley Fay
Kevin Christianson, Trustee	Bradley Fay, Trustee
Date: February 1, 2017	Date: February 2, 2017

/s/ Joe Hauer	/s/ Kenneth Heen
Joe Hauer, Trustee	Kenneth Heen, Trustee
Date: February 2, 2017	Date: February 3, 2017

/s/ Brion Hendrson	/s/ Stan Johnson
Brion Henderson, Trustee	Stan Johnson, Trustee
Date: February 1, 2017	Date: February 1, 2017

/s/ Jim Knutson	/s/ Clarice Liechty
Jim Knutson, Trustee	Clarice Liechty, Trustee
Date: February 1-, 2017	Date: February 10, 2017

/s/ Matthew Pedersen	/s/ Roy Sheppard
Matthew Pedersen, Trustee	Roy Sheppard, Trustee
Date: February 1, 2017	Date: February 1, 2017

/s/ Jerry Slusky	/s/ Gene Smestad
Jerry Slusky, Trustee	Gene Smestad, Trustee
Date: February 1, 2017	Date: February 8, 2017